UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.      )

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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under § 240.14a-12

VERONA PHARMA PLC

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1)and 0-11.

Verona Pharma plc
NOTICE & PROXY STATEMENT
Annual General Meeting
of Shareholders
April 24, 2025
10:30 a.m. (British Summer Time)
VERONA PHARMA PLC
ONE CENTRAL SQUARE
CARDIFF, CF10 1FS
UNITED KINGDOM

VERONA PHARMA PLC
Registered office: One Central Square, Cardiff, CF10 1FS, U.K.
Incorporated in England and Wales with registered no. 5375156
March 18, 2025
Dear Shareholder:
2025 Annual General Meeting of Verona Pharma plc (“AGM”)
This letter, the notice of AGM set out in this document (“Notice”) and associated materials for the AGM are being sent to you because, as of March 11, 2025 (being the latest practicable date before the circulation of this document), you are registered as a holder of voting ordinary shares in the register of members of Verona Pharma plc (the “Company”). However, this letter, the Notice and associated materials will also be available to holders of American Depositary Shares (“ADSs”) and contain information relevant to holders of ADSs.
I confirm that our AGM will be held on Thursday, April 24, 2025 at 10:30 a.m. British Summer Time at the offices of Latham & Watkins LLP at 99 Bishopsgate, London, EC2M 3XF, United Kingdom. The Notice is set out in this document and it contains the resolutions to be proposed at the AGM.
Action to be taken by holders of ordinary shares in the Company
If you are a holder of ADSs, please ignore this section and refer instead to the section below — “Holders of American Depositary Shares”.
Shareholders are entitled to appoint a proxy to exercise all or any of their rights to attend and to speak and vote on their behalf at the AGM. A proxy need not be a shareholder of the Company. A shareholder may appoint more than one proxy in relation to the AGM provided that each proxy is appointed to exercise the rights attached to a different share or shares held by that shareholder. Should you wish to appoint more than one proxy please return the form of proxy and attach to it a schedule detailing the names of the proxies you wish to appoint, the number of shares each proxy will represent and the way in which you wish them to vote on the resolutions that are to be proposed. To be valid, the form of proxy and the power of attorney or other authority (if any) under which it is signed or a certified copy of such power or authority must be lodged at the office of the Company Secretary, Verona Pharma plc, 6th Floor, 60 Gracechurch Street, London EC3V 0HR by hand or by post, or by email to ben.harber@shma.co.uk, so as to be received by no later than 10:30 a.m. British Summer Time (5:30 a.m. Eastern Time) on April 22, 2025, or if the AGM is adjourned, not later than 48 hours before the time fixed for the holding of the adjourned meeting (excluding any day that is not a working day).
In the case of a shareholder which is a corporation, the form of proxy must be executed under its common seal or executed on its behalf by a duly authorized officer or attorney for the company. Any corporation which is a shareholder may also appoint one or more representatives who may exercise on its behalf all of its powers as a shareholder provided they do not do so in relation to the same shares.
The completion and return of a form of proxy will not preclude you from attending in person at the AGM and voting should you wish to do so, but if you appoint a proxy and attend the AGM in person, the proxy appointment will be terminated.
To change your proxy instructions, simply submit a new form of proxy as set out above. Note that the cut-off times for receipt of proxy appointments (see above) also apply in relation to amended instructions; any amended proxy instructions received after the relevant cut-off time will be disregarded. Please contact the

Company Secretary (as noted above) to obtain a new form of proxy. If you submit more than one valid proxy appointment, the appointment validly received last before the latest time for receipt of forms of proxy will take precedence. If the Company is unable to determine which form of proxy was last validly received, none of them shall be treated as valid in respect of that ordinary share.
Further, you may terminate the appointment under the form of proxy prior to the commencement of the AGM (or any adjournment of the AGM). To be valid, the notice of termination of the authority of the person appointed to act as proxy must be deposited at the offices of the Company Secretary, Verona Pharma plc, 6th Floor, 60 Gracechurch Street, London EC3V 0HR, no less than 48 hours before the time fixed for the holding of the AGM or any adjournment thereof (as the case may be).
In order for your form of proxy to remain valid, you must continue to be registered as a holder of ordinary shares in the Company’s register of members as of 10:30 a.m. British Summer Time (5:30 a.m. Eastern Time) on April 22, 2025. Therefore, if you sell or transfer your ordinary shares in the Company on or prior to April 22, 2025, your form of proxy can no longer be used and if submitted (whether before or after you sell or transfer your ordinary shares) will be treated as invalid. Please pass this document to the person who arranged the sale or transfer for delivery to the purchaser or transferee. The purchaser or transferee should contact the Company Secretary to request a new form of proxy for its use.
Should you elect to convert your holding of ordinary shares in the capital of the Company into an interest in the capital of the Company represented by ADSs before the AGM, you will cease to be a holder of ordinary shares in your own name and will not be entitled to vote at the AGM as an ordinary shareholder. You will also not be able to use the form of proxy that has been sent to you. However, you may be able to exercise your vote as a holder of an interest in the capital of the Company represented by ADSs — please refer to the next section — “Holders of American Depositary Shares.”
Holders of American Depositary Shares
In order to exercise your vote as a holder of an interest in the capital of the Company represented by ADSs, you or your bank, broker or nominee must be registered as a holder of ADSs in the ADS register as of 5:00 p.m. Eastern Time on Tuesday, March 11, 2025 (the “ADS Record Date”).
If you hold ADSs through a bank, broker or nominee as of 5:00 p.m. Eastern Time on the ADS Record Date, the AGM documentation, including the ADS voting instructions, will be sent to your broker who should forward the materials to you. Please reach out to your broker to provide your voting instructions.
Please note that ADS voting instructions submitted by ADS holders must be received by Citibank, N.A. no later than 10:00 a.m. Eastern Time on Friday, April 17, 2025.
Contact for ADS holders
If you have queries about how you can deliver voting instructions, please contact Citibank, N.A. — ADR Shareholder Services at tel: +1-877-248-4237 (toll free within the United States) or +1-781-575-4555 (for international callers) or by email: citibank@shareholders-online.com or at Citibank Shareholder Services, P.O. Box 43099, Providence, RI 02940-5000.
Contact at Verona Pharma
If at any point you require guidance, please contact Verona Pharma General Counsel, on email: legal@veronapharma.com.
Recommendation
You will find an explanatory note in relation to each of the resolutions in the attached proxy statement. The Directors consider that each resolution is in the best interests of the Company and its shareholders as a whole and is likely to promote the success of the Company. Accordingly, the Directors unanimously recommend that Shareholders vote in favor of the resolutions to be proposed at the AGM, as they intend to do in respect of their own beneficial holdings.

Thank you for your ongoing support of Verona Pharma plc.
Yours faithfully,
David Ebsworth, Ph.D.
Chairperson

VERONA PHARMA PLC
Registered office: One Central Square, Cardiff, CF10 1FS, U.K.
Incorporated in England and Wales with registered no. 5375156
NOTICE OF 2025 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, APRIL 24, 2025
NOTICE IS HEREBY GIVEN that an Annual General Meeting (“AGM”) of Verona Pharma plc (the “Company”) will be held on Thursday, April 24, 2025 at 10:30 a.m. British Summer Time at the offices of Latham & Watkins LLP at 99 Bishopsgate, London, EC2M 3XF, United Kingdom.
At the AGM, the following business shall be transacted:
Ordinary resolutions
Re-election of Directors
1.
To re-elect, as a Director of the Company, Dr. Kenneth Cunningham, who retires in accordance with Article 26.2 of the Company’s Articles of Association and offers himself for re-election.

2.
To re-elect, as a Director of the Company, Mr. Vikas Sinha, who retires in accordance with Article 26.2 of the Company’s Articles of Association and offers himself for re-election.

3.
To re-elect, as a Director of the Company, Mr. James Brady, who retires in accordance with Article 26.2 of the Company’s Articles of Association and offers himself for re-election.

U.K. statutory Annual Report
4.
To receive and adopt the U.K. statutory annual accounts and Directors’ report for the year ended December 31, 2024 and the report of the auditors thereon (the “2024 U.K. Annual Report”).

U.K. statutory Remuneration Report
5.
To receive and approve, as a non-binding advisory resolution, the U.K. statutory Directors’ Remuneration Report for the year ended December 31, 2024, as set out on pages 21 to 43 of the 2024 U.K. Annual Report.

Appointment and remuneration of auditor
6.
To re-appoint Ernst & Young LLP as the Company’s auditors, to hold office until the conclusion of the next annual general meeting of shareholders.

7.
To authorize the Audit and Risk Committee to determine the auditors’ remuneration for the year ending December 31, 2025.

Say-on-pay advisory vote
8.
To approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers.

Authority to allot shares
9.
To authorize the Directors generally and unconditionally for the purposes of Section 551 of the

U.K. Companies Act 2006 (the “Companies Act”) to exercise all the powers of the Company to allot shares in the Company or grant rights to subscribe for or to convert any security into shares in the Company (“Rights”) up to an aggregate nominal amount of £7,031,895 (being up to a maximum of 140,637,892 shares representing 20% of the Company’s existing ordinary share capital as at the close of business on March 11, 2025 (being the latest practicable date prior to publication of this document)) to such persons at such times and upon such conditions as the directors may determine (subject to the Company’s Articles of Association).
This authority shall replace any existing authorities to the extent not utilized at the date this resolution is passed and shall, unless previously renewed, revoked or varied by the Company in general meeting, expire on June 1, 2026, provided that the Company may, at any time before such expiry, make an offer or enter into an agreement which would or might require shares to be allotted or Rights to be granted after such expiry and the Directors may allot such shares or grant Rights pursuant to any such offer or agreement as if the authority conferred hereby had not expired.
Special resolution
Disapplication of pre-emption rights
10.
Subject to and conditional upon the passing of resolution 9 above, to authorize the Directors pursuant to Section 570 and 573 of the Companies Act to allot equity securities (as defined in Section 560 of the Companies Act) for cash pursuant to the authority conferred by resolution 9 above and/or to sell ordinary shares held by the Company as treasury shares for cash, as if Section 561(1) of the Companies Act did not apply to any such allotment or sale, provided that this power shall be limited to the allotment of equity securities or sale of treasury shares up to an aggregate nominal amount of £7,031,895 (being up to a maximum of 140,637,892 shares representing 20% of the Company’s existing ordinary share capital as at the close of business on March 11, 2025 (being the latest practicable date prior to publication of this document)), shall replace any existing disapplication of Section 561 of the Companies Act to the extent not utilized at the date this resolution is passed and shall expire on June 1, 2026 unless previously renewed, varied or revoked by the Company in general meeting, provided that the Company may, before such expiry, make an offer or agreement which would or might require shares in the Company or rights to be allotted or granted or treasury shares to be sold after this authority expires and that the Directors may allot shares in the Company or grant rights or sell treasury shares pursuant to such an offer or agreement as if the authority conferred by this resolution had not expired.

By order of the Board: Ben Harber Company Secretary March 18, 2025	Registered Office: One Central Square Cardiff, CF10 1FS, U.K.
Notes:
(1)
Resolutions and voting

The proposed resolutions will be put to vote on a poll. This results in a more accurate reflection of the views of Shareholders ensuring that votes by proxy will be fully-counted. On a poll, each Shareholder has one vote for every share held.
Resolutions 1 to 9 are proposed as ordinary resolutions. On a poll, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution. Resolution 10 is proposed as a special resolution. On a poll, a special resolution is passed if it is approved by holders representing not less than 75% of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution.
The results of the voting and any other information required by the U.K. Companies Act 2006 will be made available on our website (https://www.veronapharma.com) as soon as reasonably practicable following the AGM and for the required period thereafter.

(2)
Appointment of proxies

Members are entitled to appoint a proxy to exercise all or any of their rights to attend and to speak and vote on their behalf at the AGM. A proxy need not be a shareholder of the Company. A shareholder may appoint more than one proxy in relation to the AGM provided that each proxy is appointed to exercise the rights attached to a different share or shares held by that shareholder. Should you wish to appoint more than one proxy please return the form of proxy and attach to it a schedule detailing the names of the proxies you wish to appoint, the number of shares each proxy will represent and the way in which you wish them to vote on the resolutions that are to be proposed. To be valid, the form of proxy and the power of attorney or other authority (if any) under which it is signed or a certified copy of such power or authority must be lodged at the office of the Company Secretary, Verona Pharma plc, c/o Shakespeare Martineau LLP, 6th Floor, 60 Gracechurch Street, London EC3V 0HR BY HAND or BY POST, or BY EMAIL to ben.harber@shma.co.uk, so as to be received not less than 48 hours before the time fixed for the holding of the AGM or any adjournment thereof (as the case may be), excluding any part of a day which is not a working day.
The completion and return of a form of proxy will not preclude a member from attending in person at the AGM and voting should they wish to do so, but if a member appoints a proxy and attends the AGM in person, the proxy appointment will be terminated.
The attached proxy statement explains proxy voting and the matters to be voted on in more detail. Please read the proxy statement carefully. For specific information regarding the voting of your ordinary shares, please refer to the proxy statement under the section entitled “Questions and Answers About the Annual General Meeting.”
In the case of a member that is a corporation, the form of proxy must be executed under its common seal or executed on its behalf by a duly authorized officer or attorney for the company. Any corporation which is a member may also appoint one or more representatives who may exercise on its behalf all of its powers as a member provided they do not do so in relation to the same shares.
To change your proxy instructions, simply submit a new form of proxy as set out above. Note that the cut-off times for receipt of proxy appointments (see above) also apply in relation to amended instructions; any amended proxy instructions received after the relevant cut-off time will be disregarded. Please contact the Company Secretary (as noted above) to obtain a new form of proxy. If you submit more than one valid proxy appointment, the appointment validly received last before the latest time for receipt of forms of proxy will take precedence. If the Company is unable to determine which form of proxy was last validly received, none of them shall be treated as valid in respect of that Ordinary Share.
Further, the appointment under the form of proxy may be terminated by the member prior to the commencement of the AGM (or any adjournment of the AGM). To be valid, the notice of termination of the authority of the person appointed to act as proxy must be deposited at the offices of the Company Secretary, Verona Pharma plc, c/o Shakespeare Martineau LLP, 6th Floor, 60 Gracechurch Street, London EC3V 0HR, no less than 48 hours before the time fixed for the holding of the AGM or any adjournment thereof (as the case may be).
(3)
Appointment of proxy by joint members

In the case of joint holders, where more than one of the joint holders purports to appoint a proxy, only the appointment submitted by the most senior holder will be accepted. Seniority is determined by the order in which the names of the joint holders appear in the Company’s register of members in respect of the joint holding (the first-named being the most senior).
(4)
Issued shares and total voting rights

As at the close of business on March 11, 2025 (being the latest practicable date prior to publication of this document), the Company’s issued ordinary share capital comprised 632,885,126 voting ordinary shares. Each voting ordinary share carries the right to one vote and therefore the total number of voting rights at the close of business on March 11, 2025 is 632,885,126.

In accordance with the terms of the deposit agreement by and among the Company, Citibank, N.A. as depositary and holders and beneficial owners of ADSs issued thereunder dated as of May 2, 2017, holders of ADSs as of 5:00 p.m. Eastern Time on March 11, 2025, the ADS Record Date, who do not provide the depositary bank with voting instructions on or before 10:00 a.m. Eastern Time on April 17, 2025, the ADS Voting Cut-Off Time, will be deemed to have instructed the depositary bank to give a discretionary proxy to a person designated by the Company to vote the underlying ordinary shares at the AGM.

i

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Proxy Statement
Verona Pharma plc
One Central Square
Cardiff, CF10 1FS
United Kingdom
We have sent you this proxy statement and the enclosed form of proxy because the Board of Directors (the “Board” or “Board of Directors”) of Verona Pharma plc (referred to herein as the “Company”, “Verona”, “we”, “us” or “our”) is soliciting your proxy to vote at our 2025 Annual General Meeting of Shareholders (referred to herein as the “AGM”) to be held on Thursday, April 24, 2025 at 10:30 a.m. British Summer Time at the offices of Latham & Watkins LLP at 99 Bishopsgate, London, EC2M 3XF, United Kingdom.
•
This proxy statement summarizes information about the proposals to be considered at the AGM and other information you may find useful in determining how to vote.

•
The form of proxy is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. All costs of solicitation of proxies will be covered by us.
We are mailing the Notice of AGM, this proxy statement and the form of proxy to our ordinary shareholders of record as of March 11, 2025 (being the latest practicable date before the circulation of this document) for the first time on or about March 21, 2025. In this mailing, we are also including our U.K. statutory annual accounts and reports for the year ended December 31, 2024 (“2024 U.K. Annual Report”), which is appended as Annex A to this proxy statement, and our annual report on Form 10-K for the year ended December 31, 2024 (“Annual Report on Form 10-K”). In addition, we have provided brokers, dealers, bankers, and their nominees, at our expense, with additional copies of our proxy materials, including the 2024 U.K. Annual Report, and the Annual Report on Form 10-K so that our record holders can supply these materials to the beneficial owners of our ordinary shares.
While this document is being sent to our ordinary shareholders of record, this document will also be sent to registered holders of American Depositary Shares (“ADSs”) as of 5:00 p.m. Eastern Time on Tuesday, March 11, 2025 (the “ADS Record Date”) and contains information relevant to holders of ADSs.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2025
Our Notice of AGM, this proxy statement, the Annual Report on Form 10-K, the 2024 U.K. Annual Report and our form of proxy (for ordinary shareholders) are available on our investor relations website located at www.veronapharma.com/investors.
Our principal executive offices are located at 3 More London Riverside, London SE1 2RE, United Kingdom.

Questions and Answers About the Annual General Meeting
WHY AM I RECEIVING THESE MATERIALS?
We have sent you this proxy statement and the enclosed form of proxy because you are an ordinary shareholder of record and our Board of Directors is soliciting your proxy to vote at the AGM, including at any adjournments or postponements of the AGM. However, you do not need to attend the AGM to vote your shares. Instead, please simply complete, sign and return the enclosed form of proxy. All proxies, however submitted, must be received by the Company Secretary no later than 10:30 a.m. British Summer Time (5:30 a.m. Eastern Time) on April 22, 2025, or if the AGM is adjourned, not later than 48 hours before the time fixed for the holding of the adjourned meeting (excluding any day which is not a working day).
The return of a completed form of proxy will not preclude you from attending in person at the AGM and voting should you wish to do so, but if you appoint a proxy and subsequently attend the AGM in person, the proxy appointment will be terminated, should you subsequently decide to do so.
We intend to mail this proxy statement and the accompanying form of proxy on or about March 21, 2025 to all ordinary shareholders of record as of March 11, 2025 entitled to vote at the AGM.
Materials for ADS holders of record, including this proxy statement, the Annual Report on Form 10-K, the 2024 U.K. Annual Report and an ADS voting instructions, will be mailed on or about March 21, 2025 to all ADS holders, including banks, brokers and nominees, who are registered as holders of ADSs in the ADS register as of 5:00 p.m. Eastern Time on the ADS Record Date. ADS voting instructions submitted by ADS holders must be received by Citibank, N.A. no later than 10:00 a.m. Eastern Time on April 17, 2025 (the “ADS Voting Cut-off Time”).
WHO CAN VOTE AT THE AGM?
Ordinary shareholders
Only shareholders holding voting ordinary shares of record registered in the register of members at 10:30 a.m. British Summer Time (5:30 a.m. Eastern Time) on April 22, 2025 will be entitled to vote at the AGM. Holders of non-voting ordinary shares have no right to receive notice of, or to attend or vote, at the AGM.
As of March 11, 2025 (being the last practicable date before the circulation of this proxy statement) there were 632,885,126 ordinary shares issued and entitled to vote.
We encourage you to fill out and return the enclosed form of proxy to ensure your vote is counted. All proxies, however submitted, must be received by the Company Secretary no later than 10:30 a.m. British Summer Time (5:30 a.m. Eastern Time) on April 22, 2025, or if the AGM is adjourned, not later than 48 hours before the time fixed for the holding of the adjourned meeting (excluding any day which is not a working day).
If you sell or transfer your ordinary shares in the Company on or prior to April 22, 2025, your form of proxy can no longer be used and if submitted (whether before or after you sell or transfer your ordinary shares) will be treated as invalid. Please pass this document to the person who arranged the sale or transfer for delivery to the purchaser or transferee. The purchaser or transferee should contact Ben Harber, Company Secretary, to request a new form of proxy for use.
Beneficial owners of ordinary shares that are registered in the name of a broker, bank or other agent
A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf. If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.”
If, on March 11, 2025, your ordinary shares were held in an account at a brokerage firm, bank or other similar organization and you are the beneficial owner of shares, these proxy materials should be forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the AGM. As the beneficial owner of voting ordinary shares, you have the right to direct your bank or brokerage firm how to vote your shares, and the bank or brokerage firm is required to vote your shares in accordance with your instructions. If your shares are held by a bank or brokerage firm, you may not vote your shares in person at the AGM, unless you obtain a legal proxy from your bank or brokerage firm. You are encouraged to provide voting instructions to your bank or brokerage firm so that they may submit a proxy.
Holders of American Depositary Shares and beneficial owners of American Depositary Shares
You are entitled to exercise your vote as a holder of an interest in the capital of the Company represented by ADSs if you or your brokerage firm, bank or nominee is registered as a holder of ADSs in the ADS register maintained by Citibank, N.A. as of 5:00 p.m. Eastern Time on March 11, 2025, the ADS Record Date.
If you hold ADSs through a brokerage firm, bank or nominee on the ADS Record Date, the materials for ADS holders, including ADS voting instructions, will be sent to that organization. The organization holding your account is considered the ADS holder of record. Please reach out to that organization to provide your voting instructions.
Please note that ADS voting instructions submitted by ADS holders must be received by Citibank, N.A. no later than 10:00 a.m. Eastern Time on April 17, 2025, the ADS Voting Cut-Off Time.
Citibank, N.A. will collate all votes properly submitted by ADS holders and submit a vote on behalf of all ADS holders.
Contacts for ADS holders
If you have queries about how you can deliver voting instructions, please contact Citibank, N.A. — ADR Shareholder Services at tel: +1-877-248-4237 (toll free within the United States) or +1-781-575-4555 (for international callers) or by email: citibank@shareholders-online.com or at Citibank Shareholder Services, P.O. Box 43099, Providence, RI 02940-5000.
If at any point you require guidance, please contact Verona Pharma General Counsel, on email: legal@veronapharma.com.
WHAT ARE THE REQUIREMENTS TO ELECT THE DIRECTORS AND APPROVE EACH OF THE PROPOSALS?
The proposed resolutions will be put to vote on a poll. This results in a more accurate reflection of the views of shareholders ensuring that votes by proxy will be fully-counted. On a poll, each shareholder has one vote for every share held.
Proposals 1 to 9 are proposed as ordinary resolutions. On a poll, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution. Proposal 10 is proposed as a special resolution. On a poll, a special resolution is passed if it is approved by holders representing not less than 75% of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution.
The results of the voting and any other information required by the U.K. Companies Act 2006 (the “Companies Act”) will be made available on our investor relations website located at www.veronapharma.com/investors as soon as reasonably practicable following the AGM and for the required period thereafter.
WHAT ARE THE VOTING RECOMMENDATIONS OF OUR BOARD REGARDING THE ELECTION OF DIRECTORS AND OTHER PROPOSALS?
The following table summarizes the items that will be brought for a vote of our shareholders at the AGM, along with the Board’s voting recommendations.

Proposal	Description of Proposal	Board’s Recommendation
1	To re-elect Dr. Kenneth Cunningham as a director of the Company	FOR
2	To re-elect Mr. Vikas Sinha as a director of the Company	FOR
3	To re-elect Mr. James Brady as a director of the Company	FOR
4	To receive and adopt the 2024 U.K. Annual Report	FOR
5	To receive and approve, as a non-binding advisory resolution, the U.K. statutory Directors’ Remuneration Report	FOR
6	To re-appoint EY as the Company’s auditors, to hold office until the conclusion of the next annual general meeting of shareholders	FOR
7	To authorize the Audit and Risk Committee to determine the auditors’ remuneration for the year ending December 31, 2025	FOR
8	To approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers	FOR
9	To authorize the Board of Directors to exercise all the powers of the Company to allot shares in the Company or grant rights to subscribe for or to convert any security into shares in the Company up to an aggregate nominal amount of £7,031,895 (being up to a maximum of 140,637,892 shares representing 20% of the Company’s existing ordinary share capital as at the close of business on March 11, 2025 (being the latest practicable date prior to publication of this document))	FOR
10	To authorize the Board of Directors to allot equity securities for cash and/or to sell ordinary shares held by the Company as treasury shares for cash as if Section 561(1) of the Companies Act does not apply to any such allotment	FOR
WHAT CONSTITUTES A QUORUM?
Under our Articles of Association, a quorum will be present if two shareholders of the Company entitled to vote are present in person or represented by proxy at the AGM. In addition, we will require a quorum of at least 33 1/3% in number of the issued shares (excluding any shares held as treasury shares) entitled to vote on the business to be transacted at the AGM, consistent with the Nasdaq Stock Market LLC (“Nasdaq”) rules applicable to us as a U.S. domestic registrant.
If you are a shareholder of record of voting ordinary shares, your shares will be counted towards the quorum only if you are present in person or represented by proxy at the AGM. If you are a beneficial owner of voting ordinary shares held in an account at a brokerage firm, bank or other similar organization your shares will be counted towards the quorum if your broker or nominee submits a proxy for those shares and the proxy represents the holder at the AGM. If a form of proxy does not instruct the proxy how to vote or indicates “discretion” with respect to a proposal, the proxy will vote in accordance with the Board of Directors’ recommendations, and the member represented by that proxy at the AGM will be counted towards the quorum requirement. For any other resolution put to the AGM, the proxy may vote or abstain from voting as he or she sees fit. A member represented by a proxy at the AGM will be counted towards the quorum requirement even where the proxy abstains from voting.
If there is no quorum, within 15 minutes from the time appointed for holding the AGM the AGM will stand adjourned to such time, date and place as may be fixed by the chairperson of the AGM.
HOW DO I VOTE MY SHARES?
If you are an ordinary “shareholder of record,” you may appoint a proxy to vote on your behalf by completing and signing the form of proxy and returning it in the envelope provided.

All proxies must be received by the Company Secretary no later than 10:30 a.m. British Summer Time (5:30 a.m. Eastern Time) on April 22, 2025, or if the AGM is adjourned, not later than 48 hours before the time fixed for the holding of the adjourned meeting (excluding any day which is not a working day). ADS voting instructions submitted by ADS holders must be received by Citibank, N.A. no later than 10:00 a.m. Eastern Time on April 17, 2025.
If you properly give instructions as to your proxy appointment by executing and returning a form of proxy and your proxy appointment is not subsequently revoked, your shares will be voted in accordance with your instructions.
If your ordinary shares are held in an account at a brokerage firm, bank or similar organization, you should follow directions provided by your broker, bank or other nominee.
HOW WILL MY SHARES BE VOTED IF I DO NOT SPECIFY HOW THEY SHOULD BE VOTED?
If you sign and send your form of proxy, naming the Chairperson of the AGM as your proxy, but do not indicate how you want your shares to be voted, your shares will be voted in accordance with the Board of Directors’ recommendations. For any other resolution put to the AGM, the Chairperson of the AGM may vote or abstain from voting as he or she sees fit.
In accordance with the terms of the deposit agreement by and among the Company, Citibank, N.A. as depositary and holders and beneficial owners of ADSs issued thereunder dated as of May 2, 2017 (the “Deposit Agreement”), holders of ADSs as of 5:00 p.m. Eastern Time on the ADS Record Date who do not provide the depositary bank with voting instructions on or before the ADS Voting Cut-Off Time will be deemed to have instructed the depositary bank to give a discretionary proxy to a person designated by the Company to vote the underlying ordinary shares at the AGM, and such shares, if such discretionary proxy is given, will be voted in accordance with the Board of Directors’ recommendations, provided, however, that no such discretionary proxy shall be given by the Depositary with respect to any matter to be voted upon as to which the Company informs the Depositary that (a) the Company does not wish such proxy to be given, (b) substantial opposition exists, or (c) the rights of holders of deposited securities under the Deposit Agreement may be adversely affected.
CAN I CHANGE MY VOTE OR REVOKE A PROXY?
A registered shareholder can revoke his or her proxy before the time of voting at the AGM in several ways by:
(1) mailing a revised form of proxy dated later than the prior form of proxy;
(2) notifying our Company Secretary in writing that you are revoking your proxy. Your revocation must be received at our registered office (as noted above) before the AGM to be effective; or
(3) revoking his or her proxy by voting in person at the AGM.
If your ordinary shares are held in an account at a brokerage firm, bank or similar organization, to change or revoke your voting instructions you will need to contact the broker, bank or other nominee holding the shares. ADS holders may change or revoke their voting instructions by contacting Citibank, N.A. See also “What if I plan to attend the AGM?”
WHO COUNTS THE VOTES?
Our Company Secretary will tabulate shareholder votes. If you are an ordinary shareholder of record, you can return your executed form of proxy to the Company Secretary, Verona Pharma plc, c/o Shakespeare Martineau LLP, 6th Floor, 60 Gracechurch Street, London, EC3V 0HR by hand or by post, or by email to ben.harber@shma.co.uk in accordance with the instructions printed thereon for tabulation (see instructions on the form of proxy).
If you hold your ordinary shares through a broker, your broker will return the form of proxy to the Company Secretary.

If you are a holder of record of ADSs, you can return your executed ADS voting instructions to Citibank, N.A. for tabulation. If you hold your ADSs through a broker, bank or other organization, that organization can return the ADS voting instructions to Citibank, N.A. following your instruction. Citibank, N.A. will submit your votes to the Company Secretary for tabulation.
HOW ARE VOTES COUNTED?
Votes will be counted by the Company Secretary, who will separately count “for” and “against” votes, and “votes withheld”. A “vote withheld” is not a vote in law and represents a shareholder’s affirmative choice to decline to vote on a proposal. Votes withheld are counted as present and entitled to vote for purposes of determining a quorum. Votes withheld have no effect on the proposals.
As described above, in accordance with the terms of the Deposit Agreement, holders of ADSs as of 5:00 p.m. Eastern Time on the ADS Record Date who do not provide the depositary bank with voting instructions on or before the ADS Voting Cut-Off Time will be deemed to have instructed the depositary bank to give a discretionary proxy to a person designated by the Company to vote the underlying ordinary shares at the AGM. Accordingly, we do not expect any broker non-votes on any of the proposals.
HOW MANY VOTES DO I HAVE?
On a poll, each shareholder present in person or by proxy or, in the case of a corporation, by a duly authorized representative has one vote for each share held by the shareholder.
WHAT IF I PLAN TO ATTEND THE AGM?
Attendance at the AGM is limited to ordinary shareholders of record as of 10:30 a.m. British Summer Time (5:30 a.m. Eastern Time) on April 22, 2025. The AGM will be held on Thursday, April 24, 2025 at 10:30 a.m. British Summer Time at the offices of Latham & Watkins LLP at 99 Bishopsgate, London, EC2M 3XF, United Kingdom. Record holders of ADSs who wish to attend the AGM must provide proof of ownership of ADSs as of the ADS Record Date, which can be obtained from Citibank, N.A. or your broker through which you hold ADSs. Record holders of ADSs who attend the AGM will not be able to vote at the AGM. To vote, record holders of ADSs should follow the voting procedures described above in “Who can vote at the AGM?”.
HOW DO YOU SOLICIT PROXIES?
We will solicit proxies and will bear the entire cost of this solicitation. The initial solicitation of proxies may be supplemented by additional mail communications and by telephone, fax, e-mail, internet and personal solicitation by our directors, officers or other employees. No additional compensation for soliciting proxies will be paid to our directors, officers or other employees for their proxy solicitation efforts. We also will reimburse Citibank, N.A. for their expenses in sending materials, including ADS voting instructions, to ADS holders of record.
WHAT DO I DO IF I RECEIVE MORE THAN ONE NOTICE OR FORM OF PROXY?
If you hold your ordinary shares in more than one account, you will receive a form of proxy for each account. To ensure that all of your shares are voted, please sign, date and return all forms of proxy. Please be sure to vote all of your shares.
WILL THERE BE ANY OTHER BUSINESS CONDUCTED AT THE AGM?
No. In accordance with our Articles of Association, no matters other than proposals 1 through 10 may be presented at the AGM. We have not been notified of, and our Board is not aware of, any other matters to be presented for action at the AGM.
HOW CAN I FIND OUT THE RESULTS OF THE VOTING AT THE AGM?
Voting results will be announced by the filing of a Current Report on Form 8-K with the SEC within four business days after the AGM. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Proposals to be Voted On
PROPOSAL 1.
To re-elect Kenneth Cunningham, M.D. as a Director of the Company
Kenneth Cunningham, M.D., 72, is currently a member of our Board of Directors and has been nominated for re-election as a director. If elected, he will hold office from the date of his election until such annual general meeting of shareholders where he must retire by rotation and offer himself for re-election in accordance with the Articles, or until his earlier death, resignation or removal. Dr. Cunningham has agreed to serve if elected, and we have no reason to believe that he will be unable to serve.
Dr. Cunningham has served as a Non-Executive Director on our board of directors since September 2015. Dr. Cunningham has over 30 years’ experience in the pharmaceutical industry including leadership roles at several companies focused on developing respiratory medicines. Between 2006 and 2010, he was at SkyePharma plc (now part of Vectura Group plc), initially as Chief Operating Officer and subsequently as Chief Executive Officer where he was involved in the late-stage development of flutiform® for asthma. Prior to that, he was the Chief Executive Officer of Arakis Ltd., a pharmaceutical company, from 2001 to 2005, where he was involved in the early clinical development of glcopyrronium bromide, now marketed as Seebri for chronic obstructive pulmonary disease. Earlier in his career, Dr. Cunningham held a variety of clinical development and commercial strategy roles at Glaxo Wellcome plc and Warner-Lambert. Dr. Cunningham serves as Non-Executive Chairperson of the board of directors of Medherant Ltd. Dr. Cunningham received a degree in medicine from St. Mary’s, Imperial College, London University. We believe that Dr. Cunningham’s extensive leadership experience in the pharmaceutical industry qualifies him to serve on our Board of Directors.
VOTE REQUIRED
This proposal requires approval by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the proposal. Withheld votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors unanimously recommends a vote FOR the re-election of Kenneth Cunningham, M.D. as a Director of the Company
PROPOSAL 2.
To re-elect Vikas Sinha as a Director of the Company
Vikas Sinha, 61, is currently a member of our Board of Directors and has been nominated for re-election as a director. If elected, he will hold office from the date of his election until such annual general meeting of shareholders where he must retire by rotation and offer himself for re-election in accordance with the Articles, or until his earlier death, resignation or removal. Mr. Sinha has agreed to serve if elected, and we have no reason to believe that he will be unable to serve.
Mr. Sinha has served as a Non-Executive Director on our board of directors since September 2016. Mr. Sinha has over 20 years’ experience working in executive finance roles in the life sciences industry. Mr. Sinha is co-founder and Chief Financial Officer of ElevateBio, Inc, a holding company focused on building cell and gene therapy companies. He has served as President and Chief Financial Officer of AlloVir, Inc, an ElevateBio portfolio company from September 2018 to March 2025. From September 2005 to December 2016, Mr. Sinha was the Chief Financial Officer of Alexion Pharmaceuticals, Inc, a biotechnology company, where he was responsible for finance, business development, strategy, investor relations, and IT. Prior to joining Alexion, Mr. Sinha held various positions with Bayer AG in the U.S., Japan, Germany and Canada, including Vice President and Chief Financial Officer of Bayer Pharmaceuticals Corporation in the U.S. and Vice President and Chief Financial Officer of Bayer Yakuhin Ltd. in Japan. He has served as a member of the board of directors of AlloVir since January 2019, ElevateBio since February 2019, and

Orna Therapeutics since January 2025. Mr. Sinha holds a Bachelor of Commerce degree from Tribhuvan University and an M.B.A. from the Asian Institute of Management. He is also a qualified Chartered Accountant from the Institute of Chartered Accountants of India and a Certified Public Accountant in the U.S. We believe Mr. Sinha’s experience as a finance professional in the life science industry qualifies him to serve on our Board of Directors.
VOTE REQUIRED
This proposal requires approval by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the proposal. Withheld votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors unanimously recommends a vote FOR the re-election of Vikas Sinha as a Director of the Company
PROPOSAL 3.
To re-elect James Brady as a Director of the Company
James Brady, 62, is currently a member of our Board of Directors and has been nominated for re-election as a director. If elected, he will hold office from the date of his election until such annual general meeting of shareholders where he must retire by rotation and offer himself for re-election in accordance with the Articles, or until his earlier death, resignation or removal. Mr. Brady has agreed to serve if elected, and we have no reason to believe that he will be unable to serve.
Mr. Brady has served as a Non-Executive Director on our Board of Directors since March 2022. He most recently served as Chief Financial Officer of MedImmune, the biologics discovery and development division of AstraZeneca, from 2013 to 2018. During his tenure at MedImmune, biologics grew to represent more than half of the product development portfolio of AstraZeneca and five biologics were successfully brought to market. From 1988 to 2018, Mr. Brady served in multiple leadership roles of increasing responsibility for AstraZeneca prior to his retirement in 2018. His more than thirty years of progressive experience at AstraZeneca included successful national, regional and global finance roles in corporate operations, manufacturing, commercial, marketing, market access, audit, international business, and biologics discovery and development. Mr. Brady served on the board of directors of Panavance Therapeutics from 2021 to 2025. Mr. Brady is a Certified Public Accountant and previously worked at Arthur Andersen & Company. He holds a B.S. in Accounting from Saint Joseph University and an MBA from Drexel University. We believe that Mr. Brady’s extensive experience in senior finance roles in the pharmaceutical industry qualifies him to serve on our Board of Directors.
VOTE REQUIRED
This proposal requires approval by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the proposal. Withheld votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors unanimously recommends a vote FOR the re-election of James Brady as a Director of the Company
Our Board of Directors
Our Board of Directors currently consists of eleven members, including one executive director and ten non-executive directors.

In accordance with our Articles of Association, one-third (or such number nearest to but not exceeding one-third) of the Company’s directors retire from office at every annual general meeting of shareholders. Retiring directors are eligible for re-election and, if no other director is elected to fill his or her position and the director is willing, shall be re-elected by default. The directors to retire at the annual general meeting in every year shall include (so far as necessary to obtain the number required) any director who wishes to retire and not to offer himself or herself for re-election. Any further directors to retire shall be the directors who have been longest in office since their last election. As between directors of equal seniority, the directors to retire shall in the absence of agreement be selected from among them by lot. Of the 11 directors subject to retirement by rotation, Kenneth Cunningham, M.D., Vikas Sinha, and James Brady will, on this occasion, retire from office and stand for re-election by our shareholders.
Having carried out an evaluation of the individual performance of each of Kenneth Cunningham, M.D., Vikas Sinha, and James Brady with the support of the Nomination and Corporate Governance Committee, our Board of Directors is satisfied that their performance continues to be effective and that they continue to demonstrate commitment to their roles. The Board of Directors considers that it is entirely appropriate for each of Kenneth Cunningham, M.D., Vikas Sinha, and James Brady to seek re-election at the AGM.
Each of the above directors has been nominated for re-election and no other nominees for directors have been presented. Therefore, it is anticipated that following the AGM, if all of the above directors are re-elected, the Board of Directors will be comprised of eleven members, including one executive director and ten non-executive directors.
The following table sets forth information regarding our directors as of the date of this proxy statement:
Name	Age	Director Since	Position(s)
David Zaccardelli, Pharm.D.	60	2020	Chief Executive Officer and Director
David Ebsworth, Ph.D.	70	2014	Non-Executive Chairperson of the Board of Directors
Christina Ackermann	60	2023	Non-Executive Director
Michael Austwick	55	2024	Non-Executive Director
James Brady	62	2022	Non-Executive Director
Kenneth Cunningham, M.D.	72	2015	Non-Executive Director
Lisa Deschamps	53	2021	Non-Executive Director
Martin Edwards, M.D.	69	2019	Non-Executive Director
Mahendra Shah, Ph.D.	80	2016	Non-Executive Director
Vikas Sinha	61	2016	Non-Executive Director
Anders Ullman, M.D., Ph.D.	69	2015	Non-Executive Director
Biographical information for Kenneth Cunningham, M.D., Vikas Sinha, and James Brady, nominees to our Board of Directors, is set forth in “Proposal 1 — To re-elect Kenneth Cunningham, M.D. as a Director of the Company,” “Proposal 2 — To re-elect Vikas Sinha as a Director of the Company,” “Proposal 3 — To re-elect James Brady as a Director of the Company,” respectively. Biographical information for our other directors is set forth below under “Continuing Members of the Board of Directors.”
CONTINUING MEMBERS OF THE BOARD OF DIRECTORS
Below is biographical information for those directors who are not standing for re-election at the AGM and who will continue on the Board of Directors following the AGM:
David Zaccardelli, Pharm.D. Dr. Zaccardelli has served as our President and Chief Executive Officer and on our Board of Directors since February 2020. From 2018 until its acquisition by Swedish Orphan Biovitrum AB (“Sobi”) in November 2019, Dr. Zaccardelli served as President and CEO and on the board of directors of Dova Pharmaceuticals, a U.S. company developing therapeutics for rare diseases. Previously, he was Acting CEO and on the board of directors of Cempra, Inc., a pharmaceuticals company, from

2016 until the company’s merger with Melinta Therapeutics in 2017, and he served on the board of directors of Melinta Therapeutics from 2017 to April 2020. From 2004 until 2016, Dr. Zaccardelli served in several senior management roles at United Therapeutics Corporation, a biotechnology company, including as Chief Operating Officer, Chief Manufacturing Officer and Executive Vice President, Pharmaceutical Development and Operations. Prior to United Therapeutics, he founded and led a start-up company focused on contract research positions and held a variety of clinical research positions at Burroughs Wellcome & Co, a non-profit medical research organization, and pharmaceutical companies Glaxo Wellcome and Bausch & Lomb Pharmaceutical. Dr. Zaccardelli received a Pharm.D. from the University of Michigan. We believe that Dr. Zaccardelli’s extensive leadership experience in the pharmaceutical industry qualifies him to serve on our Board of Directors.
David Ebsworth, PhD.   Dr. Ebsworth has served as the Non-Executive Chairperson of our Board of Directors since December 2014. Dr. Ebsworth has served as a Visiting Professor at the University of Surrey Business School since April 2016. From 2009 to 2014, Dr. Ebsworth served as Chief Executive Officer of Vifor Pharma, the specialty pharma division of Galenica AG Group, a pharmaceutical wholesaler and retailer, and as a member of Galenica’s Executive Committee. In 2012, Dr. Ebsworth was also named as Chief Executive Officer of Galenica and as Chairperson of Galenica’s Executive Committee, positions he held until 2014. In his earlier career, Dr. Ebsworth worked with Bayer AG for over 19 years, heading the Canadian, North American and global pharmaceutical business. He also served as Chief Executive Officer of Oxford Glycosciences, a biotech company, listed on the London Stock Exchange and Nasdaq, which was acquired by Celltech plc (now part of UCB, a global biopharmaceutical company) in 2003. Dr. Ebsworth has served on the boards of directors of Sartorius AG since January 2020, Synlab AG since January 2021, and Actimed Theraepeutics Ltd. since 2019. Dr. Ebsworth received a B.Sc. and a Ph.D. in industrial relations from the University of Surrey. We believe that Dr. Ebsworth’s extensive experience in the pharmaceutical industry and his extensive leadership experience qualify him to serve on our Board of Directors.
Anders Ullman, M.D., Ph.D. Dr. Ullman has served as a Non-Executive Director on our Board of Directors since September 2015. From January 2022 to March 2023, Dr. Ullman served as Head of R&D and Chief Medical Officer of Swedish Orphan Biovitrum AB (“Sobi”). Mr. Ullman has served on the board of directors of Sobi since May 2019. From September 2015 to December 2018, Dr. Ullman served as Head of the Chronic Obstructive Pulmonary Disease Centre at Sahlgrenska University Hospital, Sweden. From 2013 to 2014, he was Executive Vice President and Head of Research and Development in the BioScience business unit of Baxter International Inc., a healthcare company, which became Baxalta Inc. From 2007 to 2013, Dr. Ullman was Executive Vice President, Head of Research and Development at Nycomed Pharma Private Limited (now part of Takeda Pharmaceuticals Company Limited), where he led the development and approval of Daxas, the PDE4 inhibitor used to prevent COPD exacerbations. Earlier in his career, he held a number of roles in AstraZeneca. Dr. Ullman served on the board of directors of Pexa AB, a company that develops and commercializes respiratory medicine technology, from January 2016 to May 2018. Dr. Ullman received a M.D. and a Ph.D. in clinical pharmacology from the University of Gothenburg. We believe that Dr. Ullman’s extensive experience in the healthcare and pharmaceuticals industries qualify him to serve on our Board of Directors.
Lisa Deschamps Ms. Deschamps has served as a Non-Executive Director on our Board of Directors since March 2021. Ms. Deschamps has served as Chief Executive Officer and an executive board member of AviadoBIO, a private gene therapy company, since October 2021. From December 1995 to October 2021, Ms. Deschamps served in various roles at Novartis Pharmaceuticals, a global healthcare company, most recently from September 2019 to October 2021 as the Senior Vice President & Chief Business Officer of AveXis, a biotechnology company that develops treatments for rare neurological genetic disorders, a subsidiary of Novartis and which was renamed Novartis Gene Therapies in September 2020, and from June 2017 to September 2019 as Worldwide Business Head Neuroscience of Novartis. Ms. Deschamps has an M.B.A. in General Management from NYU Stern School of Business and a B.B.A. in marketing from IONA College, Hagan School of Business. We believe that Ms. Deschamps’ extensive leadership experience in the healthcare industry qualifies her to serve on our Board of Directors.
Mahendra Shah, Ph.D. Dr. Shah has served as a Non-Executive Director on our Board of Directors since July 2016. Dr. Shah was designated for appointment to our Board of Directors by funds affiliated with Vivo Capital, a healthcare investment firm, pursuant to a relationship agreement that we entered into with such funds in 2016. Although such agreement automatically terminated on the closing of the 2020 Private Placement, Dr. Shah continues to serve as a Non-Executive Director. Dr. Shah has served as a Senior Fellow of Vivo Capital since January 2021, where he previously served as Managing Director from 2010 to January 2021. Dr. Shah was also the founder and Executive Chair of Semnur Pharmaceuticals (acquired by Scilex Pharmaceuticals, Inc.), a specialty pharmaceutical company, until 2020. He previously served as a member of the board of directors of Impel NeuroPharma, Inc. from 2016 to 2023, Bolt Biotherapeutics from 2017 to 2024, and several other public and private companies in the biopharmaceutical and biotechnology industries. Dr. Shah received his Ph.D. in industrial pharmacy from St. John’s University and his Bachelor’s and Master’s Degrees in Pharmacy from L.M. College of Pharmacy in Gujarat, India. We believe Dr. Shah’s experience in the biomedical and pharmaceutical industries and his experience in serving on the boards of public and private companies qualify him to serve on our Board of Directors.
Martin Edwards, M.D. Dr. Edwards has served as a Non-Executive Director on our Board of Directors since April 2019. From 2003 to September 2020, Dr. Edwards held various positions at Novo Ventures, a life sciences investment firm, most recently as Senior Partner. Earlier in his career, he was Corporate VP and Global Head of Drug Development for Novo Nordisk, where he led all aspects of pre-clinical and clinical drug development. Dr. Edwards has served on the board of directors of Inozyme Pharma since September 2017, Site One Therapeutics since June 2024, and previously served on the boards of directors of KalVista Pharmaceuticals from July 2019 to October 2022, Reata Pharmaceuticals from August 2020 to September 2023, and Morphic Therapeutics from December 2020 to August 2024. Dr. Edwards trained in physiology and medicine at the University of Manchester. He is a Member of the Royal College of Physicians, a Member with distinction of the Royal College of General Practitioners, a Fellow of the Faculty of Pharmaceutical Medicine. He received his B.Sc. in physiology and MBChB in medicine from the University of Manchester and his M.B.A from the University of Warwick. We believe that Dr. Edwards’ extensive experience in the pharmaceuticals industry and his experience in serving on the boards of public and private companies qualify him to serve on our Board of Directors.
Christina Ackermann Ms. Ackermann has served as a Non-Executive Director on our Board of Directors since September 2023. From 2016 to April 2023, Ms. Ackermann served in various roles at Bausch + Lomb Corporation, a global healthcare company, most recently as Executive Vice President, General Counsel and Global President Ophthalmic Pharmaceuticals from January 2022 to April 2023. Previously, Ms. Ackermann was part of the Novartis group of companies for 14 years where she served in various roles including Global Head, Legal and General Counsel of Alcon and Sandoz. Ms. Ackermann has served as a Non-Executive Director on the board of Oculis Holding AG since March 2023, and as Non-Executive Chairman of the Board of Virometix AG since September 2024, and previously served on the board of directors of Graybug Vision, Inc. from August 2021 to March 2023. Ms. Ackermann holds a Post Graduate Diploma in EC Competition Law from King’s College at the University of London, UK, and a LLB from Queen’s University, Kingston, Canada. We believe that Ms. Ackermann’s extensive experience in the pharmaceuticals industry and her experience in serving on the boards of public and private companies qualify her to serve on our Board of Directors.
Michael Austwick Mr. Austwick has served as a Non-Executive Director on our Board of Directors since February 2024. Mr. Austwick has served as Executive Vice President Global Commercial at New Amsterdam Pharma since July 2024. From June 2022 to November 2023, Mr. Austwick served as Chief Executive Officer of Vectura Group Ltd., a pharmaceutical company developing inhaled medicines. From September 2017 to June 2022, Mr. Austwick worked for Novartis Pharmaceuticals, a global health company, serving as General Manager Nordic Cluster from September 2020 to June 2022, and Global Head of Respiratory from 2017 to September 2020. Prior to that, from 2014 to 2017, Mr. Austwick served in various roles of increasing responsibility for AstraZeneca, including Vice President Global Inhaled Respiratory and Head of US Respiratory. Mr. Austwick received an M.Sc. in Information Management from The University of Hull and a B.Sc. in Management and Systems from City University, London. We believe that Mr. Austwick’s extensive experience in the healthcare and pharmaceuticals industries qualify him to serve on our Board of Directors.
PROPOSAL 4.
To receive and adopt the 2024 U.K. Annual Report
The Companies Act requires the directors of a public company to lay before the company in general meeting copies of the directors’ reports, the independent auditors’ report and the audited financial statements of the company in respect of each financial year.

At the AGM, our Board of Directors will present our U.K. statutory annual accounts and Directors’ reports for the year ended December 31, 2024 and the report of the auditors thereon (the “2024 U.K. Annual Report”). We will provide our shareholders with an opportunity to receive our 2024 U.K. Annual Report and to adopt it.
In accordance with best practice, the Company proposes an ordinary resolution to receive and adopt the 2024 U.K. Annual Report.
The 2024 U.K. Annual Report is appended as Annex A to this proxy statement and may also be found on our investor relations website located at www.veronapharma.com/investors.
VOTE REQUIRED
This proposal requires approval by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the proposal. Withheld votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors unanimously recommends a vote FOR the receipt and adoption of the 2024 U.K. Annual Report
PROPOSAL 5.
To receive and approve, as a non-binding advisory resolution, the U.K. statutory Directors’ Remuneration Report
At the AGM, our Board of Directors will present our U.K. statutory Directors’ Remuneration Report for the year ended December 31, 2024, as set out on pages 21 to 43 of the 2024 U.K. Annual Report appended as Annex A to this proxy statement. The U.K. statutory Directors’ Remuneration Report includes the annual report on remuneration. This document describes in detail our remuneration policies and procedures and explains how these policies and procedures help to achieve our compensation objectives with regard to our directors and the retention of high-quality directors. Our Board of Directors and the Remuneration Committee of the Board of Directors (the “Remuneration Committee”) believe that the policies and procedures as articulated in the directors’ remuneration report are effective and that as a result of these policies and procedures we have and will continue to have high-quality directors. Our Board of Directors has approved and signed the report in accordance with English law.
At the AGM, the shareholders will vote on the Directors’ Remuneration Report. This vote is advisory and non-binding. Although non-binding, our Board of Directors and Remuneration Committee will review and consider the voting results when making future decisions regarding our director remuneration program. Following the AGM, and as required under English law, the Directors’ Remuneration Report will be delivered to the U.K. Registrar of Companies.
VOTE REQUIRED
This proposal requires approval by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the proposal. Withheld votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors unanimously recommends a vote FOR the receipt and approval, as a non-binding advisory resolution, of the U.K. statutory Directors’ Remuneration Report
PROPOSAL 6.
To re-appoint EY as the Company’s auditors, to hold office until the conclusion of the next annual general meeting of shareholders
At each meeting at which the accounts are laid before shareholders, the Company is required to appoint U.K. statutory auditors to serve until the next such meeting of shareholders. Proposal 6 seeks your approval of the re-appointment of Ernst & Young LLP (“EY”), to serve as our U.K. statutory auditor, to hold office until the conclusion of the next annual general meeting of shareholders. In the event this proposal does not receive approval by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the proposal, the Board of Directors may appoint an auditor to fill the vacancy.
EY has indicated its willingness to act as the Company’s auditors. A representative of EY is expected to be present at the AGM and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from our shareholders.
CHANGES IN INDEPENDENT REGISTERED ACCOUNTING FIRM
As previously disclosed, on December 14, 2023, the Audit and Risk Committee of the Board of Directors dismissed PricewaterhouseCoopers LLP (“PwC”) and approved the engagement of EY as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements as of and for the fiscal year ending December 31, 2024, contingent upon the appointment of EY as the Company’s independent auditor by the Company’s shareholders at the 2024 Annual General Meeting. As previously disclosed, on April 26, 2024, the Company held its 2024 Annual General Meeting and the shareholders approved the appointment of EY as the Company’s independent auditor, to hold office until the conclusion of the 2025 Annual General Meeting.
The reports of PwC on the Company’s financial statements for each of the fiscal years ended December 31, 2022 and 2021 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
During the fiscal years ended December 31, 2022 and 2021, and in the subsequent interim period through December 14, 2023, there were no (i) “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the matter in its report on the financial statements for such years, and (ii) no “reportable events” (as that term is described in Item 304(a)(1)(v) of Regulation S-K).
The Company provided PwC with a copy of the disclosures included in its Current Report on Form 8-K filed with the SEC on December 18, 2023 (the “Current Report”) and requested that PwC furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made in the Current Report. This letter was filed as Exhibit 16.1 to the Current Report.
During the Company’s fiscal years ended December 31, 2022 and December 31, 2021, and the subsequent interim period from January 1, 2023 through December 14, 2023, neither the Company nor anyone acting on its behalf consulted with EY regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that EY concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).
VOTE REQUIRED
This proposal requires approval by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the proposal. Withheld votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors unanimously recommends a vote FOR the appointment of EY as the Company’s auditor
Report of the Audit and Risk Committee of the Board of Directors
The Audit and Risk Committee of the Board (“Audit and Risk Committee”) has reviewed the audited consolidated financial statements of Verona Pharma plc (the “Company”) for the fiscal year ended December 31, 2024 and has discussed these financial statements with management and the Company’s independent registered public accounting firm. The Audit and Risk Committee has also received from, and discussed with, the Company’s independent registered public accounting firm various communications that such independent registered public accounting firm is required to provide to the Audit and Risk Committee, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission.
The Company’s independent registered public accounting firm also provided the Audit and Risk Committee with a formal written statement required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence) describing all relationships between the independent registered public accounting firm and the Company, including the disclosures required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit and Risk Committee concerning independence. In addition, the Audit and Risk Committee discussed with the independent registered public accounting firm its independence from the Company.
Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit and Risk Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Vikas Sinha (Chair)
Christina Ackermann
David Ebsworth, Ph.D.
James Brady
Independent Registered Public Accounting Firm Fees
Aggregate fees for professional services rendered by our independent registered public accounting firm, EY, for the year ended December 31, 2024, and our previous independent registered public accounting firm, PwC, for the year ended December 31, 2023 and 2024 are set forth in the table below.
Fee Category	2024	2023
Audit Fees	$1,286,000	$1,058,000
Audit-Related Fees	$—	$158,000
Tax Fees	$190,000	$—
All Other Fees	$—	$97,000
Total Fees	$1,476,000	1,313,000
Audit Fees
For the years ended December 31, 2024 and December 31, 2023, Audit Fees consisted of fees for the audit of annual financial statements, statutory audits and the audit of internal control over financial reporting. The year ended December 31, 2024 also includes other fees for services that could only be reasonably provided by the Company’s auditor including consents and quarterly interim reviews.
Audit-Related Fees
For the year ended December 31, 2023, Audit-Related Fees consisted of fees for quarterly interim reviews.

Tax Fees
For the year ended December 31, 2024, Tax Fees consisted of transfer pricing services performed by EY prior to their engagement as the Company’s audit firm.
All Other Fees
For the years ended December 31, 2023, “All Other Fees” consisted of fees related to capital markets-related services and technology fees provided by PwC.
Audit and Risk Committee Pre-Approval Policy and Procedures
The Audit and Risk Committee has adopted a policy (the “Pre-Approval Policy”) which sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by the independent auditor may be pre-approved. The Pre-Approval Policy generally provides that we will not engage our independent registered public accounting firm to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the Audit and Risk Committee (“specific pre-approval”) or (ii) entered into pursuant to the pre-approval policies and procedures described in the Pre-Approval Policy (“general pre-approval”). Unless a type of service to be provided by EY has received general pre-approval under the Pre-Approval Policy, it requires specific pre-approval by the Audit and Risk Committee or by a designated member of the Audit and Risk Committee to whom the committee has delegated the authority to grant pre-approvals. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval. For both types of pre-approval, the Audit and Risk Committee will consider whether such services are consistent with the SEC’s rules on auditor independence. The Audit and Risk Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative. On an annual basis, the Audit and Risk Committee reviews and generally pre-approves the services (and related fee levels or budgeted amounts) that may be provided by our independent registered public accounting firm without first obtaining specific pre-approval from the Audit and Risk Committee. The Audit and Risk Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations.
PROPOSAL 7.
To authorize the Audit and Risk Committee to determine the auditors’ remuneration for the year ending December 31, 2025
Proposal 7 authorizes the Audit and Risk Committee to determine our auditors’ remuneration for the fiscal year ending December 31, 2025. Fees for EY and our previous independent registered public accounting firm, PwC, in respect of the years ended December 31, 2024 and December 31, 2023, respectively, are set forth above under “Independent Registered Public Accounting Firm Fees.”
VOTE REQUIRED
This proposal requires approval by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the proposal. Withheld votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors unanimously recommends a vote FOR authorization of the Audit and Risk Committee to determine EY’s remuneration for the year ending December 31, 2025
PROPOSAL 8.
To approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Rule 14a-21 under the Exchange Act, we request that our shareholders cast a non-binding, advisory vote to approve the compensation of our named executive officers identified in the section titled “Compensation Discussion and Analysis” set forth below in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.
Accordingly, we ask our shareholders to vote “FOR” the following resolution at the AGM:
“RESOLVED, that the Company’s shareholders approve, by a non-binding advisory vote, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2025 Annual General Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis.”
We believe that our compensation programs and policies for the year ended December 31, 2024 were an effective incentive for the achievement of our goals, aligned with shareholders’ interest and are worthy of shareholder support. Additional details concerning how we structure our compensation programs to meet the objectives of our compensation program are provided in the section titled “Compensation Discussion and Analysis” set forth below in this proxy statement.
This vote is merely advisory and will not be binding upon us, our Board of Directors or our Remuneration Committee, nor will it create or imply any change in the duties of us, our Board of Directors or our Remuneration Committee. The Remuneration Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions. The Board of Directors values constructive dialogue on executive compensation and other significant governance topics with our shareholders and encourages all shareholders to vote their shares on this important matter. At our 2023 annual general meeting of shareholders held on April 27, 2023, our shareholders recommended, on an advisory basis, that the shareholder vote on the compensation of our named executive officers occur every year. In light of the foregoing recommendation, our Board of Directors determined to hold a “say-on-pay” advisory vote every year. Accordingly, our next advisory say-on-pay vote (following the non-binding advisory vote at this AGM) is expected to occur at our 2026 annual general meeting of shareholders.
VOTE REQUIRED
This proposal requires approval by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the proposal. Withheld votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors unanimously recommends a vote FOR the approval, on an advisory (non-binding) basis, of the compensation of the Company’s named executive officers
PROPOSAL 9.
To authorize the Board of Directors to exercise all the powers of the Company to allot shares in the Company or grant rights to subscribe for or to convert any security into shares in the Company up to an aggregate nominal amount of £7,031,895 (being up to a maximum of 140,637,892 shares representing 20% of the Company’s existing ordinary share capital as at the close of business on March 11, 2025 (being the latest practicable date prior to publication of this document)).
To authorize the Board of Directors generally and unconditionally for the purposes of Section 551 of the Companies Act to exercise all the powers of the Company to allot shares in the Company or grant rights to subscribe for or to convert any security into shares in the Company (“Rights”) up to an aggregate nominal amount of £7,031,895 (being up to a maximum of 140,637,892 shares representing 20% of the Company’s existing ordinary share capital as at the close of business on March 11, 2025 (being the latest practicable date prior to publication of this document)) to such persons at such times and upon such conditions as the directors may determine (subject to the Company’s Articles of Association).

This authority will replace any existing authorities to the extent not utilized at the date this resolution is passed and will, unless previously renewed, revoked or varied by the Company in general meeting, expire on June 1, 2026, provided that the Company may, at any time before such expiry, make an offer or enter into an agreement that would or might require shares to be allotted or Rights to be granted after such expiry and the Board of Directors may allot such shares or grant Rights pursuant to any such offer or agreement as if the authority conferred hereby had not expired.
VOTE REQUIRED
This proposal requires approval by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the proposal. Withheld votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors unanimously recommends a vote FOR the authorization of Directors to exercise all the powers to the Company to allot shares in the Company or grant Rights up to an aggregate nominal amount of £7,031,895 (being up to a maximum of 140,637,892 shares representing 20% of the Company’s existing ordinary share capital as at the close of business on March 11, 2025 (being the latest practicable date prior to publication of this document))

PROPOSAL 10.
To authorize the Board of Directors to allot equity securities for cash and/or to sell ordinary shares held by the Company as treasury shares for cash as if Section 561(1) of the Companies Act does not apply to any such allotment
As a U.K.-incorporated company, the Company’s ordinary shareholders are entitled, under Section 561(1) of the Companies Act, to pre-emption rights, whereby, in the event that the Company wishes to allot new equity securities for cash, those securities must first be offered to existing shareholders in proportion to the number of ordinary shares they each hold before they can be offered to new shareholders.
Subject to and conditioned upon the passing of Proposal 9 above, this Proposal 10 authorizes the Board of Directors pursuant to Section 570 and 573 of the Companies Act to allot equity securities (as defined in Section 560 of the Companies Act) for cash pursuant to the authority conferred by Proposal 9 above and/or to sell ordinary shares held by the Company as treasury shares for cash, as if Section 561(1) of the Companies Act did not apply to any such allotment or sale, provided that this power will be limited to the allotment of equity securities or sale of treasury shares up to an aggregate nominal amount of £7,031,895 (being up to a maximum of 140,637,892 shares representing 20% of the Company’s existing ordinary share capital as at the close of business on March 11, 2025 (being the latest practicable date prior to publication of this document)) , will replace any existing disapplication of Section 561 of the Companies Act to the extent not utilized at the date this resolution is passed and will expire on June 1, 2026, unless previously renewed, varied or revoked by the Company in general meeting, provided that the Company may, before such expiry, make an offer or agreement which would or might require shares in the Company or rights to be allotted or granted or treasury shares to be sold after this authority expires and that the Directors may allot shares in the Company or grant rights or sell treasury shares pursuant to such an offer or agreement as if the authority conferred by this resolution had not expired.
The Board of Directors considers that, at this stage of the development of the Company, the ability to raise new equity funds at relatively short notice and at low cost is vital to the continuing financial health of the business. The Company believes that it is in the best interests of the Company and its shareholders for the Board of Directors to seek to retain the ability to readily raise new equity funds at the appropriate time. In order to facilitate fundraising readiness, on March 7, 2023, the Company filed a shelf registration statement with the SEC. Under U.S. securities law, the Company cannot offer or sell securities in the U.S. for the purpose of accessing capital except under an effective registration statement or under a limited number of exceptions. The filing of a shelf registration statement allows companies to take advantage of fundraising opportunities by having an effective registration statement in place when those opportunities arise. The Company’s shelf registration statement may be used for three years from March 7, 2023. The Company may offer and sell an unlimited amount of securities under the shelf registration statement, as long as it qualifies on an annual basis as a “well-known seasoned issuer,” meaning that the Company has a public float, as calculated under the U.S. securities rules, of at least $700 million. If the Company ceases to qualify as a well-known seasoned issuer, it will need to file a new shelf registration statement for a fixed dollar amount. The shelf registration statement is available on the SEC’s website at www.sec.gov.
In order to provide the flexibility to expeditiously access capital during the life of the shelf registration statement when market conditions are appropriate, the Board of Directors believe that it is in the best interests of the Company to be prepared in advance and have the authorities available without the need to convene a general meeting should they determine that it is appropriate to do so. The authorities would allow the Company to better compete for capital against other companies incorporated in the U.S. and elsewhere who are not subject to allotment or pre-emption restrictions such as those applicable to the Company as an English company.
Anti-takeover Effects of Proposal 10
Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any action that may be used as an anti-takeover mechanism. Because this Proposal 10, if approved, will authorize the Board of Directors to allot new equity securities for cash without first offering them to existing shareholders, it could, under certain circumstances, have an anti-takeover effect, although this is not the purpose or intent of our Board of Directors. A relative increase in the number of our issued shares offered to new shareholders could enable the Board to render more difficult or discourage an attempt by a party attempting to obtain control of the Company. Moreover, the issuance of equity securities to persons friendly to the Board of Directors could make it more difficult to remove incumbent officers and directors from office even if such change were favorable to shareholders generally.
As stated above, the Company has no present intent to use any relative increase in the number of issued shares of our equity securities offered to new shareholders for anti-takeover purposes, and Proposal 10 is not part of a plan by the Board of Directors to adopt a series of anti-takeover provisions; however, if Proposal 10 is approved by the shareholders, then a greater number of our equity securities would be available for such purpose than is currently available. The Company is not aware of any pending or threatened efforts to obtain control of the Company, and the Board has no present intent to authorize the issuance of additional ordinary shares to discourage such efforts if they were to arise.
VOTE REQUIRED
This proposal requires approval by holders representing not less than 75% of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the proposal. Votes withheld are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors unanimously recommends a vote FOR the authorization of Directors to allot equity securities for cash and/or to sell ordinary shares held by the Company as treasury shares for cash as if Section 561(1) of the Companies Act does not apply to any such allotment

Executive Officers
The following table identifies our current executive officers:
Name	Age	Position
David Zaccardelli, Pharm.D.(1)	60	President, Chief Executive Officer and Executive Director
Mark W. Hahn(2)	62	Chief Financial Officer
Andrew Fisher(3)	55	General Counsel
Kathleen Rickard, M.D.(4)	66	Chief Medical Officer

(1)
See biography on page 9 of this proxy statement.

(2)
Mark W. Hahn. Mr. Hahn has served as our Chief Financial Officer since February 2020. From January 2018 until its acquisition by Swedish Orphan Biovitrum for up to $915 million in November 2019, Mr. Hahn served as CFO of Dova Pharmaceuticals, a company developing therapeutics for rare diseases. Previously, from 2010 until its acquisition by Melinta Therapeutics in 2017, Mr. Hahn was CFO of Cempra, Inc. Mr. Hahn served on the board of directors of ALSP Orchid Acquisition Corporation I from November 2021 to November 2023. Mr. Hahn received a B.B.A. degree in Accounting and Finance from the University of Wisconsin-Milwaukee and is a Certified Public Accountant in Maryland and North Carolina.

(3)
Andrew Fisher. Mr. Fisher has served as our General Counsel since March 2024. Prior to joining Verona Pharma, Mr. Fisher founded and led a consulting practice, Andrew Fisher LLC, where he focused on providing strategic advice to start-up companies since September 2019. Previously, from 2001 until 2018, he held various roles at United Therapeutics Corporation, including Executive Vice President, Chief Strategy Officer and Deputy General Counsel, where he oversaw a variety of intellectual property, litigation, compliance, risk management, and investor and media relations matters, among other things. Mr. Fisher received a B.A. from the University of Michigan and a J.D. from George Washington University.

(4)
Kathleen Rickard, M.D. Dr. Rickard has served as our Chief Medical Officer since February 2019. Prior to joining Verona Pharma, Dr. Rickard served in multiple roles at Aerocrine AB, a medical diagnostics product company, including as Chief Medical Officer from 2011 to January 2019, and as Chief Compliance Officer from 2014 to 2019. Prior to Aerocrine, Dr. Rickard was Vice President Clinical Development and Medical Affairs of the Respiratory Medicines Development Centre at GlaxoSmithKline, a pharmaceutical company, and, over a period of 15 years, held a number of other leadership positions in clinical development across GlaxoSmithKline’s global respiratory franchise. Dr. Rickard received an M.D. from Hahnemann University Hospital, Philadelphia.

There are no family relationships among any of our executive officers or directors.
Corporate Governance
GENERAL
Our Board of Directors has adopted, among other policies, Corporate Governance Guidelines, a Code of Business Conduct and Ethics, an Insider Trading Compliance Policy, a Whistleblowing Policy and terms of reference for the Nomination and Corporate Governance Committee, Audit and Risk Committee, and Remuneration Committee to assist the Board in the exercise of its responsibilities and to serve as a framework for the effective governance of our Company. You can access our current committee terms of reference, our Corporate Governance Guidelines, Whistleblowing Policy and our Code of Business Conduct and Ethics in the “Corporate Governance” section of our investor relations website located at https://www.veronapharma.com/ corporate-governance.
BOARD COMPOSITION
Our Board of Directors currently consists of eleven members, including one executive director and ten non-executive directors.

In accordance with our Articles of Association, one-third (or such number nearest to but not exceeding one-third) of the Company’s directors retire from office at every annual general meeting of shareholders. Retiring directors are eligible for re-election and, if no other director is elected to fill his or her position and the director is willing, shall be re-elected by default. The directors to retire at the AGM in every year shall include (so far as necessary to obtain the number required) any director who wishes to retire and not to offer himself or herself for re-election. Any further directors so to retire shall be the directors who have been longest in office since their last election. As between directors of equal seniority, the directors to retire shall in the absence of agreement be selected from among them by lot. Of the nine directors subject to retirement by rotation, Kenneth Cunningham, M.D., Vikas Sinha, and James Brady will, on this occasion, retire from office and stand for re-election by our shareholders.
Having carried out an evaluation of the individual performance of each of Kenneth Cunningham, M.D., Vikas Sinha, and James Brady with the support of the Nomination and Corporate Governance Committee, our Board of Directors is satisfied that their performance continues to be effective and that they continue to demonstrate commitment to their roles. The Board of Directors considers that it is entirely appropriate for each of Kenneth Cunningham, M.D., Vikas Sinha, and James Brady to seek re-election at the AGM.
Each of the above directors has been nominated for re-election and no other nominees for directors have been presented. Therefore, it is anticipated that following the AGM, if all of the above directors are re-elected, the Board of Directors will be comprised of eleven members, including one executive director and ten non-executive directors.
DIRECTOR INDEPENDENCE
All of our directors, other than David Zaccardelli, Pharm.D., qualify as “independent” in accordance with Nasdaq listing requirements. The Nasdaq independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our Board of Directors has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. The Board of Directors previously determined that Mr. Rishi Gupta qualified as an independent director prior to his resignation on January 31, 2024. Dr. Zaccardelli is not independent because he is the President and Chief Executive Officer of our Company.
DIRECTOR CANDIDATES
Director Nomination Process
The Nomination and Corporate Governance Committee is primarily responsible for searching for qualified director candidates for election to the Board and filling vacancies on the Board of Directors. To facilitate the search process, the Nomination and Corporate Governance Committee may solicit current directors and executives of the Company for the names of potentially qualified candidates or ask directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The Nomination and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates, or consider director candidates recommended by our shareholders. Once potential candidates are identified, the Nomination and Corporate Governance Committee reviews the backgrounds of those candidates, evaluates candidates’ independence from the Company and potential conflicts of interest and determines if candidates meet the qualifications desired by the Nomination and Corporate Governance Committee for candidates for election as a director.
In evaluating the suitability of individual candidates (both new candidates and current Board members), the Nomination and Corporate Governance Committee, in recommending candidates for election, and the Board of Directors, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including but not limited to: personal and professional integrity, ethics and values;

experience in corporate management, such as serving as an officer or former officer of a publicly held company; strong finance experience; relevant social policy concerns; experience relevant to the Company’s industry; experience as a board member or executive officer of another publicly held company; relevant academic expertise or other proficiency in an area of the Company’s operations; diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other board members; diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience; practical and mature business judgment, including, but not limited to, the ability to make independent analytical inquiries; and any other relevant qualifications, attributes or skills. The Board of Directors evaluates each individual in the context of the Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the Nomination and Corporate Governance Committee may also consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board of Directors.
Shareholder Recommendations and Nominees
The Nomination and Corporate Governance Committee and the Board have not established a formal policy with regard to the consideration of director candidates recommended by shareholders. This is due to the following factors: (i) the limited number of such recommendations, (ii) the need to evaluate such recommendations on a case-by-case basis, and (iii) the expectation that recommendations from shareholders would be considered in the same manner as recommendations by directors, officers, outside advisors or search firms in the event of a vacancy on the Board.
Shareholders who desire to nominate persons directly for election to the Board of Directors at an annual general meeting of shareholders must meet the deadlines and other requirements set forth under “Additional Information — Shareholder Proposals for 2026 Annual General Meeting.” Any vacancies on the Board of Directors occurring between our annual general meetings of shareholders may be filled by a majority of the directors then in office, in which case any director so elected will serve until the next annual general meeting of shareholders when such director will offer himself or herself for re-election, or by ordinary resolution of the shareholders of the Company.
COMMUNICATIONS FROM SHAREHOLDERS
The Board of Directors will give appropriate attention to written communications that are submitted by shareholders, and will respond if and as appropriate. Our Company Secretary and General Counsel are primarily responsible for monitoring communications from shareholders and for providing copies or summaries to the directors as they consider appropriate.
Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Company Secretary or General Counsel and Chairperson of the Board consider to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications. Shareholders who wish to send communications on any topic to the Board of Directors should address such communications to the Board of Directors in writing: c/o Company Secretary, Verona Pharma plc, c/o Shakespeare Martineau LLP, 6th Floor, 60 Gracechurch Street, London, EC3V 0HR.
BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT
Our Corporate Governance Guidelines provide our Board of Directors with flexibility to combine or separate the positions of Chairperson of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of our Company based on the circumstances at that time. We recognize that different board leadership structures may be appropriate for companies in different situations.

Based on the Company’s present circumstances, the Board believes that the Company and its shareholders are best served by having Dr. Ebsworth serve as its Chairperson of the Board and Dr. Zaccardelli serve as its Chief Executive Officer. Our current leadership structure permits Dr. Zaccardelli to focus his attention on managing our Company and permits Dr. Ebsworth to manage the Board of Directors. Accordingly, we believe our current leadership structure is the optimal structure for us at this time. However, our Board of Directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.
Risk assessment and oversight are an integral part of our governance and management processes. Our Board of Directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Audit and Risk Committee or Board of Directors at regular meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks. As provided in the terms of reference of the Audit and Risk Committee, the Audit and Risk Committee is responsible for discussing the Company’s policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which the Company’s exposure to risk is handled. In accordance with those policies, the Board and the Board committees have an active role in overseeing management of the Company’s risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, including business continuity risks. The Audit and Risk Committee monitors compliance with legal and regulatory requirements, discusses the Company’s policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which the Company’s exposure to risk is handled, oversees management of the Company’s financial and cybersecurity risks, and considers and approves or disapproves any related person transactions. Our Nomination and Corporate Governance Committee monitors the risks relating to our corporate governance framework and succession planning for our Board of Directors and senior management. Our Remuneration Committee assesses and monitors whether any of our remuneration policies and programs has the potential to encourage excessive risk-taking. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board has an active role in overseeing management of the Company’s risks and is regularly informed through committee reports about such risks. The Board does not believe that its role in the oversight of our risks adversely affects the Board’s leadership.
PERIODIC BOARD EVALUATION
Our Corporate Governance Guidelines require the Nomination and Corporate Governance Committee to oversee a periodic assessment of the Board and its committees.
DIRECTOR ORIENTATION AND CONTINUING EDUCATION
We provide an orientation process for new directors, including background material on the Company and our business. As appropriate, management will provide opportunities for additional educational sessions for directors on matters relevant to the Company and our business.
CODE OF BUSINESS CONDUCT AND ETHICS
We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and others temporarily assigned to perform work or services for us. We have posted a current copy of the Code of Business Conduct and Ethics in the “Corporate Governance” section of our website at www.veronapharma.com. Our Board of Directors is responsible for administering the Code of Business Conduct and Ethics. The Board of Directors is allowed to amend, alter or terminate the Code of Business Conduct and Ethics. In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq rules concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.

INSIDER TRADING COMPLIANCE POLICY
Additionally, our Board of Directors has adopted an Insider Trading Compliance Policy, which applies to all of our directors, officers, employees and other covered persons, governing the purchase, sale, and other dispositions of our securities. We believe our Insider Trading Compliance Policy and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to Verona. A copy of our Insider Trading Compliance Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.
ANTI-HEDGING POLICY
The Insider Trading Compliance Policy prohibits our directors, officers and employees and any entities they control from purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, or that may cause an officer, director, or employee to no longer have the same objectives as the Company’s other shareholders.
ATTENDANCE BY MEMBERS OF THE BOARD OF DIRECTORS AT MEETINGS
There were 6 meetings of the Board of Directors during the fiscal year ended December 31, 2024. During the fiscal year ended December 31, 2024, each director attended at least 75% of the aggregate of all meetings of the Board of Directors and meetings of the committees on which the director served during the period in which he or she served as a director.
Currently, we do not maintain a formal policy regarding director attendance at the AGM; however, it is expected that directors will attend absent compelling circumstances. All of our then-serving directors attended our annual general meeting of shareholders held in 2024.
Committees of the Board
Our Board of Directors has established an Audit and Risk Committee, Remuneration Committee, Nomination and Corporate Governance Committee and Commercial Committee, each of which operates under written terms of reference that have been approved by our Board and that, in the case of the Audit and Risk Committee, Remuneration Committee and Nomination and Corporate Governance Committee, are available in the “Corporate Governance” section of our investor relations website at https://www.veronapharma.com/corporate-governance. All of the members of each of these committees are independent as defined under the Nasdaq rules. Our Board of Directors has determined that Christina Ackermann, James Brady, David Ebsworth, Ph.D., and Vikas Sinha meet the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All members of the Remuneration Committee meet the heightened standard for independence specific to members of a compensation committee under the Nasdaq rules and each qualifies as a “non-employee director” as defined in Rule 16b-3 of the Exchange Act. All members of the Nomination and Corporate Governance Committee are independent under the Nasdaq rules.
The members of each of the Audit, Remuneration and Nomination and Corporate Governance Committees and the committee Chairs are set forth in the following chart.
Name	Audit and Risk	Remuneration	Nomination and Corporate Governance	Commerical Committee
Christina Ackermann	X			X
Michael Austwick				Chair
Kenneth Cunningham, M.D.		Chair
James Brady	X
Lisa Deschamps			X	X
David Ebsworth, Ph.D.	X	X	Chair	X
Mahendra Shah, Ph.D.		X
Vikas Sinha	Chair		X

AUDIT AND RISK COMMITTEE
The Audit and Risk Committee’s responsibilities include, among other things:
•
monitoring the integrity of the financial statements of the Company, including its annual and interim reports, preliminary results’ announcements and any other formal announcement relating to its financial performance;

•
reviewing significant financial reporting issues and judgments that they contain;

•
reviewing and discussing with the Company’s management and external auditor the Company’s audited financial statements and quarterly financial statements to be filed with the SEC, including disclosures under the caption “management’s discussion and analysis of financial condition and results of operation” and the matters required to be discussed by applicable Public Company Accounting Oversight Board (the “PCAOB”) standards and SEC rules;

•
considering whether it will recommend to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K;

•
preparing an annual committee report for inclusion where necessary in the proxy statement of the Company relating to its annual general meeting of shareholders;

•
overseeing the appointment, re-appointment, and removal of the Company’s external auditor;

•
overseeing the relationship with the external auditor;

•
reviewing and approving the annual audit plan;

•
coordinating the Board of Directors’ oversight of the Company’s internal control over financial reporting and disclosure controls and procedures;

•
discussing the Company’s policies with respect to risk assessment and risk management;

•
establishing the Company’s arrangements for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

•
reviewing the Company’s policies and procedures for reviewing and approving or ratifying related person transactions.

The current members of the Audit and Risk Committee are Christina Ackermann, James Brady, David Ebsworth, Ph.D. and Vikas Sinha. Mr. Sinha serves as the Chairperson of the Audit and Risk Committee. The members of our Audit and Risk Committee meet the requirements for financial literacy under the applicable rules of Nasdaq. Our Board of Directors has determined that each of Vikas Sinha and James Brady are “audit committee financial experts” as defined by Item 407(d)(5)(ii) of Regulation S-K.
The Audit and Risk Committee meets as often as one or more members of the Audit and Risk Committee deem necessary, but in any event, meets at least four times per year. The Audit and Risk Committee meets at least once per year with our independent accountant, without our management being present. The Audit and Risk Committee met 6 times in 2024.
REMUNERATION COMMITTEE
The Remuneration Committee’s responsibilities include, among other things:
•
determining and agreeing with the Board of Directors the framework for the remuneration of the Company’s chief executive, chairperson, the executive directors, the company secretary and such other members of the Company’s management as it is designated to consider;

•
approving all service contracts between the Company and its directors or between the Company and any subsidiary and its directors;

•
reviewing and approving any employment and severance agreements or arrangements for the Company’s executive officers;

•
administer and oversee the Company’s compliance with the compensation recovery policy required by applicable SEC and Nasdaq rules;

•
determining the policy for, and scope of, pension arrangements for each executive director and other senior executives;

•
establishing the selection criteria, selecting, appointing and setting the terms of reference for any remuneration consultants who advise the Remuneration Committee and, when considered necessary, to obtain reliable, up-to-date information about remuneration in other companies;

•
making a report each year to the shareholders on behalf of the Board of Directors, which report should form part of, or be annexed to, the Company’s annual report and accounts;

•
to the extent that the Company is required to include a Compensation Discussion and Analysis (“CD&A”) in our proxy statement, reviewing and discussing with management our CD&A and considering whether it will recommend to the Board of Directors that the CD&A be included in the proxy statement; and

•
if required, preparing the annual compensation committee report pursuant to the rules of the Exchange Act.

The Remuneration Committee has the authority to retain or obtain the advice of remuneration consultants, legal counsel and other advisors to assist in carrying out its responsibilities, including being directly responsible for the appointment, oversight and compensation of such consultant, counsel or advisor and the ability to cause us, without further action by the Board of Directors, to pay the compensation of such consultant, counsel or advisor as approved by the Remuneration Committee, provided, however, that in retaining or obtaining the advice of such consultant, counsel or advisor, other than in-house legal counsel, the Remuneration Committee shall take into consideration the factors affecting independence required by applicable SEC rules and Nasdaq rules. The Remuneration Committee also has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of us to meet with the Remuneration Committee or any advisors engaged by the Remuneration Committee.
During 2024, the Remuneration Committee engaged Aon Human Capital Solutions practice, a division of Aon plc (“Aon”) to provide benchmarking and advice on compensation of our executive officers and non-executive directors. The Remuneration Committee has considered the adviser independence factors required under SEC rules as they relate to (i) additional services, (ii) total fees as a percentage of total revenue, (iii) conflict of interest policies, (iv) business or personal relationships with members of the Remuneration Committee, (v) stock ownership by compensation advisors, and (vi) business or personal relationships with executives of the company and does not believe Aon’s work in 2024 raised a conflict of interest. For discussion of the role of compensation consultants in determining executive and non-executive director compensation, please refer to the section entitled “Compensation Discussion and Analysis” below.
The current members of our Remuneration Committee are Kenneth Cunningham, M.D., David Ebsworth, Ph.D. and Mahendra Shah, Ph.D. Dr. Cunningham serves as the Chairperson of the Remuneration Committee.
The Remuneration Committee met 6 times during 2024.
NOMINATION AND CORPORATE GOVERNANCE COMMITTEE
The Nomination and Corporate Governance Committee’s responsibilities include, among other things:
•
evaluating the structure, size and composition (including the skills, knowledge and experience) of the Board of Directors and make recommendations to the Board of Directors with regard to any adjustments that are deemed necessary;

•
identifying and nominating, for the approval of the Board of Directors, candidates to fill Board vacancies as and when they arise;

•
putting in place plans for the orderly succession of appointments to the Board of Directors and to senior management;

•
making recommendations to the Board of Directors on the membership of the Audit and Risk, Remuneration and Nomination and Corporate Governance Committees, in consultation with the chairs of those committees; and

•
overseeing a periodic self-evaluation of the Board of Directors to determine whether it and its committees are functioning effectively.

The current members of our Nomination and Corporate Governance Committee are Lisa Deschamps, David Ebsworth, Ph.D. and Vikas Sinha. Dr. Ebsworth serves as the Chairperson of the Nomination and Corporate Governance Committee.
The members of the Nomination and Corporate Governance Committee met 2 times during 2024.
COMMERCIAL COMMITTEE
The Commercial Committee’s responsibilities include, among other things:
•
overseeing pricing, distribution and market access strategies for the Company’s commercial products, including the forecasting of sales;

•
reviewing key performance indicators, including competition monitoring, that could impact the strategic direction; and

•
providing strategic advice to the Company’s management and Board of Directors regarding the Company’s global expansion strategy for its commercial products, including pre-partnering product positioning considerations.

The current members of our Commercial Committee are Christina Ackermann, Michael Austwick, Lisa Deschamps and David Ebsworth, Ph.D. Mr. Austwick serves as the Chairperson of the Commercial Committee.
The members of the Commercial Committee met 5 times during 2024.

COMPENSATION DISCUSSION AND ANALYSIS
General
In this Compensation Discussion and Analysis (“CD&A”), we provide an overview and analysis of the compensation awarded to or earned by our named executive officers identified in the Summary Compensation Table below (each, an “NEO”) during fiscal year 2024, including the elements of our compensation program for NEOs, material compensation decisions made under that program for fiscal year 2024 and the material factors considered in making those decisions. Our NEOs for the year ended December 31, 2024 are:
•
David Zaccardelli, Pharm.D., President, Chief Executive Officer and Executive Director;

•
Mark W. Hahn, Chief Financial Officer;

•
Andrew Fisher, General Counsel;

•
Kathleen Rickard, M.D., Chief Medical Officer; and

•
Claire Poll, Former General Counsel. Ms. Poll’s employment with us ended on November 2, 2024.

Executive Summary
2024 Performance Highlights and Pay for Performance.
Our executive compensation programs are designed to deliver pay in accordance with corporate and individual performance, rewarding superior performance and providing consequences for underperformance. We believe that the compensation of our NEOs for fiscal year 2024 was aligned with the Company’s performance during 2024. Highlights of that performance include:
•
Achieving FDA approval of the Company’s New Drug Application (“NDA”) for Ohtuvayre;

•
Commercial launch of Ohtuvayre following FDA approval;

•
Initiating a Phase 2 clinical trial of ensifentrine/glycopyrrolate fixed dose combination; and

•
Initiating a Phase 2 clinical trial of nebulized ensifentrine in non-cystic fibrosis bronchiectasis.

In order to align pay with performance, a significant portion of our NEOs’ compensation is delivered in the form of equity awards and annual cash incentives, each of which depends on our actual performance. For fiscal year 2024, approximately 95% of our NEOs’ total compensation was in the form of time-based restricted share units (“RSUs”), performance-based restricted share units (“PRSUs”), share options and annual cash incentives.
2024 Compensation Highlights.   Consistent with our compensation philosophy, key compensation decisions for 2024 included the following:
Base Salaries and Target Annual Cash Incentive Opportunities.
The 2024 base salaries for our NEOs were increased from 2023 based on the market analysis of our independent compensation consultant and our Remuneration Committee’s evaluation of each executive’s role and performance. Target annual cash incentive opportunities remained level compared to 2023.
Annual Cash Incentives.
In addition to base salaries, our NEOs are eligible to receive a discretionary bonus designed to drive the achievement of the Company’s strategic and corporate objectives. The goals are set at the start of the year by the Board of Directors and performance against objectives is assessed by the Remuneration Committee at the end of the relevant financial year. Based on its evaluation of Company performance, the Remuneration Committee determined that, in the aggregate, the Company’s corporate bonus objectives were attained at 110% of target levels of performance, and the committee approved annual bonuses that represented 110% of the target annual bonus for each of the NEOs who remained employed with us. Further details regarding our annual cash incentive program are set forth below in the section entitled “— Elements of Compensation”.
Equity-Based Long Term Incentives.
We grant equity-based compensation awards from time to time to motivate and retain our executive officers, and effectively align the interests of our executives with those of our shareholders by directly linking compensation to the value of our ordinary shares. Such awards were made in 2024 in the form of share options, RSUs and PRSUs. Additional details regarding these awards are set forth below in the section entitled “— Elements of Compensation.”
Compensation Governance and Best Practices.   We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. Our key compensation practices include the following:
What We Do		What We Do Not Do
✓	Emphasize performance-based, at risk compensation.	X	Do not grant guaranteed equity compensation.
✓	Emphasize the use of equity compensation to promote executive retention and reward long-term value creation.	X	Do not provide significant perquisites.
✓	Weight the overall pay mix towards incentive compensation for senior executives.	X	Do not provide any compensation-related tax gross-ups.
✓	Engage an independent compensation consultant to advise our Remuneration Committee.	X	Do not reprice our option awards and our equity incentive plan expressly forbids exchanging underwater options for cash without shareholder approval.
✓	Maintain a clawback policy and policies prohibiting insider trading, hedging and pledging
Executive Compensation Objectives and Philosophy
The key objective in our executive compensation program is to attract, motivate, and reward leaders who have the skills and experience necessary to successfully execute on our strategic plan to maximize shareholder value. Our executive compensation program is designed to:
•
Attract and retain talented and experienced executives in a competitive and dynamic market;

•
Motivate our NEOs to help our company achieve the best possible financial and operational results;

•
Provide reward opportunities consistent with our performance on both a short-term and long-term basis; and

•
Align the long-term interests of our NEOs with those of our shareholders.

We strive to set our overall total compensation at a competitive level. Executives may be compensated above or below the targeted market position based on factors such as experience, performance, scope of position and the competitive demand for proven executive talent, as described further below under “Determination of Executive Compensation.”
Determination of Executive Compensation
Role of Remuneration Committee
The Remuneration Committee is responsible for establishing and overseeing our executive compensation programs and determines the compensation to be provided to the NEOs, with the agreement of the Board.
In setting executive compensation, the Remuneration Committee considers a number of factors, including the recommendations of our Chief Executive Officer (other than with respect to the Chief

Executive Officer’s own compensation) and our human resources team, current and past total compensation, competitive market data and analysis provided by the Remuneration Committee’s independent compensation consultant, Company performance and each executive’s impact on performance, each executive’s relative scope of responsibility and potential, each executive’s individual performance and demonstrated leadership, and internal equity pay considerations. Our Chief Executive Officer’s recommendations are based on his evaluation of each other NEO’s individual performance and contributions, of which our Chief Executive Officer has direct knowledge. Our Board makes decisions regarding our Chief Executive Officer’s compensation, following recommendation from the Remuneration Committee.
Role of Compensation Consultant
In order to design a competitive executive compensation program that will continue to attract top executive talent and reflect our compensation philosophy, our Remuneration Committee has retained Aon as an independent compensation consultant to provide benchmarking and executive compensation advisory services, help evaluate our compensation philosophy and objectives and provide guidance in administering our executive compensation program. The Remuneration Committee has evaluated Aon’s independence pursuant to the requirements of the SEC rules and has determined that Aon does not have any conflicts of interest in advising the Remuneration Committee. Aon did not provide any other services to the Company in 2024 for which the amount of fees exceeded $120,000.
In consultation with Aon, in July 2024, our Remuneration Committee selected the following 18 companies as our peer group for 2024, focusing on revenue, industry, talent competitors, market capitalization, and a mix of other quantitative factors:
• Agios Pharmaceuticals	• Heron Therapeutics	• Rhythm Pharmaceuticals
• Akero Therapeutics	• Immunocore Holdings	• SpringWorks Therapeutics
• Aurinia Pharmaceuticals	• Krystal Biotech	• Tarsus Pharmaceuticals
• Axsome Therapeutics	• Madrigal Pharmaceuticals	• TG Therapeutics
• BioCryst Pharmaceuticals	• Northwest Biotherapeutics	• Viridian Therapeutics
• Day One Biopharmaceuticals	• Phathom Pharmaceuticals	• Xenon Pharmaceuticals
The peer group is used to support compensation decisions and is used for relative performance comparisons in the context of our incentive plans. As of July 2024, as compared to such peer group, we were at the 44th percentile for 30 day average market capitalization, and the 25th percentile for headcount. The peer group reflected the following changes from our 2023 peer group: Amylyx Pharmaceuticals, Marinus Pharmaceuticals, Mirati Therapeutics and ProKidney Corp. were removed due to significantly lower market capitalizations and M&A activity and Day One Biopharmaceuticals, Heron Therapeutics and Tarsus Pharmaceuticals were added in order to strengthen the commercial stage focus and market capitalization alignment with Verona.
In October 2024, Aon provided an analysis of data derived from (i) members of our peer group and (ii) the 2024 Radford McLagan survey, the constituent companies of which were not provided to the Remuneration Committee, but reflected a broad industry group of newly-commercial Life Sciences companies with market capitalizations between $500 million and $4.5 billion and employee headcount between 70 and 650 employees. For 2024, the Remuneration Committee used Aon’s analysis to help structure a competitive executive compensation program, position executive compensation by considering market data, and make individual compensation decisions based on comparable positions at companies with which we compete for talent. While the Remuneration Committee does not establish compensation levels solely based on a review of competitive data or benchmark to any particular level, it believes such data is a useful tool in its deliberations as our compensation policies and practices must be competitive in the marketplace for us to be able to attract, motivate and retain qualified executive officers.

Elements of Compensation
The primary elements of our NEOs’ compensation and the main objectives of each are:
•
Base Salary.   Base salary attracts and retains talented executives, recognizes individual roles and responsibilities, and is a stable, fixed component of our compensation program;

•
Annual Performance-Based Incentive Compensation.   Annual performance bonuses are a cash, “at-risk” component of our compensation program and promote short-term performance objectives and reward executives for their contributions toward achieving those objectives;

•
Equity Based Long-Term Incentive Compensation.   Equity compensation, generally provided in the form of RSUs (25% of the annual equity award) and PRSUs (75% of the annual equity award), aligns executives’ interests with our shareholders’ interests, emphasizes long-term financial and operational performance, and helps retain executive talent.

In addition, our NEOs are eligible to participate in our health and welfare programs and our 401(k) plan on the same basis as our other employees. We also maintain employment and severance arrangements as well as a change in control severance plan, which aid in attracting and retaining executive talent and help executives to remain focused and dedicated during potential transition periods due to a change in control. Each of these elements of compensation for 2024 is described further below.
Base Salary
The base salaries of our NEOs are an important part of their total compensation package, and are intended to reflect their respective skills, experiences, role and responsibilities. Base salary is a visible and stable fixed component of our compensation program. Base salaries provide our NEOs with a reasonable degree of financial certainty and stability. Our Remuneration Committee periodically reviews and determines the base salaries of our executives in consultation with management and evaluates the base salaries of new hires at the time of hire.
In October 2023, our Remuneration Committee approved base salary increases for 2024 of 4% for our CEO and CFO and up to 10% for our CMO and General Counsel, and in October 2024, our Remuneration Committee approved base salary increases for 2025 of 4% for each of NEOs who remained employed with us. Such increases were based on the market analysis of our independent market compensation consultant and our Remuneration Committee’s evaluation of each executive’s role and performance, as well as to reflect additional considerations set forth above under “Determination of Executive Compensation.”
Following such determinations, our NEOs’ base salaries were as set forth below. All annual base salary increases were effective January 1st of the given year:
Name	2023 Annualized Base Salary ($)	2024 Annualized Base Salary ($)	2025 Annualized Base Salary ($)
David Zaccardelli	$839,437	$873,015	$907,936
Mark W. Hahn	$559,625	$582,010	$605,290
Andrew Fisher	$—	$425,000	$442,000
Kathleen Rickard	$458,333	$504,167	$524,333
Claire Poll(1)	$360,552	$396,607	$—

(1)
Ms. Poll’s employment with us ended on November 2, 2024. Upon her retirement, Ms. Poll received her accrued base salary and accrued, vested benefits, but did not receive any severance payments or benefits.

Cash Incentive Compensation
We consider annual cash incentive bonuses to be an important component of our total compensation program and provides incentives necessary to retain executive officers. Each NEO (other than Ms. Poll) was eligible to receive a discretionary annual performance-based cash bonus based on the achievement of the Company’s strategic and corporate objectives, with the amount of bonus expressed as a percentage of the named NEO’s base salary. In fiscal year 2024, our NEOs participated in our annual cash incentive bonus program at the following target percentages of base salary (which were the same target percentages as applied in fiscal year 2023 for those NEOs who were employed during fiscal year 2023).
Named Executive Officer	Target Percentage
David Zaccardelli	50%
Mark W. Hahn	50%
Andrew Fisher	40%
Kathleen Rickard	40%
For 2024, our corporate bonus objectives were based on operational and financial milestones, which consisted of achieving FDA approval of the Company’s NDA for Ohtuvayre, the commercial launch of Ohtuvayre, completion CMC formulation evaluation and tech transfer, initiating a Phase 2 clinical trial ensifentrine/ glycopyrrolate fixed dose combination, initiating a Phase 2 clinical trial of nebulized ensifentrine in non-cystic fibrosis bronchiectasis, advancement or completion of product in-licensing and/or ensifentrine partnership in at least one major territory, and Company operation within the approved budget; however, our Remuneration Committee did not assign any particular weights to any particular objectives, nor did it have separate goals for any particular NEO.
Based on its evaluation of Company performance, the Remuneration Committee determined that, in the aggregate, the Company’s corporate bonus objectives were attained at 110% of target levels of performance, and the Remuneration Committee approved annual bonuses that represented 110% of the target annual bonus for each of the NEOs. However, Ms. Poll’s employment with us ended during 2024 and, consequently, she did not receive an annual bonus for 2024. Additionally, Mr. Fisher commenced employment with us in March 2024 and his annual bonus for 2024 was pro-rated for his partial year of employment.
The NEOs’ 2024 performance bonuses are set forth in the column entitled “Non-Equity Incentive Plan Compensation” in the “2024 Summary Compensation Table” below.
Equity-Based Long-Term Incentive Awards
We view equity-based compensation as a critical component of our balanced total compensation program. Equity-based compensation creates an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business and aligns interest of executives with those of our shareholders. We do not currently have any formal policy for determining the number of equity-based awards to grant to NEOs and we grant such awards from time to time to motivate and retain our executive officers.
Our Remuneration Committee believes it is essential to provide equity-based compensation to our executive officers in order to link the interests and risks of our executive officers with those of our shareholders, reinforcing our commitment to ensuring a strong linkage between company performance and pay. In 2024, we granted equity-based compensation to our NEOs primarily in the form of RSUs and PRSUs.
In 2024, we made the following grants of RSUs and PRSUs to our NEOs:
Name	Number of RSUs	Target Number of PRSUs
David Zaccardelli	100,000	300,000
Mark W. Hahn	100,000	300,000
Andrew Fisher	37,500	112,500
Kathleen Rickard	37,500	112,500

These grants were approved by the Remuneration Committee and the Board following consideration of the factors set forth above under “Determination of Executive Compensation. Awards shown herein are expressed in terms of the number of ADSs that are covered by each such award.
The RSU awards are scheduled to vest (i) as to 25%, upon the first anniversary of a specified vesting commencement date and (ii) as to the remainder, in quarterly installments over the following 3 years.
PRSUs are eligible to be earned in quarterly installments based on achievement of quarterly revenue targets in 2025, calculated as follows: 90% of target revenue results in 50% of target PRSUs being earned, 95% of target revenue results in 75% of target PRSUs being earned, 100% of target revenue results in 100% of target PRSUs being earned, 110% of target revenue results in 106.25% of target PRSUs being earned, and 120% of target revenue results in 112.5% of target PRSUs being earned. An additional 12.5% of the total number of target PRSUs will be awarded if all quarterly revenue targets are met in 2025. Amounts will be linearly interpolated in between performance levels set forth above. The quarterly revenue targets for 2025 have been set in order to incentivize superior performance. PRSUs that are earned are eligible to vest as follows: (i) 34% of PRSUs earned each quarter will vest immediately, and (ii) as to the remainder, in eight quarterly installments over the following 2 years, subject generally to continued employment and potential accelerated vesting.
Additionally, in connection with the commencement of Mr. Fisher’s employment with us in March 2024, Mr. Fisher received an option to purchase 300,000 ADSs at an exercise price equal to the fair market value of an ADS on March 28, 2024. This option is scheduled to vest (i) as to 25%, on the first anniversary of the date of grant and (ii) as to the remainder, in equal monthly installments over the following 3 years, subject generally to Mr. Fisher’s continued employment.
Retirement Savings, Health and Welfare Benefits
We maintain a 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code (the “Code”) allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to 4% of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies.
Employee Benefits
All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits, short-term and long-term disability insurance, and life insurance. We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our NEOs.
We do not currently provide perquisites to our NEOs, and we do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of the executive’s duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved by the Remuneration Committee.
We do not generally provide any tax “gross ups” to our NEOs.
Severance and Change in Control Arrangements
We have entered into employment and severance agreements with each of our NEOs. Certain key terms of these agreements are described below. A description of these arrangements, as well as information on the estimated payments and benefits that our NEOs would have been eligible to receive as of December 31, 2024, are set forth in “Potential Payments Upon Termination or Change in Control” below.
Other Policies and Considerations
Clawback Policy.   We believe in maintaining best practices for our executive compensation program. Consistent with that belief, our board of directors has adopted a “clawback” policy with respect to excess incentive-based cash and equity compensation in the event our publicly disclosed financial statements are required to be restated as a result of fraudulent or willful misconduct. The policy provides for the mandatory recovery (subject to limited exceptions) from current and former officers of incentive-based compensation that was erroneously received during the three years preceding the date that the Company is required to prepare an accounting restatement. The amount required to be recovered is the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received had it been determined based on the restated financial measure.
Share Ownership Guidelines.   The Company encourages directors to own shares of the Company. However, the number of shares of the Company owned by any director is a personal decision and, at this time, the Board has chosen not to adopt a policy requiring ownership by directors of a minimum number of shares.
Derivatives Trading, Hedging, and Pledging Policies.   Our Insider Trading Compliance Policy prohibits all of our employees, officers, and directors and any entities they control from purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, or that may cause an officer, director, or employee to no longer have the same objectives as the Company’s other shareholders.
Equity Grant Practices.   Our general practice is to not grant equity awards in anticipation of the release of material nonpublic information or time the release of material nonpublic information for the purpose of affecting the value of executive compensation. The Remuneration Committee uses its business judgment to determine the amount of an equity award and would consider any material nonpublic information that is known to the Remuneration Committee before granting an equity award. Although we do not have a formal policy with respect to the timing of our equity award grants, the Remuneration Committee has historically granted such awards on a predetermined annual schedule, though it has, from time to time, made grants at other times (for example, in connection with hiring and promotions). In fiscal year 2024, we did not grant option awards to our NEOs during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information.
Section 409A.   The Remuneration Committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.
Section 162(m).   Section 162(m) of the Code disallows a tax deduction to public companies for compensation in excess of $1 million paid to “covered employees”, which generally includes all NEOs. While the Remuneration Committee may take the deductibility of compensation into account when making compensation decisions, the Remuneration Committee will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by us.
“Golden Parachute” Payments.   Sections 280G and 4999 of the Code provide that certain executive officers and other service providers who are highly compensated or hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a tax deduction on the amounts subject to this additional tax. While the Remuneration Committee may take the potential forfeiture of such tax deduction into account when making compensation decisions, it will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by us. We do not provide any tax gross-ups to cover excise taxes under Section 4999 in connection with a change in control.
Accounting for Share-Based Compensation.   We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718, (“ASC Topic 718”), for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including option awards, RSUs and PRSUs based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards.
REMUNERATION COMMITTEE REPORT
The Remuneration Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis. Based on this review and discussion, the Remuneration Committee has recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this proxy statement.
Kenneth Cunningham, M.D. (Chair)
David Ebsworth, Ph.D.
Mahendra Shah, Ph.D.

EXECUTIVE COMPENSATION TABLES
2024 Summary Compensation Table
The following table contains information about the compensation earned by each of our NEOs during our most recently completed fiscal year ended December 31, 2024.
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation (3) ($)	Total
David Zaccardelli, Pharm.D. President and Chief Executive Officer	2024	873,015	18,089,500	—	480,158	13,800	19,456,473
	2023	819,568	5,324,000	—	440,705	13,200	6,597,473
	2022	524,842	4,133,500	—	497,297	27,501	5,183,140
Mark W. Hahn Chief Financial Officer	2024	582,010	18,089,500	—	320,105	13,800	19,005,415
	2023	551,291	5,324,000	—	293,803	13,200	6,182,294
	2022	430,450	3,983,498	—	331,531	22,401	4,767,880
Andrew Fisher(4) General Counsel	2024	352,557	6,783,563	3,516,179	155,833	13,800	10,821,932
Kathleen Rickard, M.D. Chief Medical Officer	2024	504,167	6,783,563	—	221,833	—	7,509,563
	2023	458,333	1,331,000	—	192,500	—	1,981,833
	2022	434,439	863,000	—	217,220	3,342	1,518,001
Claire Poll(5) Former General Counsel	2024	326,023	—	—	—	—	326,023

(1)
Amounts reflect the full grant-date fair value of share awards and option awards granted during 2022, 2023 and 2024 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. The amount shown herein reflects the vesting at maximum levels of each award of PRSUs. We provide information regarding the assumptions used to calculate the value of all share awards and option awards made to our NEOs in Note 7 to the consolidated financial statements included in in our Annual Report on Form 10-K for the year ended December 31, 2024.

(2)
Amounts represent payments earned by our NEOs based upon the achievement of certain company and individual performance objectives for 2022, 2023 and 2024. Please see the description of the annual bonus program under “Cash Incentive Compensation” in the CD&A above.

(3)
Amounts for 2024 consist of Company retirement plan contributions.

(4)
Mr. Fisher commenced employment with us on March 4, 2024.

(5)
Ms. Poll’s employment with us ended on November 2, 2024. Amounts shown in this row are expressed in U.S. dollars. Amounts for 2024 paid in pounds sterling have been converted to U.S. dollars based on the exchange rate ($1.25513 to 1 pound sterling) as of December 31, 2024.

Grants of Plan-Based Awards in Fiscal Year 2024
The following table provides supplemental information relating to grants of plan-based awards made during fiscal year 2024 to help explain information provided above in our Summary Compensation Table. This table presents information regarding all grants of plan-based awards occurring during fiscal year 2024. Awards cover ordinary shares and/or ADSs; however, amounts shown below are expressed in terms of the number of ADSs that are covered by each such award.
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Approval Date	Target ($)	Threshold (#)	Target (#)	Maximum (#)
David Zaccardelli	10/30/2024	10/30/2024	—	—	—	—	100,000	—	—	3,367,000
David Zaccardelli	12/13/2024	10/30/2024	—	150,000	300,000	375,000	—	—	—	14,722,500
David Zaccardelli			$436,507	—	—	—	—	—	—	—
Mark W. Hahn	10/30/2024	10/30/2024	—	—	—	—	100,000	—	—	3,367,000
Mark W. Hahn	12/13/2024	10/30/2024	—	150,000	300,000	375,000	—	—	—	14,722,500
Mark W. Hahn			$291,005	—	—	—	—	—	—	—
Andrew Fisher	10/30/2024	10/30/2024	—	—	—	—	37,500	—	—	1,262,625
Andrew Fisher	12/13/2024	10/30/2024	—	56,250	112,500	140,625	—	—	—	5,520,938
Andrew Fisher	4/1/2024	2/28/2024	—	—	—	—	—	300,000	$16.09	3,516,179
Andrew Fisher			$170,000	—	—	—	—	—	—	—
Kathleen Rickard	10/30/2024	10/30/2024	—	—	—	—	37,500	—	—	1,262,625
Kathleen Rickard	12/13/2024	10/30/2024	—	56,250	112,500	140,625	—	—	—	5,520,938
Kathleen Rickard			$201,667	—	—	—	—	—	—	—
Claire Poll			—	—	—	—	—	—	—	—

(1)
Amounts reflect targeted possible payouts under our 2024 annual bonus program, which does not provide for “threshold” or “maximum” levels of payouts. Actual payouts are set forth in the column entitled “Non-Equity Incentive Plan Compensation” in the “2024 Summary Compensation Table” above. Please see the description of the annual bonus program under “Cash Incentive Compensation” in the CD&A above.

(2)
The PRSU awards are eligible to be earned based on the achievement of quarterly revenue goals, and are eligible to vest based on continued service thereafter. Please see the description of the vesting terms under “Elements of Compensation — Equity-Based Long-Term Incentive Awards” in the CD&A above.

(3)
The RSU awards are scheduled to vest (i) as to 25%, upon the first anniversary of a specified vesting commencement date and (ii) as to the remainder, in quarterly installments over the following 3 years, subject generally to continued employment and potential accelerated vesting.

(4)
The option award is scheduled to vest (i) as to 25%, upon the first anniversary of a specified vesting commencement date and (ii) as to the remainder, in equal monthly installments over the following 3 years, subject generally to continued employment and potential accelerated vesting.

(5)
Amounts reflect the grant-date fair value in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate these values in Note 7 to the consolidated financial statements included in in our Annual Report on Form 10-K for the year ended December 31, 2024. Each RSU, PRSU and option award was made under the 2017 Incentive Plan.

Outstanding Equity Awards at 2024 Fiscal Year-End Table
The following table summarizes the number of shares underlying outstanding equity incentive plan awards for each NEO as of December 31, 2024. Awards cover ordinary shares and/or ADSs; however, amounts shown below are expressed in terms of the number of ADSs that are covered by each such award.
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David Zaccardelli	9/26/2022(1)	—	—	—	—	225,000	10,449,000	—	—
	10/20/2023(2)	—	—	—	—	75,000	3,483,000	—	—
	10/20/2023(3)	—	—	—	—	175,000	8,127,000	—	—
	10/30/2024(4)	—	—	—	—	100,000	4,644,000	—	—
	12/13/2024(5)	—	—	—	—	—	—	300,000	13,932,000
Mark W. Hahn	9/26/2022(1)	—	—	—	—	225,000	10,449,000	—	—
	10/20/2023(2)	—	—	—	—	75,000	3,483,000	—	—
	10/20/2023(3)	—	—	—	—	175,000	8,127,000	—	—
	10/30/2024(4)	—	—	—	—	100,000	4,644,000	—	—
	12/13/2024(5)	—	—	—	—	—	—	300,000	13,932,000
Andrew Fisher	4/1/2024(6)	—	300,000	16.09	3/31/2034	—	—	—	—
	10/30/2024(4)	—	—	—	—	37,500	1,741,500	—	—
	12/13/2024(5)	—	—	—	—	—	—	112,500	5,224,500
Kathleen Rickard	4/1/2019	70,000	—	5.99	3/29/2029	—	—	—	—
	3/3/2020	12,500	—	5.64	3/3/2030	—	—	—	—
	9/26/2022(1)	—	—	—	—	50,000	2,322,000	—	—
	10/20/2023(2)	—	—	—	—	18,749	870,704	—	—
	10/20/2023(3)	—	—	—	—	43,750	2,031,750	—	—
	10/30/2024(4)	—	—	—	—	37,500	1,741,500	—	—
	12/13/2024(5)	—	—	—	—	—	—	112,500	5,224,500
Claire Poll	9/13/2016	25,000	—	19.93	9/13/2026	—	—	—	—
	3/8/2018	27,149	—	16.15	3/8/2028	—	—	—	—

(1)
The outstanding restricted stock units cover ADSs and vest in eight equal quarterly installments (with the first such installment occurring on February 1, 2025), provided that the restricted stock units will immediately vest prior to a change in control, subject, in each case, to the holder’s continued employment with us through the applicable vesting date and potential accelerated vesting as described in the section below titled “— Potential Payments Upon Termination or Change in Control.”

(2)
The outstanding restricted stock units cover ADSs and vest in twelve equal quarterly installments (with the first such installment occurring on February 1, 2025), provided that the restricted stock units will immediately vest prior to a change in control, subject, in each case, to the holder’s continued employment with us through the applicable vesting date and potential accelerated vesting as described in the section below titled “— Potential Payments Upon Termination or Change in Control.”

(3)
The outstanding restricted stock units cover ADSs and vest in seven equal quarterly installments (with the first such installment occurring on February 1, 2025), provided that the restricted stock units will immediately vest prior to a change in control, subject, in each case, to the holder’s continued employment with us through the applicable vesting date and potential accelerated vesting as described in the section below titled “— Potential Payments Upon Termination or Change in Control.”

(4)
The outstanding restricted stock units cover ADSs and vest (i) as to 25% of the restricted stock units, on November 1, 2025, and (ii) as to the remainder, in twelve equal quarterly installments thereafter, provided that the restricted stock units will immediately vest prior to a change in control, subject, in each case, to the holder’s continued employment with us through the applicable vesting date and potential accelerated vesting as described in the section below titled “— Potential Payments Upon Termination or Change in Control.”

(5)
The outstanding PRSUs are eligible to be earned in quarterly installments based on achievement of quarterly revenue targets in 2025, calculated as follows: 90% of target revenue results in 50% of target PRSUs being earned, 95% of target revenue results in 75% of target PRSUs being earned, 100% of target revenue results in 100% of target PRSUs being earned, 110% of target revenue results in 106.25% of target PRSUs being earned, and 120% of target revenue results in 112.5% of target PRSUs being earned. An additional 12.5% of the total number of PRSUs will be awarded if all quarterly revenue targets are met in 2025. Amounts will be linearly interpolated in between performance levels set forth above. The quarterly revenue targets for 2025 have been set in order to incentivize superior performance. PRSUs that are earned are eligible to vest as follows: (i) 34% of PRSUs earned each quarter will vest immediately, and (ii) as to the remainder, in eight quarterly installments over the following eight quarters, subject generally to continued employment and potential accelerated vesting. The PRSUs will immediately vest prior to a change in control, subject, in each case, to the holder’s continued employment with us through the applicable vesting date and potential accelerated vesting as described in the section below titled “— Potential Payments Upon Termination or Change in Control.”

(6)
The option covers ADSs and vest (i) as to 25% of the options on April 1, 2025 and (ii) as to the remainder, in 36 equal monthly installments thereafter, subject, in each case, to Mr. Fisher’s continued employment with us through the applicable vesting date and potential accelerated vesting as described in the section below titled “— Executive Compensation Arrangements.”

Option Exercises and Stock Vested in Fiscal Year 2024
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
David Zaccardelli	—	—	406,991	$8,986,129
Mark W. Hahn	—	—	406,987	$8,986,055
Andrew Fisher	—	—	—	—
Kathleen Rickard	—	—	134,388	$2,866,014
Claire Poll	105,511	$1,503,462	126,261	$2,712,871

(1)
Amounts are calculated by multiplying the number of shares as to which the option was exercised by the market price of the shares on the exercise date, net of the exercise price.

(2)
Amounts are calculated by multiplying the number of shares vested by our closing share price on the vesting date.

Potential Payments Upon Termination or Change in Control
Each of our current named executive officers has entered into an offer letter or employment agreement, the material terms of which are described below.
David S. Zaccardelli, Pharm.D.
We entered into an employment agreement with Dr. Zaccardelli pursuant to which he commenced employment with us on February 1, 2020. This agreement entitles Dr. Zaccardelli to receive an annual base salary initially equal to $750,000 (which has been subsequently increased, as described above) and a target annual bonus opportunity of 50% of his annual base salary.
If Dr. Zaccardelli’s employment is terminated by us without “Cause” or by Dr. Zaccardelli for “Good Reason” (as each such term is defined in his employment agreement), then, subject to his signing and not revoking a general release of claims, he is entitled to receive (i) 12 months of base salary continuation and continued payment of premiums for continued medical coverage under COBRA, (ii) an amount equal to 100% of Dr. Zaccardelli’s full annual discretionary bonus, calculated as though all applicable objectives have been achieved for the year of termination, (iii) payment of all accrued and unused paid time-off, and (iv) full accelerated vesting of any outstanding, unvested equity awards under our share and share option schemes (with any performance-vesting awards become vested based on target level attainment).
Dr. Zaccardelli has also agreed to refrain from competing with us or soliciting our customers or prospective customers for a period of one year following his termination of employment.
Mark W. Hahn
We entered into an employment agreement with Mr. Hahn pursuant to which he commenced employment with us on February 1, 2020 and has served as our Chief Financial Officer since March 1, 2020. This agreement entitles Mr. Hahn to receive an initial annual base salary of $500,000 (which has been subsequently increased, as described above) and a target annual bonus opportunity of 50% of his annual base salary. If Mr. Hahn’s employment is terminated by us without “Cause” or by Mr. Hahn for “Good Reason” (as each such term is defined in his employment agreement), then, subject to his signing and not revoking a general release of claims, he is entitled to receive the same severance payments and benefits that Dr. Zaccardelli is entitled to receive, as described above. Mr. Hahn has also agreed to refrain from competing with us or soliciting our customers or prospective customers for a period of one year following his termination of employment.
Andrew Fisher
We entered into an offer letter with Mr. Fisher on March 1, 2024, pursuant to which he agreed to serve as our General Counsel, effective March 4, 2024. This agreement entitles Mr. Fisher to receive an annual base salary (initially equal to $425,000, which has been subsequently increased, as described above) and a target annual bonus opportunity of 40% of his annual base salary, with the amount of any such bonus based on performance criteria for our company and his individual performance, as determined by the Board of Directors in its sole discretion. Mr. Fisher’s annual bonus for 2024 was pro-rated based on his partial year of employment. Mr. Fisher was also entitled to receive an option award, as described above under “Elements of Compensation — Equity-Based Long-Term Incentive Awards” in the CD&A above.
If Mr. Fisher’s employment is terminated by us without “Cause” or by Mr. Fisher for “Good Reason” (as each such term is defined in his offer letter), then, subject to his signing and not revoking a general release of claims, he is entitled to receive (i) twelve months of base salary continuation, (ii) twelve months of continued payment of premiums for continued medical coverage under COBRA, and (iii) a pro-rated portion of the annual bonus that he otherwise would have earned in the year of termination based on actual performance in such year.
Mr. Fisher is also entitled to participate in the Verona Pharma plc Employee Change in Control Severance Benefit Plan (the “Severance Plan”). Under the Severance Plan, if, upon or within 12 months following a change in control, we terminate the employment of Mr. Fisher without Cause (as defined in the Severance Plan) or if Mr. Fisher resigns voluntarily under the terms of a voluntary reduction in force program established by the administrator of the Severance Plan pursuant to which the participant is eligible to resign and receive benefits under the Severance Plan, then Mr. Fisher will be entitled to receive (i) base salary and medical benefit continuation for a period (the “Severance Period”) of twelve months, (ii) a pro-rated target cash bonus for the year of termination, (iii) relocation benefits paid to Mr. Fisher in connection with any relocation that occurred within 12 months prior to the change in control and (iv) outplacement services until the end of the Severance Period (or, if earlier, until the acceptance of an offer of full-time employment from a subsequent employer).
Kathleen Rickard, M.D.
We entered into an offer letter with Dr. Rickard on December 13, 2018, pursuant to which she agreed to serve as our Chief Medical Officer, effective February 1, 2019. This agreement entitles Dr. Rickard to receive an annual base salary (as described above) and a target annual bonus opportunity of 40% of her annual base salary, with the amount of any such bonus based on performance criteria for our company and her individual performance, as determined by the Board of Directors in its sole discretion.
If Dr. Rickard’s employment is terminated by us without “Cause” or by Dr. Rickard for “Good Reason” (as each such term is defined in her offer agreement), then, subject to her signing and not revoking a general release of claims, she is entitled to receive (i) four weeks of base salary continuation, (ii) four weeks of continued payment of premiums for continued medical coverage under COBRA, and (iii) a pro-rated portion of the annual bonus that she otherwise would have earned in the year of termination based on actual performance in such year.
Dr. Rickard is also entitled to participate in the Severance Plan. Under the Severance Plan, if, upon or within 12 months following a change in control, we terminate the employment of Dr. Rickard without Cause (as defined in the Severance Plan) or if Dr. Rickard resigns voluntarily under the terms of a voluntary reduction in force program established by the administrator of the Severance Plan pursuant to which the participant is eligible to resign and receive benefits under the Severance Plan, then Dr. Rickard will be entitled to receive (i) base salary and medical benefit continuation for the Severance Period, (ii) a pro-rated target cash bonus for the year of termination, (iii) relocation benefits paid to Dr. Rickard in connection with any relocation that occurred within 12 months prior to the change in control and (iv) outplacement services until the end of the Severance Period (or, if earlier, until the acceptance of an offer of full-time employment from a subsequent employer).
Claire Poll
Ms. Poll’s employment with us ended effective November 2, 2024. Upon her retirement, Ms. Poll received her accrued base salary and accrued, vested benefits, but did not receive any severance payments or benefits.

Estimated Potential Payments
The following table summarizes the payments that would be made to our NEOs upon the occurrence of certain qualifying terminations of employment or a change in control, in any case, occurring on December 31, 2024. Ms. Poll’s employment with us ended effective November 2, 2024 and is consequently not included in the table below. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination or (ii) other benefits earned or accrued by the NEO during their employment that are available to all salaried employees, such as accrued vacation. Amounts shown are the maximum potential payment the NEO would have received as of December 31, 2024. Amounts of any reduction pursuant to the 280G best pay provision, if any, would be calculated upon actual termination of employment.
Name	Benefit	Termination Without Cause or for Good Reason/Cause (no Change in Control)	Change in Control (no Termination)	Termination Without Cause or for Good Reason/Cause in Connection with a Change in Control
David Zaccardelli	Cash	$1,309,522	$1,309,522	$1,309,522
	Equity Acceleration(1)	$40,635,000	$40,635,000	$40,635,000
	Continued Healthcare	$8,891	$8,891	$8,891
	Total	$41,953,413	$41,953,413	$41,953,413
Mark W. Hahn	Cash	$873,015	$873,015	$873,015
	Equity Acceleration(1)	$40,635,000	$40,635,000	$40,635,000
	Continued Healthcare	$17,389	$17,389	$17,389
	Total	$41,525,404	$41,525,404	$41,525,404
Andrew Fisher	Cash	$618,000	$618,000	$618,000
	Equity Acceleration(1)	$—	$16,071,000	$16,071,000
	Continued Healthcare	$30,138	$30,138	$30,138
	Total	$648,138	$16,719,138	$16,719,138
Kathleen Rickard	Cash	$728,833	$728,833	$728,833
	Equity Acceleration(1)	$—	$12,190,454	$12,190,454
	Total	$728,833	$12,919,287	$12,919,287

(1)
Equity awards are subject to accelerated vesting pursuant to their terms and/or the offer letters or employment agreements described above in the section titled “— Executive Compensation Arrangements.” With respect to options, the value of equity acceleration was calculated by (i) multiplying the number of accelerated shares underlying the options by $46.44, the closing trading price of our shares on December 31, 2024 and (ii) subtracting the exercise price for the options. With respect to RSUs and PRSUs, the value of equity acceleration was calculated by multiplying the number of accelerated RSUs and PRSUs (at target) by $46.44, the closing trading price of our shares on December 31, 2024.

PAY VERSUS PERFORMANCE
Pay Versus Performance Table
The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended December 31, 2021, 2022, 2023 and 2024, and our financial performance for each such fiscal year:
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non- PEO NEOs ($)(1)(2)	Value of Initial Fixed $100 Investment Based on:		Net Income ($)	Revenue ($)
					Total Shareholder Return	Peer Group Total Shareholder Return
2024	19,456,473	19,456,473	9,415,733	9,415,733	663.43	89.97	(173,418,000)	42,279,000
2023	6,559,277	558,317	4,082,064	207,291	284.00	91.22	(54,369,000)	—
2022	5,183,140	27,578,945	3,142,940	17,462,808	373.29	87.93	(68,701,000)	458,000
2021	1,123,304	823,718	650,336	425,254	96.00	99.56	(55,569,000)	40,000,000

(1)
Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2024	David Zaccardelli	Mark W. Hahn, Kathleen Rickard, Andrew Fisher and Claire Poll
2023	David Zaccardelli	Mark W. Hahn and Kathleen Rickard
2022	David Zaccardelli	Mark W. Hahn and Kathleen Rickard
2021	David Zaccardelli	Mark W. Hahn and Kathleen Rickard
Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:
	2024
Adjustments	PEO	Average Non-PEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	(18,089,500)	(8,793,201)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	18,576,000	11,610,000
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	—	—
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	22,059,000	8,375,071
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	895,148	323,134
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	—	—

2024
Adjustments	PEO	Average Non-PEO NEOs
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	—	—
Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	—	—
Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table for Applicable FY	—	—
Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans	—	—
TOTAL ADJUSTMENTS	23,440,648	11,515,003

(2)
Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to (i) for solely service-vesting RSU awards, the closing price per share on the applicable year-end date(s) or, in the case of vesting dates, the closing price per share on the applicable vesting date(s); (ii) for performance-based PRSU awards, the same valuation methodology as RSU awards above except that the year-end values are multiplied by the probability of achievement of the applicable performance objective as of the applicable date; and (iii) for stock options, a Black Scholes value as of the applicable year-end or vesting date(s), determined based on the same methodology as used to determine grant date fair value but using the closing stock price on the applicable revaluation date as the current market price and with an expected life equal to the original ratio of expected life relative to the ten year contractual life multiplied times the remaining life as of the applicable revaluation date, and in all cases based on volatility and risk free rates determined as of the revaluation date based on the expected life period and based on an expected dividend rate of 0%. For additional information on the assumptions used to calculate the valuation of the awards, see the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended 2024 and prior fiscal years.

(3)
For the relevant fiscal year, represents the cumulative TSR (the “Peer Group TSR”) of the Nasdaq Biotechnology Index (the “Peer Group”).

(4)
Revenue is a GAAP measure.

Narrative Disclosure to Pay Versus Performance Table
Relationship Between Financial Performance Measures
The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative total shareholder return (“TSR”), (ii) our Peer Group TSR, (iii) our net income and (iv) our net revenue, in each case, for the fiscal years ended December 31, 2021, 2022, 2023 and 2024. TSR amounts reported in the graph assume an initial fixed investment of $100.

Pay Versus Performance Tabular List
Revenue represented the only financial performance measure used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2024. For additional details regarding our use of financial performance measures, please see the sections titled “Equity-Based Long-Term Incentive Awards” in our Compensation Discussion and Analysis (CD&A) elsewhere in this Proxy Statement.

DIRECTOR COMPENSATION
We have entered into letters of appointment with each of our non-executive directors pursuant to which they are entitled to receive an annual fee for their services as a member of the board, and an additional fee for service on its committees. For 2024, these fees were as follows:
•
the Chairperson of the Board of Directors receives an annual cash retainer of £115,000;

•
each other non-executive director receives an annual cash retainer of £40,000;

•
each Chairperson of a committee of the Board of Directors or a member of a committee of the Board of Directors, receives additional cash compensation as follows:

•
the Chairperson of the Audit and Risk Committee receives an additional annual retainer of £18,000;

•
the Chairperson of the Remuneration Committee receives an additional annual retainer of £12,000;

•
the Chairperson of the Nomination Committee receives an additional annual retainer of £10,000;

•
the Chairperson of the Commercial Committee receives an additional annual retainer of £10,000;

•
a member of the Audit and Risk Committee receives an additional annual retainer of £10,000;

•
a member of the Remuneration Committee receives an additional annual retainer of £6,000;

•
a member of the Nomination and Corporate Governance Committee receives an additional annual retainer of £4,000; and

•
a member of the Commercial Committee receives an additional annual retainer of £4,000.

Following our annual, independent benchmarking review of the compensation of our non-executive directors, the fees payable to our non-executive directors will be maintained at 2024 levels for 2025.
The fees are paid monthly in arrears. These letters also provide for reimbursement of reasonable and documented expenses incurred in the performance of board duties, including reimbursement of business class air travel.
The following table sets forth in summary form information concerning the compensation that we paid or awarded during the year ended December 31, 2024 to each of our non-executive directors.

2024 Director Compensation Table
Name(1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	Total ($)
David Ebsworth, Ph.D.	180,739	328,117	508,856
Christina Ackermann	66,161	328,117	394,279
Michael Austwick	55,435	237,392	292,827
James Brady	62,757	328,117	390,874
Kenneth Cunningham, M.D..	65,267	328,117	393,384
Lisa Deschamps	58,991	328,117	387,109
Martin Edwards, M.D.	50,205	328,117	378,323
Rishi Gupta (3)	4,184	—	4,184
Mahendra Shah, Ph.D.	57,736	328,117	385,853
Vikas Sinha	77,818	328,117	405,935
Anders Ullman, M.D., Ph.D.	50,205	328,117	378,323

(1)
Amounts shown in this table are expressed in U.S. dollars. Amounts for 2024 paid in pounds sterling have been converted to U.S. dollars based on the exchange rate ($1.25513 to 1 pound sterling) as of December 31, 2024.

(2)
Amounts reflect the full grant-date fair value of options granted during 2024 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all option awards made to our directors in Note 7 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024.

The table below shows the aggregate numbers of option awards (exercisable and unexercisable) and unvested stock awards held as of December 31, 2024 by each non-employee director. Awards cover ordinary shares and/or ADSs; however, amounts shown below are expressed in terms of the number of ADSs that are covered by each such award.
Name	Option Awards Outstanding at 2024 Fiscal Year End
David Ebsworth, Ph.D.	75,000
Christina Ackermann	48,000
Michael Austwick	18,000
James Brady	78,000
Kenneth Cunningham, M.D	75,000
Lisa Deschamps	75,000
Martin Edwards, M.D.	75,000
Rishi Gupta	—
Mahendra Shah, Ph.D.	75,000
Vikas Sinha	90,048
Anders Ullman, M.D., Ph.D.	75,000

(3)
Mr. Gupta resigned from the Board in January 2024.

* * * * *

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our Chief Executive Officer’s annual total compensation to the annual total compensation of our other employees.
The annual total compensation for 2024 for our Chief Executive Officer was $19,456,473, as reported in the Summary Compensation Table. The annual total compensation for 2024 for our median employee, identified as discussed below, was $444,444, calculated in accordance with the rules applicable to the Summary Compensation Table. Based on this information, for 2024, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees was approximately 44 to 1.
Methodology, Assumptions and Estimates Used in Determining our Pay Ratio Disclosure
We chose December 31, 2024 as the date for establishing the employee population used in identifying the median employee and used calendar year 2024 as the measurement period. We identified the median employee using the consistently applied compensation measure of total compensation, calculated consistently with that of our Chief Executive Officer for each employee employed as of December 31, 2024 (other than our Chief Executive Officer). We annualized the compensation measure for permanent employees who joined in 2024. We captured all full-time, part-time, seasonal and temporary employees, consisting of approximately 220 individuals.
The annual total compensation of the median employee and the annual total compensation of the CEO were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported above should not be used as a basis for comparison between companies by other companies. In addition, we expect the Company’s annually reported pay ratio may vary significantly year over year, given the size of the Company and the potential variability in Company employee compensation.
Compensation Risk Assessment
We have assessed our compensation programs for all employees and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Management has evaluated our executive and employee compensation and benefits programs to determine if these programs’ provisions and operations create undesired or unintentional risk of a material nature. The risk assessment process includes a review of program policies and practices; analysis to identify risks and risk controls related to our compensation programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, the effectiveness of our risk controls and the impacts of our compensation programs and their risks to our strategy. Although we periodically review all compensation programs, we focus on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. In relation to this, we believe that our incentive compensation arrangements provide incentives that do not encourage risk taking beyond our ability to effectively identify and manage significant risks and are compatible with effective internal controls and our risk management practices.
The Remuneration Committee monitors our compensation programs on an annual basis and expects to make modifications as necessary to address any changes in our business or risk profile.
EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information as of December 31, 2024 regarding ordinary shares that may be issued under our equity compensation plans, consisting of the Verona Pharma plc EMI Option Scheme, the Verona Pharma plc Unapproved Share Option Scheme and the Verona Pharma plc 2017 Incentive Award

Plan (as it has been amended and/or restated, the “2017 Incentive Plan”). We do not have any non-shareholder approved equity compensation plans.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by shareholders	73,240,552(1)	$1.88(2)	1,585,221(3)
Equity compensation plans not approved by shareholders	—	$—	—
Totals	73,240,552	$1.88	1,585,221

(1)
Includes 14,830,112 ordinary shares underlying outstanding restricted share units and 25,537,048 ordinary shares underlying performance restricted share units as of December 31, 2024.

(2)
Represents the weighted average exercise price of outstanding options. Restricted share units and performance restricted share units are not taken into account for purposes of determining the weighted average exercise price.

(3)
Under the terms of the 2017 Incentive Plan, the number of common shares that may be issued under the 2017 Incentive Plan will automatically increase on January 1st of each year, from January 1, 2024 continuing through January 1, 2033, by 4% of the total number of ordinary shares outstanding on December 31st of the preceding calendar year, or a lesser number of shares as may be determined by the Board of Directors.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information with respect to the beneficial ownership of our voting ordinary shares (and our ADSs, each of which represents 8 ordinary shares), as of March 1, 2025, by:
•
each person or group of affiliated persons known by us to beneficially own more than 5% of ordinary shares;

•
each of our named executive officers and directors (which includes all nominees); and

•
all of our executive officers and directors as a group.

The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares over which the individual or entity has sole or shared voting power or investment power. Applicable percentage ownership is based on 680,144,806 voting and non-voting ordinary shares outstanding as of March 1, 2025, including ordinary shares in the form of ADSs. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, ordinary shares subject to options, restricted share units or other rights held by such person that are currently exercisable or will become exercisable or will vest within 60 days of March 1, 2025 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
Unless noted otherwise, the address of all listed shareholders is c/o Verona Pharma plc, 3 More London Riverside, London SE1 2RE UK. Each of the shareholders listed has sole voting and investment power with respect to the shares beneficially owned by the shareholder unless noted otherwise, subject to community property laws where applicable.

	Shares beneficially owned
Name of beneficial owner	Number	Percent
5% or greater shareholders:
RA Capital Management affiliates(1)	62,223,536	9.2%
Perceptive Advisors LLC(2)	52,527,464	7.7%
Named Executive Officers, Directors and Director Nominees:
David Zaccardelli, Pharm.D.(3)	11,513,024	1.7%
Mark W. Hahn(4)	10,601,848	1.6%
Andrew Fisher(5)	600,000	*
Kathleen Rickard, M.D.(6)	2,625,752	*
Claire Poll (7)	1,718,728	*
Christina Ackermann(8)	353,880	*
Michael Austwick(9)	48,000	*
James Brady(10)	624,000	*
Kenneth Cunningham, M.D.(11)	666,584	*
Lisa Deschamps(12)	670,320	*
David Ebsworth, Ph.D.(13)	1,476,003	*
Martin Edwards, M.D.(14)	744,800	*
Mahendra Shah, Ph.D.(15)	673,080	*
Vikas Sinha(16)	794,824	*
Anders Ullman, M.D., Ph.D.(17)	934,856	*
All directors and current executive officers as a group (14 persons)(18)	32,326,971	4.8%

*
Indicates beneficial ownership of less than 1% of the total outstanding ordinary shares.

(1)
Consists of (a) 14,134,640 ordinary shares held directly by RA Capital Healthcare Fund, L.P., or RA Capital, all of which are held in the form of ADSs, and (b) 48,088,896 non-voting ordinary shares that RA Capital beneficially own based on the right to acquire, upon the redesignation of the non-voting ordinary shares as ordinary shares. RA Capital may elect to have any portion of their non-voting ordinary shares re-designated as voting ordinary shares at any time, unless, immediately following such conversion, they would beneficially own more than 9.99% of the outstanding ordinary shares. If RA Capital would beneficially own more than 9.99% of the outstanding ordinary shares following such re-designation, then the re-designation would occur no earlier than 61 days following the election for such re-designation. RA Capital Management, L.P., or Adviser, is the investment adviser for RA Capital. The general partner of the Adviser is RA Capital Management GP, LLC, or Adviser GP, of which Dr. Peter Kolchinsky and Mr. Rajeev Shah are the managing members. RA Capital, the Adviser, Dr. Kolchinsky and Mr. Shah have shared voting and shared dispositive power with respect to all of the shares reported. The Adviser, the Adviser GP, Dr. Kolchinsky, and Mr. Shah disclaim beneficial ownership of securities held by RA Capital except to the extent of their pecuniary interest therein. Beneficial ownership information is based on a Schedule 13G/A filed on February 14, 2025. RA Capital Management’s mailing address is 200 Berkeley Street, 18th Floor, Boston, MA 02116.

(2)
Consists of (i) 6,315,933 ADSs representing 50,527,464 shares of ordinary shares and (ii) 250,000 ADS issuable upon exercise of options representing 2,000,000 ordinary shares held directly by Perceptive Life Sciences Master Fund, Ltd. (the “Master Fund”). Perceptive Advisors LLC (“Perceptive Advisors”) serves as the investment manager to the Master Fund and Joseph Edelman is the managing member of Perceptive Advisors. Each of the Master Fund, Perceptive Advisors and Joseph Edelman have shared voting power and shared dispositive power over 6,315,933 ADSs representing 50,527,464 shares of ordinary shares. Beneficial ownership information is based on a Schedule 13G/A filed on November 14, 2024. The mailing address for the Master Fund, Perceptive Advisors and Joseph Edelman is 51 Astor Place, 10th Floor, New York, NY 10003.

(3)
Consists of 11,513,024 ordinary shares, all of which are held in the form of ADSs.

(4)
Consists of 10,601,848 ordinary shares, all of which are held in the form of ADSs.

(5)
Consists of 600,000 ordinary shares underlying options that will vest within 60 days of March 1, 2025.

(6)
Consists of 1,965,752 ordinary shares, all of which are held in the form of ADSs and, 660,000 ordinary shares underlying options that are exercisable or that will be exercisable within 60 days of March 1, 2025.

(7)
Consists of 541,815 ordinary shares, 541,808 of which are held in the form of ADSs and 1,176,920 ordinary shares held by a family trust. Indicates ownership as of March 4, 2024, the date of Ms. Poll’s ceased her position as General counsel of the Company.

(8)
Consists of 41,880 ordinary shares, all of which are held in the form of ADSs, and 312,000 ordinary shares underlying options that are exercisable or that will be exercisable within 60 days of March 1, 2025.

(9)
Consists of 48,000 ordinary shares underlying options that are exercisable or that will be exercisable within 60 days of March 1, 2025.

(10)
Consists of 624,000 ordinary shares underlying options that are exercisable or that will be exercisable within 60 days of March 1, 2025.

(11)
Consists of 66,584 ordinary shares, all of which are held in the form of ADSs, and 600,000 ordinary shares underlying options that are exercisable or that will be exercisable within 60 days of March 1, 2025.

(12)
Consists of 70,320 ordinary shares, all of which are held in the form of ADSs, and 600,000 ordinary shares underlying options that are exercisable or that will be exercisable within 60 days of March 1, 2025.

(13)
Consists of 1,336,003 ordinary shares, 1,336,000 of which are held in the form of ADSs, and 140,000 ordinary shares underlying options that are exercisable or that will be exercisable within 60 days of March 1, 2025.

(14)
Consists of 144,800 ordinary shares, all of which are held in the form of ADSs, and 600,000 ordinary shares underlying options that are exercisable or that will be exercisable within 60 days of March 1, 2025.

(15)
Consists of 73,080 ordinary shares, all of which are held in the form of ADSs, and 600,000 ordinary shares underlying options that are exercisable or that will be exercisable within 60 days of March 1, 2025.

(16)
Consists of 74,440 ordinary shares, all of which are held in the form of ADSs and 720,384 ordinary shares underlying options that are exercisable or that will be exercisable within 60 days of March 1, 2025.

(17)
Consists of 334,856 ordinary shares, all of which are held in the form of ADSs, and 600,000 ordinary shares underlying options that are exercisable or that will be exercisable within 60 days of March 1, 2025.

(18)
Consists of 26,222,587 ordinary shares, 26,222,587 of which are held in the form of ADSs, and 6,104,384 ordinary shares underlying options that are exercisable or that will be exercisable within 60 days of March 1, 2025.

Certain Relationships
FOR RELATED PERSON TRANSACTIONS
Our Board of Directors has adopted a written Related Person Transaction Policy, setting forth the policies and procedures for the review and approval or ratification of related person transactions. Under the policy, our finance department is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If our finance department determines that a transaction or relationship is a related person transaction requiring compliance with the policy, our Chief Financial Officer is required to present to the Audit and Risk Committee all relevant facts and circumstances relating to the related person transaction. Our Audit and Risk Committee must review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics, and either approve or disapprove the related person transaction. If advance Audit and Risk Committee approval of a related person transaction requiring the Audit and Risk Committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Audit and Risk Committee subject to ratification of the transaction by the Audit and Risk Committee at the Audit and Risk Committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person, then upon such recognition the transaction will be presented to the Audit and Risk Committee for ratification at the Audit and Risk Committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. Our management will update the Audit and Risk Committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director may participate in approval of a related person transaction for which he or she is a related person.
The following are certain transactions, arrangements and relationships with persons who are, or were during the period beginning January 1, 2024, our directors, executive officers or shareholders owning 5% or more of our outstanding ordinary shares, or any member of the immediate family of any of the foregoing persons.
Indemnification Agreements
To the extent permitted by the U.K. Companies Act 2006, we are empowered to indemnify our directors against any liability they incur by reason of their directorship. We have also entered into a deed of indemnity with each of our directors and executive officers. In addition to such indemnification, we provide our directors and executive officers with directors’ and officers’ liability insurance.
Agreements with Our Executive Officers and Directors
We have entered into employment agreements with certain of our executive officers and service agreements with our non-executive directors, as well as separation agreements with certain of our former executive officers. See the section in this proxy statement entitled “Compensation Discussion and Analysis.”
Additional Information
SHAREHOLDERS’ RIGHTS TO CALL A GENERAL MEETING
Our shareholders have the right to call a meeting of our shareholders. The U.K. Companies Act 2006 generally requires the directors to call a general meeting once we have received requests to do so from shareholders representing at least 5% of our paid-up shares entitled to vote at a general meeting. The U.K. Companies Act 2006 generally prohibits shareholders of a U.K. public limited company from passing written resolutions. However, significant shareholders would, in any case, still have the power to call a general meeting and propose resolutions. These provisions are mandatory under the U.K. Companies Act 2006 and cannot be waived by our shareholders.

SHAREHOLDER PROPOSALS FOR THE 2026 ANNUAL GENERAL MEETING
Rule 14a-8 Proposals — Pursuant to Rule 14a-8 under the Exchange Act, shareholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2026 annual general meeting of shareholders must submit the proposal to the Company Secretary, Verona Pharma plc, c/o Shakespeare Martineau LLP, at 6th Floor, 60 Gracechurch Street, London, EC3V 0H, Attn: Ben Harber, in writing not later than 120 days before the anniversary of the date on which we sent our proxy materials for the AGM, or November 21, 2025, unless the date of the 2026 annual general meeting of shareholders is changed by more than 30 days from the date of the AGM, and must satisfy the requirements of the proxy rules promulgated by the SEC.
Other Proposals — Shareholders intending to include a proposal on the agenda for the 2026 annual general meeting of shareholders, irrespective of whether they intend to have the proposal included in our proxy statement, must comply with the requirements under our Articles of Association and English law. Under Section 338 of the U.K. Companies Act 2006, shareholders representing at least 5% of holders entitled to vote on a resolution at an annual general meeting may require the Company to include such resolution in its notice of an annual general meeting. Provided the applicable thresholds are met, notice of the resolution must be received by the Company Secretary, Verona Pharma plc, c/o Shakespeare Martineau LLP, at 6th Floor, 60 Gracechurch Street, London, EC3V 0H, Attn: Ben Harber, at least six weeks prior to the date of the annual general meeting, or, if later, at the time notice of the annual general meeting is delivered to shareholders. Additionally, in accordance with our Articles of Association, shareholders who intend to nominate a director to be elected at the 2026 annual general meeting of shareholders must provide the Company Secretary with written notice of such nomination between 7 and 21 days prior to the date of such meeting, together with written notice signed by the director nominee regarding his or her willingness to be elected.
Proposals and nominations that are not received by the dates specified above, or otherwise do not meet all relevant requirements, will be considered untimely or improper, as applicable. You may contact Ben Harber, Company Secretary, c/o Shakespeare Martineau LLP, 6th Floor, 60 Gracechurch Street, London, EC3V 0HR, for a copy of the relevant provisions of our Articles of Association regarding the requirements for making shareholder proposals.
In addition to satisfying the foregoing requirements under our Articles of Association, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 23, 2026.
We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.
OTHER MATTERS
No business shall be voted on at the AGM, except such items as included in the agenda for the AGM.
SOLICITATION OF PROXIES
The accompanying proxy is solicited by and on behalf of our Board of Directors, whose Notice of AGM is attached to this proxy statement, and the entire cost of such solicitation will be borne by us. We have retained Mackenzie Partners, Inc. to assist in the distribution of proxy materials and the solicitation of proxies from brokerage firms, fiduciaries, custodians, and other similar organizations representing beneficial owners of shares for the AGM. We have agreed to pay Mackenzie Partners, Inc. a fee of approximately $16,500 plus out-of-pocket expenses. You may contact Mackenzie Partners, Inc. at +1-212-929-5500. In addition to the use of mail, proxies may be solicited by personal interview, telephone, e-mail and facsimile by our directors, officers and other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.
Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

We intend to file a Proxy Statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for our 2026 annual general meeting of shareholders. Shareholders may obtain our Proxy Statement (and any amendments and supplements thereto) and other documents as and when filed by us with the SEC without charge from the SEC’s website at: www.sec.gov.
HOUSEHOLDING
The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our ADS holders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple ADS holders who share an address, unless we received contrary instructions from the impacted ADS holders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any ADS holder at the shared address to which a single copy of those documents was delivered. If you are an ADS holder and your household received a single set of proxy materials this year, but you would prefer to receive your own copy, or if you currently share an address with another ADS holder and wish to receive only one copy of proxy materials either now or in future for your household, please contact your bank or broker. If you have requested to be removed from the householding program, you will be removed within 30 days of receipt of your instructions at which time you will then be sent separate copies of the documents. If you hold ADSs and you prefer to receive separate copies of proxy materials either now or in the future, please contact the Depositary, your brokerage firm or bank, as applicable.
VERONA PHARMA’S ANNUAL REPORT ON FORM 10-K
A copy of Verona Pharma’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, including financial statements and schedules thereto but not including exhibits, as filed with the SEC, will be sent to any shareholder of record as of the close of business on March 11, 2025 without charge upon written request addressed to:
Verona Pharma plc
Attention: General Counsel
Email: legal@veronapharma.com
3 More London Riverside
London SE1 2RE
United Kingdom
A reasonable fee will be charged for copies of exhibits. You also may access our Annual Report on Form 10-K for the year ended December 31, 2024 at www.veronapharma.com/investors.
U.K. STATUTORY ANNUAL ACCOUNTS AND REPORTS OF THE BOARD OF DIRECTORS AND AUDITORS OF VERONA PHARMA PLC FOR THE YEAR ENDED DECEMBER 31, 2024
Consistent with its obligations under the U.K. Companies Act 2006, our Board of Directors will present at the AGM our 2024 U.K. Annual Report. Accordingly, our Board of Directors will lay before the Company at the AGM the Company’s 2024 U.K. Annual Report, which has been approved by and, where appropriate, signed on behalf of our Board of Directors and will be delivered to the Registrar of Companies in the United Kingdom following the AGM. A copy of our U.K. statutory directors’ remuneration report, including the annual report on remuneration, is included within Annex A to this proxy statement. A complete copy of our 2024 U.K. Annual Report will be sent separately to those shareholders who have opted in to receive a printed copy of the document no less than 21 days prior to the AGM. You will be provided an opportunity to raise questions in relation to such accounts and reports at the AGM via teleconference. Full accounts and reports will be available on the Company’s website prior to and during the AGM.
EACH SHAREHOLDER IS URGED TO VOTE YOUR SHARES AS DESCRIBED IN THIS PROXY STATEMENT. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL GENERAL MEETING OF SHAREHOLDERS AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.

EACH ADS HOLDER IS URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN ADS VOTING INSTRUCTIONS TO CITIBANK, N.A., THE DEPOSITARY FOR THE ADSs.
By Order of the Board of Directors
David Zaccardelli, Pharm.D.
President and Chief Executive Officer
London, United Kingdom
March 18, 2025

Annex A to Proxy Statement: U.K. Statutory Annual Accounts and Directors’ Report for the year ended December 31, 2024

A-1

Company Number 05375156 VERONA PHARMA PLC ANNUAL REPORT AND ACCOUNTS YEAR ENDED DECEMBER 31, 2024

VERONA PHARMA PLC CONTENTS Directors, Secretary and Advisors 2 Directors' Report 3 Strategic Report 7 Directors' Remuneration Report 21 Independent Auditors' Report 44 Consolidated Statement of Comprehensive Income 53 Consolidated Statement of Financial Position 54 Company Statement of Financial Position 55 Consolidated Statement of Changes in Equity 56 Company Statement of Changes in Equity 57 Consolidated Statement of Cash Flows 58 Notes to the Financial Statements 59 to 92 1

VERONA PHARMA PLC DIRECTORS, SECRETARY AND ADVISORS Directors Dr. David Ebsworth (Non-Executive Chairperson) Dr. David Zaccardelli (President & Chief Executive Officer) Ms. Christina Ackermann Mr. Michael Austwick Mr. James Brady Dr. Ken Cunningham Ms. Lisa Deschamps Dr. Martin Edwards Dr. Mahendra Shah Mr. Vikas Sinha Dr. Anders Ullman Company Secretary Mr. Ben Harber Registered Office One Central Square Cardiff CF10 1FS Company Number 05375156 Independent Auditors Ernst & Young Chartered Accountants City Quarter Lapps Quay Cork T12 KC5P Solicitors Latham & Watkins LLP 99 Bishopsgate London EC2M 3XF Registrars Computershare Investor Services plc The Pavilions Bridgewater Road Bristol BS13 8AE 2

VERONA PHARMA PLC DIRECTORS' REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 DIRECTORS' REPORT The Directors present their report together with the audited consolidated financial statements, audited company financial statements and auditors’ report for the year ended December 31, 2024. Results and dividends The Group results for the year are set out on page 53. The loss after taxation for the year was $183.5 million (2023: $72.3 million). The loss was higher in 2024 primarily due to an increase selling, general and administrative costs related to the launch of Ohtuvayre and related costs and people expenses for the build-out of our commercial organization and sales team in 2024. Additionally, we incurred increased research and development costs as we initiated two Phase 2 studies in the third quarter of 2024. The Company has no distributable reserves so the Directors cannot recommend the payment of a dividend (2023: $nil). Cash and cash equivalents at December 31, 2024 increased to $399.8 million from $271.8 million at December 31, 2023 primarily due to cash inflows from financing activities due to a loan agreement and a revenue interest purchase and sale agreement entered into in 2024 with Oaktree Fund Administration, LLC as administrative agent and certain funds managed by each of Oaktree Capital Management, L.P. (“Oaktree”) and OCM Life Sciences Portfolio LP (“OMERS”) party thereto (collectively, the “2024 Lenders”) as well as proceeds from the issuance of shares under the atthe- market offering program at an average price of approximately $4.92 per share (equivalent to $39.35 per ADS). These proceeds were partially offset by outflows related to operating activities and the repayment, in full, the outstanding indebtedness owed by the Group under the prior loan and security agreement. The Strategic Report describes the Group’s research and development strategy and activities. Directors The Directors of the Company who were in office during 2024 and up to the date of signing of the financial statements unless otherwise stated were: Executive Directors Dr. David Zaccardelli Non-executive Directors Dr. David Ebsworth Ms. Christina Ackermann Mr. Michael Austwick (appointed February 1, 2024) Mr. James Brady Dr. Ken Cunningham Ms. Lisa Deschamps Dr. Martin Edwards Dr. Mahendra Shah Mr. Vikas Sinha Dr. Anders Ullman To the extent permitted by the U.K. Companies Act 2006, we are empowered to indemnify our directors against any liability they incur by reason of their directorship. We have also entered into a deed of indemnity with each of our directors and executive officers, in accordance with the Companies Act. These deeds of indemnity were in place during the year ended December 31, 2024, and up to the date of signing of the financial statements. In addition to such indemnification, we provide our directors and executive officers with directors’ and officers’ liability insurance. Pensions Verona Pharma plc operates defined contribution pension plans open to all executive directors and employees. Political and charitable contributions There were no political or charitable contributions made by the Company during the years ended December 31, 2024, or 2023. 3

VERONA PHARMA PLC DIRECTORS' REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 Engagement with suppliers, customers and others in a business relationship with the Company The Board values good relations with the Company’s shareholders and understands the importance of effectively communicating the Company’s operational and financial performance as well as its future strategy. The Company’s website provides financial information as well as historical news releases and matters relating to corporate governance. The Chairperson of the Board and the CEO and CFO maintain ongoing dialogue with shareholders and communicate their views to the Board. The Board recognizes it is accountable to shareholders and ensures that their views are taken into account in agreeing the Company’s strategy and other operational matters. The Board also recognizes the importance of treating all shareholders equally. Annual and interim results are filed with the Securities and Exchange Commission and communicated by news services as ad hoc operational and regulatory releases. Shareholders may also attend the Annual General Meeting where they can ask questions to the Board. The Company endeavors to maintain good relationships with its suppliers by contracting them on reasonable business terms and paying them promptly, within agreed terms. Management report to the Board on the performance of significant suppliers engaged for the development, manufacturing, sales and distribution of the Company's drug product to ensure that our research and development program and commercialisation activities are planned and delivered effectively in a timely and cost-efficient manner. This ensures interests are aligned between the Company and our significant suppliers. Future developments The Strategic Report describes the Group’s activities, strategy and future prospects. Capital Structure As at December 31, 2024, the Company had 703,189,462 ordinary shares of 5p nominal value each, of which 48,088,896 are non-voting. In all other respects they rank pari passu. The Company is listed on the Nasdaq Global Market ("Nasdaq") and American Depositary Shares (“ADSs”) are traded on Nasdaq. One ADS represents eight ordinary shares. 4

VERONA PHARMA PLC DIRECTORS' REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 Principal Risks and Uncertainties See the Strategic Report for a discussion of risks facing the Group. Financial risk management We are exposed to a variety of financial risks. Our overall risk management program seeks to minimize potential adverse effects of these financial risks on our financial performance. Credit Risk Financial instruments that potentially subject us to concentration of credit risk consist of principally cash and cash equivalents, bank deposits and certain receivables. We hold cash and cash equivalents with highly rated financial institutions and in highly rated money market funds and we have not experienced any significant credit losses in these financial statements and do not believe we are exposed to any significant credit risk on these instruments. Liquidity Risk We manage our liquidity risk by investing surplus cash in funds with highly liquid money market funds investing in U.S. and U.K. government securities. Market Risk Foreign currency risk reflects the risk that the value of a financial commitment or recognized asset or liability will fluctuate due to changes in foreign currency rates. Our financial position, as expressed in U.S. dollars, is exposed to movements in foreign exchange rates against pounds sterling and the euro. Our main trading currencies are the U.S. dollar, pounds sterling, and the euro. We are exposed to foreign currency risk as a result of operating transactions and the translation of foreign bank accounts. We monitor our exposure to foreign exchange risk; sensitivity analysis and exposure is described further in note 4.1 in the financial statements. We have not entered into foreign exchange contracts to hedge against gains or losses from foreign exchange fluctuations. Locations The Company’s principal place of business is in London, U.K., and it operates subsidiary offices in Raleigh, North Carolina, and Savannah, Georgia, USA. Hiring policy The Company is an Equal Employment Opportunity employer and prohibits discrimination based on race, color, national origin or ancestry, religion, sex (including pregnancy, childbirth, and related medical conditions), age, marital status, sexual orientation, genetic characteristics, physical or mental disability, veteran status, or any other characteristic protected by applicable law. This policy applies to all personnel practices, terms and conditions of employment, and prohibits discrimination by or against any employee or third party, including clients, candidates for employment, or other business partners. Carbon dioxide emissions The Strategic Report discusses the Company's carbon dioxide emissions. Post Period Events None. Independent auditors At the Company's Annual General Meeting held on April 26, 2024, the Company's shareholders appointed Ernst & Young ("EY") as the Company's independent auditors for the year ended December 31, 2024. EY have expressed their willingness to continue in office as auditors for another year. In accordance with Section 489 of the Companies Act 2006, a resolution proposing that EY be re-appointed as auditors of the Company and that the Directors be authorized to approve their remuneration will be proposed at the Annual General Meeting. Annual General Meeting A notice of Annual General Meeting of the Company will be sent out in due course, setting out time, date and location of the meeting, together with the resolutions relating to the business which the Company proposes to conduct at such meeting. 5

VERONA PHARMA PLC DIRECTORS' REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 Statement of Directors’ responsibilities The Directors are responsible for preparing the Annual Report and the financial statements in accordance with applicable laws and regulations. Company law requires the Directors to prepare financial statements for each financial year. Under that law, the Directors have prepared the Group financial statements in accordance with U.K.-adopted international accounting standards and the Company financial statements in accordance with Financial Reporting Standard 101, Reduced Disclosure Framework ("FRS 101") and the Companies Act 2006. Under company law, the Directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the state of affairs of the Group and Company and of the profit or loss of the Group for that period. In preparing the financial statements, the Directors are required to: • select suitable accounting policies and then apply them consistently; • state whether applicable U.K.-adopted international accounting standards have been followed by the Group and FRS 101 by the Company, subject to any material departures disclosed and explained in the financial statements; • make judgements and accounting estimates that are reasonable and prudent; and • prepare the financial statements on the going concern basis unless it is inappropriate to presume that the Group and Company will continue in business. The Directors are also responsible for safeguarding the assets of the Group and Company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities. The Directors are responsible for keeping adequate accounting records that are sufficient to show and explain the Group’s and Company’s transactions and disclose with reasonable accuracy at any time the financial position of the Group and Company and enable them to ensure that the financial statements and the Directors’ Remuneration Report comply with the Companies Act 2006. The Directors are responsible for the maintenance and integrity of the Company’s website. Legislation in the U.K. governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions. Directors’ confirmations In the case of each Director in office at the date the Directors’ Report is approved: • so far as the Director is aware, there is no relevant audit information of which the Group’s and Company’s auditors are unaware; and • they have taken all the steps that they ought to have taken as a director in order to make themselves aware of any relevant audit information and to establish that the Group’s and Company’s auditors are aware of that information. On behalf of the Board. Dr. David Zaccardelli Chief Executive Officer March 14, 2025 6

VERONA PHARMA PLC STRATEGIC REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 STRATEGIC REPORT The Directors present their strategic report together with the audited consolidated financial statements, audited company financial statements and auditors’ report for the year ended December 31, 2024. Principal activity The Company was incorporated on February 24, 2005. On September 18, 2006, the Company successfully acquired all the shares of Rhinopharma Limited, a private company incorporated in Canada, and changed its name from Isis Resources plc to Verona Pharma plc ("Verona Pharma", the “Company” or the “Parent”). On December 12, 2014, the Company established a U.S. subsidiary, Verona Pharma, Inc., in the state of Delaware. In June 2021, Rhinopharma Limited was dissolved. The Company and Verona Pharma, Inc. are collectively referred to as the “Group”. The principal activity of the Group is the development and commercialization of innovative therapeutics for the treatment of respiratory diseases with significant unmet medical need. Section 172(1) Companies Act 2006 The Directors are required by law to act in good faith to promote success of the Company for the benefit of the shareholders as a whole and are also required to have regard to the following: • the principal decisions made by the Board and the likely long-term consequences of any decision; • the interests of the Company's employees; • the need to foster the Company's business relationships with suppliers, customers and others; • the impact of the Company's operations on the community and the environment; • the desirability of the Company maintaining a reputation for high standards of business conduct; and • the need to act fairly as between shareholders of the Company. The impact of the Company's operations on the environment is discussed further within "Greenhouse Gas Emissions" on page 16 in this Strategic Report. Outlook and Strategy in this Strategic Report describes the Group’s activities, strategy and future prospects, including the considerations for long-term decision making. 7

VERONA PHARMA PLC STRATEGIC REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 OUTLOOK AND STRATEGY We are a biopharmaceutical company focused on developing and commercializing innovative therapeutics for the treatment of respiratory diseases with significant unmet medical needs. On June 26, 2024, the U.S. Food and Drug Administration ("FDA") approved Ohtuvayre (ensifentrine) for the maintenance treatment of chronic obstructive pulmonary disease (“COPD”) in adult patients and we launched Ohtuvayre in the United States ("U.S.") through an exclusive network of accredited specialty pharmacies in August 2024. Ohtuvayre is the Company’s first commercial product and the first inhaled therapy with a novel mechanism of action available for the maintenance treatment of COPD in more than 20 years. Ohtuvayre is a first-in-class selective dual inhibitor of the enzymes phosphodiesterase 3 and 4 (“PDE3” and “PDE 4”) that combines bronchodilator and non-steroidal anti-inflammatory effects in one molecule. Ohtuvayre is delivered directly to the lungs through a standard jet nebulizer without the need for high inspiratory flow rates or complex hand-breath coordination. We are commercializing Ohtuvayre for the maintenance treatment of COPD in the U.S. Outside the U.S., we intend to license Ohtuvayre to companies with expertise and experience in developing and commercializing products in those regions. To that end, we have entered into a strategic collaboration with Nuance Pharma Limited, a Shanghai-based specialty pharmaceutical company (“Nuance Pharma”), to develop and commercialize ensifentrine, including Ohtuvayre, in Greater China. In February 2025, Nuance announced that Ohtuvayre was approved in Macau, the first approval outside of the U.S., for the maintenance treatment of COPD in adult patients. In addition, in September 2024, Nuance completed enrollment in its own pivotal Phase 3 trial evaluating ensifentrine for the maintenance treatment of COPD in China and results are expected in mid-2025. The approval of Ohtuvayre in the U.S. was based on extensive data including the Phase 3 ENHANCE (“Ensifentrine as a Novel inHAled Nebulized COPD thErapy”) trials, the results of have been published in the American Journal of Respiratory and Critical Care Medicine (“AJRCCM”). Ohtuvayre met the primary endpoint in both the ENHANCE-1 and ENHANCE-2 trials demonstrating statistically significant and clinically meaningful improvements in measures of lung function. In addition, other endpoint data demonstrated that Ohtuvayre substantially reduced the rate and risk of COPD exacerbations in ENHANCE-1 and ENHANCE-2. Ohtuvayre was well tolerated in both trials. During 2024, we presented additional analyses of data from the ENHANCE trials at international scientific conferences and the data were published in peer reviewed publications: • In May 2024, we presented eight posters, including two mini oral symposia, highlighting additional pooled analyses of the ENHANCE studies at the American Thoracic Society International Conference (“ATS”) 2024. A pooled analysis demonstrating reductions in the rate and risk of exacerbations with Ohtuvayre was presented as part of the ‘Late Breaking Mini Symposium’ focusing on new breakthroughs. In addition, we hosted an exhibition booth exploring the role of PDE in inflammation and lung function impairment in COPD as well as three innovation hub presentations led by clinical experts. The abstracts were published on the ATS website and in the publication, AJRCCM; • In September 2024, we gave an oral presentation and presented three posters on additional analyses from the ENHANCE studies at the European Respiratory Society International Congress 2024. The analyses summarized the efficacy and safety of Ohtuvayre in subgroups of patients and a pooled analysis of patient reported outcomes demonstrated its effect on reducing cough and sputum. The abstracts were published in the publication, European Respiratory Journal; and • In October 2024, we gave four oral presentations and presented two posters on analyses from the ENHANCE studies at CHEST Annual Meeting 2024 (“CHEST”). These included subgroup data supporting improvements in lung function, symptoms and quality of life, as well as reductions in the rate of exacerbations, regardless of COPD severity (moderate or severe), smoking status (current or former) and chronic bronchitis (with or without). An analysis of Ohtuvayre’s impact on reducing exacerbation rates and COPD-related healthcare resource utilization was also presented. The analyses were published in the CHEST Annual Meeting on-line supplement. Overview of COPD and current treatments COPD is a common, progressive, life-threatening respiratory disease without a cure. It causes loss of lung function, leading to debilitating breathlessness, hospitalizations, and death. COPD has a major impact on everyday life. Patients struggle with basic activities such as getting out of bed, showering, eating, and walking. Worldwide, COPD affects approximately 392 million people and is the third leading cause of death, according to the Global Initiative for Chronic Obstructive Lung Disease. The goal of COPD pharmacological therapy is to improve patients’ quality of life by reducing symptoms, decreasing the quantity and severity of exacerbations (often an escalation of symptoms) and to improve patients’ ability to function. For approximately 40 years, the treatment of COPD has been dominated by three classes of inhaled therapies approved for use by the FDA and the European Commission based on the European Medicines Agency's (“EMA”) opinion: antimuscarinics, beta-agonists and inhaled corticosteroids (“ICSs”). COPD patients are frequently treated with bronchodilators, including LAMAs and long-acting beta-agonists (“LABAs”), to relieve airway constriction and make it easier to breathe. In addition, patients at risk for exacerbations may be prescribed ICSs to prevent them. 8

VERONA PHARMA PLC STRATEGIC REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 Certain COPD patients are treated with the oral PDE4 inhibitor, roflumilast (Daliresp®), which has demonstrated a reduction in exacerbation risk in patients with severe chronic bronchitis. However, oral PDE4 therapy results in systemic exposure which has been associated with unfavorable gastrointestinal side-effects such as nausea, emesis, diarrhea, abdominal pain, loss of appetite and weight loss. Approximately 8.6 million COPD patients in the U.S. receive LAMA, LABA or ICS treatments alone or in combination regardless of COPD severity. Despite these medication and the earlier use of dual (LAMA / LABA) and triple (LAMA / LABA / ICS) therapies, many patients continue to suffer debilitating symptoms. According to a December 2022 study by Phreesia, 49% of patients continue to have symptoms more than 24 days a month. This burden leaves a significant opportunity for new inhaled therapies that offer additional benefit added to the three main classes of treatment. New treatment options are urgently needed to help improve lung function and symptoms, reduce exacerbations and improve overall quality of life in these patients. Ensifentrine Ensifentrine is a first-in-class, inhaled small molecule and selective dual PDE3 and PDE4 inhibitor. This dual inhibition enables it to act as a bronchodilator and a non-steroidal anti-inflammatory agent in a single compound. Importantly, ensifentrine's therapeutic profile differentiates it from existing classes of bronchodilator and anti-inflammatory treatments. We are not aware of any other single compound in clinical development in the U.S. or Europe or approved by the FDA nor the European Commission for the treatment of respiratory diseases that acts both as a bronchodilator and anti-inflammatory agent. Ensifentrine is the first novel inhaled mechanism approved for the maintenance treatment of COPD in over 20 years and the only bronchodilator option that can be added to existing classes of inhaled therapies including LAMA, LABA and ICS. Safety profile Ensifentrine has been well tolerated in clinical trials involving approximately 3,000 subjects to date. Additionally, ensifentrine did not prolong the QT interval or impact other cardiac conduction parameters in a thorough QT study in healthy volunteers. It is delivered directly to the lungs by inhalation to maximize pulmonary exposure to ensifentrine while minimizing systemic exposure. This feature minimizes any systemic side-effects such as the gastrointestinal disturbance associated with oral PDE4 inhibitors. In addition, in non-clinical trials ensifentrine has demonstrated high selectivity for PDE3 and PDE4 over other enzymes and receptors, which is believed to minimize off-target effects. Differentiated profile By selectively inhibiting PDE3 and PDE4, ensifentrine impacts three key mechanisms in respiratory disease: bronchodilation, inflammation and mucociliary clearance. Ensifentrine is designed to increase the levels of cellular cAMP and cGMP in smooth muscle cells and inflammatory cells, resulting in bronchodilator and anti-inflammatory effects. Ensifentrine has also be shown to stimulate the cystic fibrosis transmembrane conductance regulator (“CFTR”), which is an ion channel in the epithelial cells lining the airways. Mutations in the CFTR protein result in poorly or non-functioning ion channels, which cause CF. CFTR dysfunction is also potentially important in COPD. CFTR stimulation leads to improved electrolyte balance in the lung and thinning of the mucus, which facilitates mucociliary clearance and leads to improved lung function and potentially a reduction in lung infections. Dual inhibition of PDE3 and PDE4 has shown enhanced or synergistic effects compared with inhibition of either PDE alone on contraction of airway smooth muscle and suppression of inflammatory mediator release in several preclinical studies. We believe these enhanced effects may increase the utility of ensifentrine in the treatment of respiratory diseases including COPD, bronchiectasis, asthma and CF. 9

VERONA PHARMA PLC STRATEGIC REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 Clinical development update Phase 3 ENHANCE program The U.S. approval of Ohtuvayre was based on extensive data including the Phase 3 ENHANCE trials, the results of which were published in the American Journal of Respiratory and Critical Care Medicine. We reported positive top-line results from ENHANCE-2 and ENHANCE-1 in August and December 2022, respectively. Ohtuvayre successfully met the primary endpoints in both trials, demonstrating statistically significant and clinically meaningful improvements in measures of lung function in moderate to severe COPD patients. Improvements in symptoms and quality of life measures were shown in both trials, which reached statistical significance in ENHANCE-1. Other endpoint data showed Ohtuvayre substantially reduced the rate and risk of moderate to severe COPD exacerbations and was well tolerated in both trials. The ENHANCE trials were designed to evaluate Ohtuvayre as monotherapy and added onto a single bronchodilator. Each trial enrolled approximately 800 subjects, for a total of approximately 1,600 subjects, at sites primarily in the U.S. and Europe. The two trials provided replicate evidence of efficacy and safety data over 24 weeks and ENHANCE-1 also evaluated longer-term safety in approximately 400 subjects over 48 weeks. Subject demographics and disease characteristics were well balanced between treatment groups in both trials. • In ENHANCE-1 approximately 69% of subjects received background COPD therapy, either a LAMA or a LABA. Additionally, approximately 20% of all subjects received ICS with concomitant LAMA or LABA. • In ENHANCE-2 approximately 55% of subjects received background COPD therapy, either a LAMA or a LABA. Additionally, approximately 15% of all subjects received ICS with concomitant LAMA or LABA. We believe Ohtuvayre can change the treatment paradigm for COPD. The totality of data from clinical trials, in particular the top-line results from the ENHANCE program, including improvements in measures of lung function, symptoms, quality of life measures, and exacerbation reductions, coupled with the consistent safety results, support our belief. 10

VERONA PHARMA PLC STRATEGIC REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 Formulations We have developed formulations of ensifentrine for the three most widely used inhalation devices: nebulizer, DPI and pMDI. The nebulized formulation of ensifentrine is designed for use in a standard jet nebulizer, not a proprietary device. Delivery of COPD medications by nebulizer is important because such medications can be used by adults of almost any age and dexterity and regardless of peak inspiratory flow, offering advantages to patients who struggle to operate handheld inhaler devices or have low peak inspiratory flow. DPI and pMDI handheld inhaler formats are relatively portable and convenient and are also important delivery mechanisms. While we continue to focus on development of the nebulized formulation of ensifentrine, we believe the development of pMDI and DPI formulations of ensifentrine provides additional lifecycle opportunities including new potential indications, formulation combinations and collaborations. In February 2021, we reported positive results from the second, multiple dose part of a Phase 2 trial with pMDI ensifentrine in patients with moderate to severe COPD. Ensifentrine delivered by pMDI met all of the primary and secondary lung function endpoints. The improvement in lung function was dose-ordered and statistically significant at peak and over the 12-hour dosing interval compared with placebo, and supports twice-daily dosing of ensifentrine via pMDI for the treatment of COPD. Data from the single dose part of the study were reported in March 2020. We have successfully demonstrated proof of concept in Phase 2 COPD trials with all three formulations. In addition, the data from Phase 2 trials were consistent across the three formulations. All three dosage forms have demonstrated statistically significant and clinically meaningful improvements in lung function and duration of action, supporting twice- daily dosing and a safety profile similar to placebo. 11

VERONA PHARMA PLC STRATEGIC REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 Pipeline The following table summarizes our development programs. Clinical Development Activities Ensifentrine / Long-Acting Muscarinic Antagonist fixed-dose combination Fixed-dose combination therapies such as LABA / LAMA, LABA / ICS and LABA / LAMA / ICS are commonly used in the treatment of COPD and, based on our market research, an unmet need exists for a nebulized fixed-dose combination therapy. We believe the combination of ensifentrine with a LAMA could provide COPD patients with the first nebulized fixed-dosed combination with the potential to provide bronchodilation through a dual mechanism and also non-steroidal anti-inflammatory effects via PDE inhibition. We are developing a fixed-dose combination formulation with ensifentrine and glycopyrrolate, a LAMA, for the maintenance treatment of patients with COPD via delivery in a nebulizer. We have filed patent applications in multiple jurisdictions including the U.S. In November 2024, we completed enrollment in a Phase 2 dose-ranging trial with glycopyrrolate, a LAMA, supporting a fixed-dose combination program for the maintenance treatment of COPD via a nebulizer. The glycopyrrolate dose-ranging trial has successfully completed and we plan to initiate a Phase 2b trial with a fixed dose combination of ensifentrine and glycopyrrolate in the second half of 2025. Non-cystic fibrosis bronchiectasis Bronchiectasis is a chronic lung disease characterized by persistent cough, excess sputum production and frequent respiratory infections with more severe patients suffering exacerbations. The condition affects up to 500,000 adults in the U.S. and no therapies are specifically approved to treat it. Physicians currently use bronchodilators, antibiotics, steroids, mucus thinners and surgery. Based on the clinical results of ensifentrine observed in patients with COPD, including improvements in lung function and symptoms of cough and sputum, we believe that ensifentrine could potentially be an effective treatment for bronchiectasis. In the third quarter of 2024, we began enrollment in a Phase 2 clinical trial to assess the efficacy and safety of nebulized ensifentrine in patients with bronchiectasis. Potential additional indications for ensifentrine Cystic fibrosis and asthma In addition to COPD and bronchiectasis, we believe ensifentrine has potential applications in other respiratory diseases including CF and asthma providing pipeline expansion opportunities and the potential for collaborations outside the U.S. CF is a progressive, fatal genetic disease without a cure and a median age of survival of 61 years. The condition is characterized by thick, sticky mucus that damages many of the body’s organs. It causes repeat and persistent lung infections that result in frequent exacerbations and hospitalizations. Other symptoms include malnutrition, constipation and diarrhea, and some adults develop diabetes, arthritis and liver problems. 12

VERONA PHARMA PLC STRATEGIC REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 CF is the most common fatal inherited disease in the U.S. and Europe. Approximately 40,000 people in the U.S. and an estimated 105,000 people worldwide have been diagnosed with CF across more than 90 countries and approximately 1,000 new cases are diagnosed each year, according to the Cystic Fibrosis Foundation. The U.S. and European regulatory authorities consider CF to be a rare, or orphan, disease and provide incentives to encourage development of effective new treatments. CF patients endure multiple daily medications, frequent exacerbations and hospitalizations. Ultimately, selected patients have lung transplants. In a Phase 2a clinical trial, a single dose of nebulized ensifentrine demonstrated an improvement in lung function in patients with CF. In addition, in preclinical studies, ensifentrine activated the cystic fibrosis transmembrane conductance regulator ("CFTR"), which is beneficial in reducing mucous viscosity and improving mucociliary clearance. We believe these data support the continued development of ensifentrine as a potential therapy for CF. Asthma is a common chronic inflammatory lung condition that causes sporadic breathing difficulties. The disease causes narrowing and swelling of the airways leading to symptoms including difficulty breathing, wheezing, coughing and tightness in the chest. Exposure to triggers such as allergens or irritants can lead to asthma attacks. Asthma attacks vary in severity and frequency. More than 260 million people worldwide suffer from asthma and it is the most common chronic disease among children, according to estimates from the World Health Organization. Approximately 60% of adult asthmatics in the U.S. have uncontrolled asthma despite taking regular medication. Although there is no cure, symptoms may be prevented by avoiding triggers and through established maintenance therapies including bronchodilators, ICS, anti-IgE agents and leukotriene inhibitors. Ensifentrine has shown potential in a Phase 2a clinical trial in asthma. The data from this trial, published in October 2019 in the journal Pulmonary Pharmacology & Therapeutics, demonstrated that ensifentrine produced dose-dependent improvements in lung function that were comparable to current rescue medication, high dose nebulized albuterol. Importantly, ensifentrine was well tolerated and patients experienced fewer systemic effects than those receiving albuterol. Our team Our expert team has decades of experience in developing and commercializing respiratory therapeutics including the following COPD therapeutics: Advair®; Anoro Ellipta®; Breo®; Flovent®; Flutiform®; Incruse Ellipta®; Serevent®; Symbicort®; Tudorza Pressair® and Ventolin®. MANUFACTURING We do not have manufacturing facilities and rely on, and expect to continue to rely on, third-party contract manufacturing organizations (“CMOs”) for the supply of current good manufacturing practices (“cGMP”) compliant clinical trial materials of ensifentrine, and any future product candidates, as well as for commercial quantities of ensifentrine and any future product candidates, if approved. While we may contract with other CMOs in the future, we currently have one CMO for the manufacture of ensifentrine drug substance and one CMO for each formulation of ensifentrine. All of our current CMOs have commercial scale manufacturing capabilities. We believe that the ensifentrine drug substance and drug product manufacturing processes can be transferred to other CMOs to produce clinical and commercial supplies in the ordinary course of business. COMMERCIALIZATION Following approval of Ohtuvayre on June 26, 2024, we fully staffed our sales and field reimbursement teams with approximately 120 employees. In August 2024, Ohtuvayre was available through an exclusive network of accredited specialty pharmacies. Our personal and non-personal promotion is focused on promoting Ohtuvayre to the highest prescribing HCPs that treat large numbers of COPD patients. Our field representatives call on approximately 14,500 HCPs comprised of pulmonologists, internal medicine, primary care, nurse practitioners and physician assistants. In addition to those promotional efforts, we launched speaker education programs and, at the end of 2024, had completed approximately 120. Our teams have also supported the launch of Ohtuvayre through attendance at key national and regional pulmonary meetings. In November, the 2025 GOLD report added Ohtuvayre to the COPD treatment algorithm. Typically updated each year, this report provides a framework for physicians to diagnose, assess and manage treatment of COPD. Ohtuvayre’s inclusion in GOLD further supports our belief that Ohtuvayre can change the treatment paradigm for COPD Following the end of the fourth quarter, our permanent, product-specific J-code for Ohtuvayre, became effective from January 1, 2025. Looking ahead, we will continue to focus on engaging with the highest prescribing HCPs through in-person or digital promotion, and progress our patient engagement plans to support and accelerate the launch of Ohtuvayre. 13

VERONA PHARMA PLC STRATEGIC REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 United States In the U.S., we are commercializing nebulized ensifentrine ourselves. Current maintenance COPD treatments in the U.S. generate over $10 billion in sales. In the U.S., approximately 8.6 million patients receive chronic maintenance treatment for COPD. These patients receive LAMAs, LABAs, and ICS products alone or in combination across all COPD severities. Despite the use of these therapies, approximately 50% of patients report having symptoms for more than 24 days a month. This burden is significant and highlights the need for new and novel mechanisms of actions to treat COPD patients. These patients need therapies that can help improve their lung function and symptoms. In addition to the number of patients that remain symptomatic, COPD places a tremendous burden on the U.S. healthcare system with approximately $50 billion in direct and indirect costs. Based on our market research, conducted with U.S. healthcare providers and payers, we believe Ohtuvayre will be widely adopted with use as an add on therapy across all symptomatic patients regardless of COPD severity and treatment. Most of Ohtuvayre’s use is expected as an add on therapy to current patients who are on LAMA, LABA / ICS, LAMA / LABA, or triple therapy. This is due to the urgent unmet need for new therapies to help improve lung function, symptoms and quality of life in these patients. Our market research also suggests the majority of Ohtuvayre usage would be initially commenced by pulmonologists. Due to this focused prescriber base, we believe our field sales force of approximately 120 representatives will be able to reach the potential opportunity. International COPD affects approximately 392 million people worldwide with many patients remaining undiagnosed. Our strategy outside of the U.S. including Asia, Europe and Latin America, is to establish partnerships with leading companies that can support the further development and commercialization of ensifentrine in those regions. In June 2021, we executed on this strategy by entering into a strategic collaboration with Nuance Pharma, a Shanghai-based specialty pharmaceutical company, with a potential value of up to $219.0 million to develop and commercialize ensifentrine in Greater China. Under the terms of the agreement, we granted Nuance Pharma the exclusive rights to develop and commercialize ensifentrine in Greater China. In return, we received an aggregate $40.0 million upfront payment consisting of $25.0 million in cash and an equity interest valued at $15.0 million, as of June 9, 2021, in Nuance Biotech, the parent company of Nuance Pharma. We are eligible to receive further milestone payments of up to $179.0 million that are triggered upon achievement of certain clinical, regulatory and commercial milestones as well as tiered double-digit royalties on net sales in Greater China. Nuance Pharma is responsible for all costs related to clinical development and commercialization in Greater China. A joint steering committee has been established to ensure ensifentrine’s clinical development in the region aligns with our global development and commercialization strategy. In February 2025, Nuance Pharma announced that Ohtuvayre was approved in Macau, the first approval outside of the U.S., for the maintenance treatment of COPD in adult patients. In addition, in September 2024, Nuance Pharma completed enrollment in its own pivotal Phase 3 trial evaluating ensifentrine for the maintenance treatment of COPD in mainland China. Results from this trial are expected in 2025. COMPETITION The pharmaceutical industry is characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary drugs. We face potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic institutions, governmental agencies and public and private research institutions. Ohtuvayre is competing with existing treatments and new treatments that may become available in the future. Ohtuvayre is a unique, first-in-class therapeutic candidate with both bronchodilator and non-steroidal anti-inflammatory properties in a single molecule. As far as we are aware, no other dual PDE3 and PDE4 inhibitor is on the market nor in clinical development in the U.S. or Europe. Based on initial launch data, Ohtuvayre is used across the patient spectrum regardless of severity. Our market research as well as early clinical use by HCPs, suggests that Ohtuvayre will be used as an add on therapy in symptomatic patients across all existing classes of therapies (LAMA, LABA, ICS). Some HCPs have indicated that as they become comfortable prescribing Ohtuvayre they would consider using it earlier in the treatment paradigm. This potentially includes use as a monotherapy as well as before ICS based on ensifentrine’s clinical profile. Consequently, we believe Ohtuvayre’s unique profile will enable it to compete with all approved COPD therapies including nebulized and handheld inhaler formulations, DPI and pMDI. Furthermore, because Ohtuvayre’s mechanism of action is complementary to available therapies, we believe it will be used in addition to these treatments. Within the currently approved nebulizer products for the maintenance treatment of COPD, we consider ensifentrine’s potential competitors in the U.S. market to be LABAs (Brovana® and Perforomist®) and LAMAs (Yupelri®). In the DPI/pMDI maintenance treatment of COPD market, ensifentrine’s current closest potential competitors are Symbicort®, a combination of a long-acting beta2-agonist bronchodilator and ICS marketed by AstraZeneca plc, Spiriva®, a long-acting anti-muscarinic bronchodilator marketed by Boehringer Ingelheim GmbH, Advair®, a combination of a long- acting beta2-agonist bronchodilator and ICS marketed by GlaxoSmithKline plc, Breo®, a combination of a long-acting beta2-agonist bronchodilator and ICS marketed by GlaxoSmithKline, and Anoro®, a combination of a long-acting beta2agonist bronchodilator and long-acting anti-muscarinic bronchodilator marketed by GlaxoSmithKline. A triple-combination therapy of a LAMA, a LABA and ICS, developed by GlaxoSmithKline, Trelegy Ellipta®, has been approved in the U.S. and 14

VERONA PHARMA PLC STRATEGIC REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 the European Union and AstraZeneca also has a triple-therapy combination product (LAMA / LABA / ICS), Breztri Aerosphere® that was approved in the U.S. in July 2020, in the European Union in December 2020 and in China in December 2019. In addition, Chiesi’s triple-therapy combination product, Trimbow®, was approved in the European Union in 2017 and is in Phase 3 trials in the US. In September 2024, the first injectable biologic, Sanofi’s anti-IL4, Dupixent®, was approved in the U.S. for a subset of approximately 300,000 COPD patients with an eosinophilic phenotype. Other injectable biologics in Phase 3 trials for the prevention of COPD exacerbations include AstraZeneca’s anti-IL33, tozorakimab, GlaxoSmithKline’s anti-IL5, Nucala®, and Chiesi’s PDE4 inhibitor, tanimilast. We are also aware of several anti-inflammatories and bronchodilators that are in Phase 2 clinical trials for the treatment of COPD. INTELLECTUAL PROPERTY We strive to protect and enhance the proprietary technologies, inventions and improvements that we believe are important to our business, including seeking, maintaining and defending patent rights, whether developed internally or licensed from third parties. Our policy is to seek to protect our proprietary position by, among other methods, pursuing and obtaining patent protection in the U.S. and in jurisdictions outside of the U.S. related to our proprietary technology, inventions, improvements, platforms and our product candidates that are important to the development and implementation of our business. As of December 31, 2024, our patent portfolio included twelve issued U.S. patents, sixteen pending U.S. patent applications (including three U.S. provisional patent applications), ninety-seven issued foreign patents and eighty-three pending foreign applications (including eight international PCT applications). These patents and patent applications include claims directed to certain respirable formulations comprising ensifentrine, a crystalline form of ensifentrine, combinations of ensifentrine with certain respiratory drugs, certain salts and other solid forms of ensifentrine, and ensifentrine for use in certain treatments of particular respiratory disorders, with expected expiry dates up to 2045. Individual patents extend for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, patents issued for regularly filed applications in the U.S. are granted a term of 20 years from the earliest effective non-provisional filing date. In addition, in certain instances, a patent term can be extended to recapture a portion of the U.S. Patent and Trademark Office, or the USPTO, delay in issuing the patent as well as a portion of the term effectively lost as a result of the FDA regulatory review period. However, as to the FDA component, the restoration period cannot be longer than five years and the total patent term including the restoration period must not exceed 14 years following FDA approval. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective filing date. However, the actual protection afforded by a patent varies on a product-by-product basis, from country to country and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent. Furthermore, one of our U.S. patents for Ohtuvayre may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments, and similar legislation in the EU. The Hatch-Waxman Amendments permit a patent term extension of up to five years for a patent covering an approved product as compensation for effective patent term lost during product development and the FDA regulatory review process. However, we may not receive an extension if we fail to satisfy applicable requirements. Moreover, the length of the extension could be less than we request. If we are unable to obtain patent term extension or the term of any such extension is less than we request, the period during which we can enforce our patent rights for that product will be shortened and our competitors may obtain approval to market competing products sooner. As a result, our revenue from applicable products could be reduced, possibly materially. Furthermore, we rely upon trade secrets and know-how and continuing technological innovation to develop and maintain our competitive position. We seek to protect our proprietary information, in part, using confidentiality agreements with our collaborators, employees and consultants and invention assignment agreements with our employees. We also have confidentiality agreements or invention assignment agreements with our collaborators and selected consultants. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with a third party. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our collaborators, employees and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Our commercial success will also depend in part on not infringing upon the proprietary rights of third parties. It is uncertain whether the issuance of any third-party patent would require us to alter our development or commercial strategies, or our drugs or processes, obtain licenses or cease certain activities. Our breach of any license agreements or failure to obtain a license to proprietary rights that we may require to develop or commercialize our future drugs may have an adverse impact on us. If third parties have prepared and filed patent applications prior to March 16, 2013 in the U.S. that also claim technology to which we have rights, we may have to participate in interference proceedings in the USPTO, to determine priority of invention. 15

VERONA PHARMA PLC STRATEGIC REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 Environmental matters We currently outsource our research, development, testing and manufacturing activities. These activities are subject to various environmental, health and safety laws and regulations, which govern, among other things, the controlled use, handling, release and disposal of and the maintenance of a registry for, hazardous materials and biological materials. If we or our partners fail to comply with such laws and regulations, we could be subject to fines or other sanctions. As with other companies engaged in activities similar to ours, we face a risk of environmental liability inherent in our current and historical activities, including liability relating to releases of or exposure to hazardous or biological materials. Environmental, health and safety laws and regulations are becoming more stringent. We may be required to incur substantial expenses in connection with future environmental compliance or remediation activities, in which case, our production and development efforts may be interrupted or delayed. Greenhouse Gas Emissions We have used the Greenhouse Gas (“GHG”) Protocol Corporate Accounting and Reporting Standard (revised edition) data gathered to fulfil our requirements under the CRC Energy Efficiency scheme, and emission. Our greenhouse gas emission estimates for 2024 and 2023 have been prepared in accordance with the U.K. government's Department for Environment, Food and Rural Affairs (DEFRA) guidance document Environmental Reporting Guidelines: Including Mandatory GHG emissions reporting guidance from June 2013. Tonnes carbon dioxide equivalent (tCO2-e) 2024 2023 Estimated greenhouse gas emissions from our own activities, including the combustion of fuel and the operation of our facilities — — Estimated greenhouse gas emissions from purchased electricity, heat, steam or cooling for own use — — Total estimated greenhouse gas emissions — — Intensity ratio: N/A N/A We are a company with a small number of employees. We have serviced offices and we currently outsource our research, development, testing and manufacturing activities. As a result, we do not emit greenhouse gases from our own activities, nor do we purchase electricity, heat or steam for our own use (Scope 1 and Scope 2 disclosures). However, we are aware that our activities do have an impact on GHG emissions through the work of our partners and our activities such as business travel (Scope 3 disclosures). We have discussed with our partners the impact of our operations on emissions but they have not been able to provide the information for us to provide a meaningful analysis. We have activities in the U.S. and Europe and we need to fly our employees, directors and consultants to effectively manage our business and operations and these scope 3 emissions from business travel have not been quantified in the table above given the limited nature of these activities. We considered the Mandatory Climate-related Financial disclosures and are out-of-scope based upon the requirements and therefore no relevant disclosures have been made. 16

VERONA PHARMA PLC STRATEGIC REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 FINANCIALS Comparison of Operations for the Years ended December 31, 2024 and 2023 The operating loss for the year ended December 31, 2024 was $132.3 million (2023: $68.7 million) and the loss after tax for the year ended December 31, 2024 was $183.5 million (2023: $72.3 million). Research and Development Costs Research and development costs were $37.1 million for the year ended December 31, 2024 compared to $17.4 million for the year ended December 31, 2023, an increase of $19.7 million. This increase was primarily due to an increase of $17.5 million in clinical trial and other development costs as we initiated two Phase 2 studies in the third quarter of 2024 related to the combination of ensifentrine and glycopyrrolate for the treatment of COPD and nebulized ensifentrine for the treatment of patients with bronchiectasis. Selling, General and Administrative Costs Selling, general and administrative costs were $136.6 million for the year ended December 31, 2024 compared to $51.3 million for the year ended December 31, 2023, an increase of $85.3 million. This increase was driven primarily by an increase of $29.7 million in marketing and other commercial related activities, including travel, primarily related to the launch of Ohtuvayre, an increase of $30.2 million in people-related costs as we built out our commercial organization largely in the second quarter of 2024 and an increase of $7.3 million in professional and consulting fees, information technology costs and other support costs. Additionally, share-based compensation increased by $16.7 million. Finance Income and Expense and Other losses Finance income was $15.3 million for the year ended December 31, 2024 and $14.6 million for the year ended December 31, 2023, an increase of $0.7 million. The increase was attributable to an increase in interest income from a higher average cash balance. Finance expense was $40.2 million for the year ended December 31, 2024, compared to $18.9 million for the year ended December 31, 2023, an increase of $21.3 million. This change was primarily due to an increase in interest expense of $8.9 million related to our higher average debt balance, an increase of $3.8 million related to debt issuance costs incurred for the RIPSA and an increase of $8.3 million relating to the unwind of the discount factor on the assumed contingent liability. Other losses was $17.9 million for the year ended December 31, 2024 which includes the change in the fair value of the RIPSA as well as the recognition of a $3.7 million loss on the extinguishment of our 2023 Term Loan. As at December 31, 2024, the Group held $399.8 million in cash and cash equivalents (2023: $271.8 million). Taxation Taxation for the year ended December 31, 2024 was expense of $8.3 million compared to a credit of $0.6 million for the year ended December 31, 2023, a change in tax related items of $8.9 million. This change is primarily attributable to U.S. current tax expense in 2024 due to the taxability of the funds received as part of the RIPSA agreement which was partially offset by increased qualifying expenditure on research and development. Treasury shares The Group and Company holds shares in an employee benefit trust, to satisfy share based compensation awards and these share are accounted for as treasury shares. As at December 31, 2024, 26,181,208 shares were held in treasure, at a nominal value of $1.7 million (2023: 24,123,536 shares, nominal value $1.5 million). Going concern We have incurred recurring losses and negative cash flows from operations since inception and have accumulated loss of $600.2 million as of December 31, 2024. We expect that our cash and cash equivalents, together with additional funding expected to become available under the 2024 Term Loan and RIPSA, will enable us to fund our planned operating expenses and capital expenditure requirements, including the commercial launch of Ohtuvayre for at least the next 12 months from the date of approval of these finance statements. 17

VERONA PHARMA PLC STRATEGIC REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 Key Performance Indicators (“KPIs”) The Company is a biopharmaceutical company focused on developing and commercializing innovative therapeutics for the treatment of respiratory diseases with significant unmet medical needs and only recently began generating revenue. The Company therefore uses a mix of Financial and Non-financial KPIs to monitor its activities. Financial KPIs can typically be compared over a period of years; Non-financial KPIs may change from year to year depending on the development stage of the Company’s programs. 1. Net product sales Strategic objective: Optimize profitability, make adjustments as needed to strategy, and assess effectiveness of marketing campaigns. Key Performance Indicator: Net product sales of $42.3 million (2023: $nil). Definition: Gross product sales less rebates and discounts. 2. Research and development spend during the year Strategic objective: Investment in R&D to generate future revenue for the Group. Key Performance Indicator: R&D expenditure of $37.1 million (2023: $17.4 million). Definition: Costs including labor, materials and other expenditure incurred by the Group on research and development. $’m Year ended December 31, 2020 2021 2022 2023 2024 Research and development 44.6 79.3 50.3 17.4 37.1 In the year ended December 31, 2024 R&D expenditure has increased as expected due to the Company's initiation of two Phase 2 studies related to the combination of ensifentrine and glycopyrrolate for the treatment of COPD and nebulized ensifentrine for the treatment of patients with bronchiectasis. 3. Cash and short-term investments held at year end Strategic objective: Availability of financial resources to progress the development of the Group’s R&D and commercial activities. Key Performance Indicator: Year-end cash of $399.8 million (2023: $271.8 million). Definition: Cash and cash equivalents. $’m As at December 31, 2020 2021 2022 2023 2024 Cash and equivalents 188.0 148.4 227.8 271.8 399.8 Gender of Directors and employees We recruit individuals who have the skills, experience and integrity needed to perform the roles to make Verona Pharma a successful company. We recruit without regard to sex or ethnic origin, appointing and thereafter promoting staff based upon merit. The profile of the Group’s employees at December 31, 2024, was as follows: Male Female Total December 31, 2024 December 31, 2024 December 31, 2024 Number of persons who were Directors of the Company 8 2 10 Number of persons who were executive officers of the Company 2 1 3 Number of persons who were other employees of the Company 103 105 208 Total employees at December 31, 2024 113 108 221 18

VERONA PHARMA PLC STRATEGIC REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 Approach to Risk Drug development and commercialisation is inherently risky. All of the Group’s activities involve an ongoing assessment of risks and the Group seeks to mitigate such risks where possible. The Board has undertaken an assessment of the principal risks and uncertainties facing the Group, including those that would threaten its business model, future performance, solvency and liquidity. In addition, the Board has considered the longer-term viability of the Group including factors such as the prospects of the Group and its ability to continue in operation for the foreseeable future. On a regular cadence the Board reviews the level of risks that the Group is taking in pursuit of its strategy. Based upon this review the Board is satisfied that the level of retained risk is appropriate and commensurate with the financial rewards that should result from achievement of its strategy. The principal risks and uncertainties have been identified as follows: • We have a limited operating history and have not generated any significant product revenue. • We may need additional funding to complete development and commercialization of any future product candidates and to continue to commercialize Ohtuvayre. If we are unable to raise capital when needed, or if a failure of any financial institution where we maintain our cash and cash equivalents prevents or delays us from accessing uninsured funds, we could be forced to delay, reduce or eliminate our product development programs or commercialization efforts. • The terms of our credit facility place restrictions on our operating and financial flexibility, and our existing and any future indebtedness could adversely affect our ability to operate our business; • The terms of the RIPSA place restrictions on our operating and financial flexibility, and if we fail to comply with certain covenants in the RIPSA, our results of operations and financial condition may be harmed; • Changes in our tax rates, unavailability of certain tax credits or reliefs or exposure to additional tax liabilities or assessments could affect our profitability, and audits by tax authorities could result in additional tax payments for prior periods; • We depend solely on the success of ensifentrine, which was recently approved by the FDA as Ohtuvayre. If we are unable to commercialize Ohtuvayre, or successfully develop ensifentrine for other indications, our ability to generate revenue and our financial condition will be adversely affected; • We may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates; • Our product and product candidates may have serious adverse, undesirable or unacceptable side effects which may delay or prevent marketing approval; • If we are unable to enroll patients in our clinical trials for other indications, or enrollment is slower than anticipated, our research and development efforts could be adversely affected; • We may become exposed to costly and damaging liability claims, either when testing ensifentrine in the clinic or at the commercial stage, and our product liability insurance may not cover all damages from such claims; • Regulatory approval processes are lengthy, time consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for ensifentrine, our business will be substantially harmed; • Enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize ensifentrine and may affect the prices we may set; • Our business operations and current and future relationships with investigators, healthcare professionals, consultants, third-party payors and customers will be subject to applicable healthcare regulatory laws, which could expose us to penalties; • We operate in a highly competitive and rapidly changing industry, which may result in others discovering, developing or commercializing competing products before or more successfully than we do; • If our products, including Ohtuvayre, do not gain market acceptance or if we fail to accurately forecast demand or manage our inventories, our business will suffer because we might not be able to fund future operations; • Our commercial capabilities and infrastructure, including sales, marketing, operations, distribution, and reimbursement infrastructure, may not be adequate to successfully commercialize Ohtuvayre; • We rely, and expect to continue to rely, on third parties, including independent clinical investigators and clinical research organizations, to conduct our pre-clinical studies and clinical trials; • The collaboration and license agreement with Nuance Pharma is important to our business. If Nuance Pharma is unable to develop and commercialize products containing ensifentrine in Greater China, if we or Nuance Pharma fail to adequately perform under the Nuance Agreement, or if we or Nuance Pharma terminate the Nuance Agreement, our business would be adversely affected; • If we fail to enter into new strategic relationships for ensifentrine, our business, research and development and commercialization prospects could be adversely affected; 19

VERONA PHARMA PLC STRATEGIC REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 • We rely, and expect to continue to rely, on third party manufacturers and suppliers for production of the active pharmaceutical ingredient ensifentrine and formulated drug products derived therefrom. Our dependence on these third parties may impair the advancement of our research and development programs and the development of ensifentrine; • We rely, and expect to continue to rely, on third parties for the sales, marketing, reimbursement and distribution of our drug products, and a failure by these third parties to adequately perform would adversely affect our business; • Our and our manufacturers’, suppliers’ and other critical third parties’ cybersecurity risk management program and processes may not be effective in protecting our systems, networks and Confidential Information; • We rely on patents and other intellectual property rights to protect ensifentrine, the enforcement, defense and maintenance of which may be challenging and costly; • Our information technology systems, and those of our manufacturers, suppliers and other third parties that we use to perform services for us or otherwise collaborate with, may fail or suffer security breaches, which could distract our operations and cause delays in our research and development and commercialization activities, and may adversely affect our business, operations and financial performance; • We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent which might adversely affect our ability to develop, manufacture and market ensifentrine; • We may be involved in lawsuits to protect or enforce patents covering ensifentrine, which could be expensive, time consuming and unsuccessful, and issued patents could be found invalid or unenforceable if challenged in court; • Our future growth and ability to compete depends on our ability to retain our key personnel and recruit additional qualified personnel; • We expect to expand our development, regulatory and sales and marketing capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations; • The price of our American Depositary Shares may be volatile and may fluctuate due to factors beyond our control; • We will continue to incur increased costs as a result of operating as a public company in the United States, and our senior management are required to devote substantial time to new compliance initiatives and corporate governance practices; and • Business interruptions could adversely affect our operations. On behalf of the Board Dr. David Zaccardelli Chief Executive Officer March 14, 2025 20

VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 Letter from the Chair of the Remuneration Committee Dear Shareholders, As Chair of the Remuneration Committee (the "Committee"), I am pleased to present, on behalf of the board of directors (the "Board") of Verona Pharma, the Directors’ Remuneration Report for the year ended December 31, 2024 (the "Remuneration Report"). Shareholders will be invited to approve the Remuneration Report, which will be subject to a non- binding advisory vote, at the Annual General Meeting of shareholders (“AGM”) to be held on April 24, 2025 ("2025 AGM"). The notice and accompanying materials for the 2025 AGM will be sent out in due course. The Remuneration Committee The Committee is responsible for reviewing and establishing our executive and non-executive remuneration policy and philosophy, including making recommendations to the Board for its approval with respect to the remuneration of our President and CEO, who is our sole Executive Director, and our Non-Executive Directors. The Committee is also responsible for determining and approving the remuneration of senior executive officers. The composition and terms of reference of the Committee can be found on our website at www.veronapharma.com. Remuneration philosophy The aim of the Remuneration Policy is to enable the Company to offer remuneration packages that are designed to promote the long-term success of the Company by: ▪ being sufficiently competitive to enable the Company to attract, incentivize and retain the Executive Directors and management it needs to operate its business; ▪ supporting and rewarding the delivery of the Company's strategy and corporate objectives and ultimately creating value for shareholders; ▪ aligning Executive Directors and management with the long-term interests of shareholders and helping to retain them by delivering a significant element of remuneration in shares; ▪ effectively managing the Company’s cash resources; and ▪ being flexible enough to cope with the Company's changing needs as it grows and the strategy evolves. It is the belief of the Committee that these objectives are best achieved through a greater emphasis on variable rather than fixed remuneration, comprised of a mix of base salary and benefits, along with the flexibility to appropriately reward and incentivize with variable pay and longer term incentives, as described within the Remuneration Policy. Whilst the Company is headquartered in the U.K, given that a number of the Company's senior executives are based in the U.S., where the market for experienced directors and biopharmaceutical executive talent is very competitive, and given that the Company is listed on a U.S. stock exchange and that its shareholder base is primarily U.S. based, the Committee references U.S. benchmarks and practices in designing its remuneration programs and policies. Notwithstanding, the Committee exercises its discretion in determining the various elements of cash and equity compensation and is mindful of the general U.K. compensation framework, including investor bodies guidance, and has considered these when determining the remuneration programs and policies where it believes they best serve the long-term interests of shareholders. Currently the Company has only one Executive Director, but the Remuneration Policy will apply equally to any additional Executive Directors who may be appointed in the future. The Committee annually reviews the operation of the remuneration programs and policies to ensure they are operating within an acceptable risk profile and that they do not inadvertently encourage any economic, social or governance issues. Key activities and decisions in the year ended December 31, 2024 On June 26, 2024, the U.S. Food and Drug Administration (“FDA”) approved Ohtuvayre (ensifentrine) for the maintenance treatment of chronic obstructive pulmonary disease (“COPD”) in adult patients and we launched Ohtuvayre in the U.S. through an exclusive network of accredited specialty pharmacies in August 2024. Ohtuvayre is the our first commercial product and the first inhaled therapy with a novel mechanism of action available for the maintenance treatment of COPD in more than 20 years. In May 2024, the Group continued to strengthened its financial position through term loan and royalty interest purchase and sale facilities which replaced the prior outstanding term debt. 21

VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 During 2024, the Committee engaged AoN Consulting, Inc. to review the peer companies used for the Company’s compensation benchmarking and conducted an independent benchmarking review of the compensation of the Non- Executive Directors and the senior executive officers, including the Executive Director. This review resulted in a change in the peer companies to better align with the Company in terms of market capitalization, stage of development and other factors. The benchmarking also showed that the retentive value of equity incentives held by employees, including the Executive Director, is less than the peer group. Based on the review, recognizing the importance of employee retention and incentivization as the Company transitioned from a development stage to a commercial stage company, the Committee approved the grant of equity incentives to all employees, including the Executive Director, comprising a combination of 25% Restricted Stock Units (“RSUs”) and 75% Performance Restricted Stock Units (“PRSUs”) under the Company’s 2017 Long Term Incentive Plan. The Committee also awarded a 4% base salary increase for the Executive Director, with effect from January 1, 2025. During 2024, the Committee's other activities included monitoring and assessing performance against the annual bonus objectives for the senior executives, including the Executive Director. In December 2024, the Committee determined the level of bonus awards payable in respect of the 2024 performance period. The awards recognized that 110% of the Company’s corporate objectives for 2024 were achieved. The Board accepted the Committee's recommendation and such amounts have been included in this 2024 annual report and accounts. In December 2024, the Committee approved the annual bonus objectives to be achieved by the senior executives, including the Executive Director, for the year ending December 31, 2025. These objectives, which were approved by the Board, are considered to be commercially sensitive and will not be disclosed in detail, but are designed to support achievement of the Company's strategic objectives to develop and commercialize innovative therapies for the treatment of chronic respiratory diseases with significant unmet medical needs. We hope that you remain supportive of our remuneration approach and will vote in favor of the Directors' Remuneration Report. Yours faithfully, Dr Ken Cunningham Chair of the Remuneration Committee March 14, 2025 22

VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 Annual Report on Remuneration Single total figure of remuneration of each Director (audited) The Directors received the following remuneration for the years ended December 31, 2024 and December 31, 2023: Share- Base based Financial Salary / Employer payment Total Total (i) Year Cash Fees Bonus ’s Pension Benefits Other fixed variable Total $$$$$$$$$ Executive David Zaccardelli 1 2024 869,554 480,158 13,800 18,089,500 14,091 — 897,445 18,569,658 19,467,103 2023 818,603 440,705 13,200 5,324,000 13,276 — 865,913 5,743,871 6,609,784 Non-Executive David Ebsworth 2024 180,739 — — 190,050 — — 180,739 190,050 370,789 2023 148,962 — — 215,638 — — 148,962 215,638 364,600 Ken Cunningham 2024 65,267 — — 190,050 — — 65,267 190,050 255,317 2023 50,927 — — 215,638 — — 50,927 215,638 266,565 Anders Ullman 2024 50,205 — — 190,050 — 50,205 190,050 240,255 2023 38,195 — — 215,638 2,928 — 41,123 215,638 256,761 Rishi Gupta3 2024 4,184 — — — — — 4,184 — 4,184 2023 38,195 — — 215,638 — — 38,195 215,638 253,833 Mahendra Shah 2024 57,736 — — 190,050 — — 57,736 190,050 247,786 2023 43,288 — — 215,638 — — 43,288 215,638 258,926 Vikas Sinha 2024 77,818 — — 190,050 — 77,818 190,050 267,868 2023 57,293 — — 215,638 1,210 — 58,503 215,638 274,141 Martin Edwards 2024 50,205 — — 190,050 — — 50,205 190,050 240,255 2023 38,195 — — 215,638 — — 38,195 215,638 253,833 Lisa Deschamps 2024 58,991 — — 190,050 — — 58,991 190,050 249,041 2023 42,015 — — 215,638 — — 42,015 215,638 257,653 James Brady 2024 62,757 — — 190,050 2,917 — 65,674 190,050 255,724 2023 44,561 — — 288,120 — — 44,561 288,120 332,681 Christina Ackermann2 2024 66,161 — — 266,250 3,002 — 69,163 266,250 335,413 2023 14,106 — — — 1,375 — 15,481 — 15,481 Michael Austwick4 2024 55,435 — — — — — 55,435 — 55,435 2023 ————————— 1 Dr. Zaccardelli was entitled to an annual base salary of $839,436 in 2023, made up of $818,603 in cash and $20,833 in restricted stock units. 2 Appointed September 1, 2023 3 Resigned 31 January, 2024 4 Appointed February 1, 2024 i) Share based payments represent the intrinsic value of share options that vested during the years ended December 31, 2023 and December 31, 2024 and the intrinsic value of RSUs and PRSUs granted in the years ended December 31, 2023 and December 31, 2024. The intrinsic value of the share options is the difference between the share price on the date of vesting and the exercise price of the option. In the case of RSUs and PRSUs it is the share price on the day of grant. No amount of this award was attributable to share price appreciation. Dr. Zaccardelli's compensation package is denominated in U.S. dollars; all other directors' compensation is denominated in U.K. pounds, except for share based payments, which are calculated on the price of ADSs. For the purposes of this table, all amounts are translated into U.S. dollars using exchange rates on December 31, 2024 (1.255130) and December 31, 2023 (1.273180) for each year respectively. 23

VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 Annual performance bonus The Company operates a discretionary bonus scheme for all employees including the CEO. Bonus awards are granted as a percentage of base salary and based on objectives signed off by the Remuneration Committee each year. For 2024, the CEO’s maximum bonus opportunity was 50% of base salary. The Remuneration Committee assessed performance against the objectives determining that 110% of the objectives were achieved. This resulted in a 2024 bonus award equating to 55.2% of base salary for the CEO. The performance objectives achieved by the Executive Director included the following: • FDA approval of ensifentrine in the second quarter of 2024; • nebulized ensifentrine in non-cystic fibrosis bronchiectasis Phase 2 clinical trial initiation in the third quarter of 2024; • nebulized ensifentrine/glycopyrrolate combination Phase 2 clinical trial initiation in the fourth quarter of 2024; • commercial launch of ensifentrine for COPD and achieve agreed forecast in the fourth quarter of 2024; and • operated within the approved budget. Long term incentive awards The Executive Director was granted 800,000 restricted share units ("RSUs") with respect to ordinary shares and 3,000,000 performance restricted share units ("PRSUs") with respect to ordinary shares during the 2024 performance period. Payments to past Directors (audited) There were no payments to past Directors during the financial year ended December 31, 2024 or the financial year ended December 31, 2023. Payments for loss of office (audited) There were no payments to directors for loss of office in the financial year ended December 31, 2024 or the financial year ended December 31, 2023. 24

VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 Statement of Directors’ Shareholding and Share Interests (audited) The table below details the total number of ordinary shares owned (including their beneficial interests), the total number of ordinary share options held, the number of ordinary share options vested but not yet exercised and the total number of restricted share units ("RSUs") and performance restricted share units ("PRSUs") with respect to ordinary shares held as at December 31, 2024: Options - not Options vested, PRSUs not Total (shares December 31, 2024 Shares vested not exercised RSUs not vested vested and options) Executives David Zaccardelli 11,204,752 — — 3,200,000 4,400,000 18,804,752 Non Executives Vikas Sinha 74,440 120,000 600,384 — — 794,824 Anders Ullman 334,856 120,000 480,000 — — 934,856 David Ebsworth 940,003 120,000 480,000 — — 1,540,003 Ken Cunningham 66,584 120,000 480,000 — — 666,584 Mahendra Shah 73,080 120,000 480,000 — — 673,080 Martin Edwards 144,800 120,000 480,000 — — 744,800 Rishi Gupta — — — — — — Lisa Deschamps 70,320 120,000 480,000 — — 670,320 James Brady — 120,000 504,000 — — 624,000 Christina Ackermann 41,880 204,000 180,000 — — 425,880 Michael Austwick — 144,000 — — 144,000 12,950,715 1,308,000 4,164,384 3,200,000 4,400,000 26,023,099 The interests of the Directors in the Company’s ordinary share options and RSUs and PRSUs with respect to ordinary shares as at December 31, 2024 were as follows: Exercise Granted Vested Forfeited Date from Director Date of Grant price per share ($) Type January 1, 2024 during the year during the year during the year December 31, 2024 which exercisable Expiry date Vikas Sinha April 26,2017 1.70 Options 120,384 — — — 120,384 i) April 26,2027 David Zaccardelli May 7,2020 — RSU 263,312 — (263,312) — — ii) N/A David Zaccardelli August 20,2020 — RSU 892,616 — (892,616) — — iii) N/A Rishi Gupta September 24, 2020 0.79 Options 185,600 — (185,600) — — iv) September 24, 2030 Ken Cunningham August 9,2021 0.78 Options 64,000 — — — 64,000 v) August 8,2031 Lisa Deschamps August 9,2021 0.78 Options 64,000 — — — 64,000 v) August 8,2031 David Ebsworth August 9,2021 0.78 Options 64,000 — — — 64,000 v) August 8,2031 Martin Edwards August 9,2021 0.78 Options 64,000 — — — 64,000 v) August 8,2031 Rishi Gupta August 9,2021 0.78 Options 64,000 — (64,000) — — v) August 8,2031 Mahendra Shah August 9,2021 0.78 Options 64,000 — — — 64,000 v) August 8,2031 Vikas Sinha August 9,2021 0.78 Options 64,000 — — — 64,000 v) August 8,2031 Anders Ullman August 9,2021 0.78 Options 64,000 — — — 64,000 v) August 8,2031 James Brady March 14, 2022 0.60 Options 288,000 — — — 288,000 vi) March 13, 2032 Ken Cunningham April 28,2022 0.50 Options 200,000 — — — 200,000 vii) April 27,2032 Lisa Deschamps April 28,2022 0.50 Options 200,000 — — — 200,000 vii) April 27,2032 Martin Edwards April 28,2022 0.50 Options 200,000 — — — 200,000 vii) April 27,2032 25

VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 David Ebsworth April 28,2022 0.50 Options 200,000 — — — 200,000 vii) April 27,2032 Rishi Gupta April 28,2022 0.50 Options 200,000 — (200,000) — — vii) April 27,2032 Mahendra Shah April 28,2022 0.50 Options 200,000 — — — 200,000 vii) April 27,2032 Vikas Sinha April 28,2022 0.50 Options 200,000 — — — 200,000 vii) April 27,2032 Anders Ullman April 28,2022 0.50 Options 200,000 — — — 200,000 vii) April 27,2032 David Zaccardelli September 26, 2022 — RSU 2,700,000 — (900,000) — 1,800,000 viii) N/A Rishi Gupta April 28,2023 2.67 Options 96,000 — — (96,000) — ix) April 27,2033 Sven Ullman April 28,2023 2.67 Options 96,000 — — — 96,000 ix) April 27,2033 David Ebsworth April 28,2023 2.67 Options 96,000 — — — 96,000 ix) April 27,2033 Lisa Deschamps April 28,2023 2.67 Options 96,000 — — — 96,000 ix) April 27,2033 Vikas Sinha April 28,2023 2.67 Options 96,000 — — — 96,000 ix) April 27,2033 Mahendra Shah April 28,2023 2.67 Options 96,000 — — — 96,000 ix) April 27,2033 Martin Edwards April 28,2023 2.67 Options 96,000 — — — 96,000 ix) April 27,2033 Kenneth Cunningham April 28,2023 2.67 Options 96,000 — — — 96,000 ix) April 27,2033 James Brady April 28,2023 2.67 Options 96,000 — — — 96,000 ix) April 27,2033 Christina Ackermann September 1, 2023 2.43 Options 144,000 — — — 144,000 x) August 31,2033 David Zaccardelli October 20, 2023 — RSU 800,000 — (200,000) — 600,000 xi) N/A David Zaccardelli October 20, 2023 — PRSU 2,400,000 — (1,000,000) — 1,400,000 xii) N/A Michael Austwick February 1, 2024 2.29 Options — 144,000 — — 144,000 xiii) January 31,2034 Sven Ullman April 29,2024 1.93 Options — 240,000 — — 240,000 xiv) April 28,2034 David Ebsworth April 29,2024 1.93 Options — 240,000 — — 240,000 xiv) April 28,2034 Lisa Deschamps April 29,2024 1.93 Options — 240,000 — — 240,000 xiv) April 28,2034 Vikas Sinha April 29,2024 1.93 Options — 240,000 — — 240,000 xiv) April 28,2034 Mahendra Shah April 29,2024 1.93 Options — 240,000 — — 240,000 xiv) April 28,2034 Martin Edwards April 29,2024 1.93 Options — 240,000 — — 240,000 xiv) April 28,2034 Kenneth Cunningham April 29,2024 1.93 Options — 240,000 — — 240,000 xiv) April 28,2034 James Brady April 29,2024 1.93 Options — 240,000 — — 240,000 xiv) April 28,2034 Christina Ackermann April 29,2024 1.93 Options — 240,000 — — 240,000 xiv) April 28,2034 David Zaccardelli October 30, 2024 — RSU — 800,000 — — 800,000 xv) N/A David October 30, Zaccardelli 2024 — PRSU — 3,000,000 — — 3,000,000 xvi) N/A All options are subject to service conditions. i) 50% of these options vested in three annual tranches and 50% in four. The first vesting date was April 26, 2018. ii) 25% of these RSUs vested on February 1, 2021, with the remaining vesting in twelve equal quarterly tranches thereafter. The face value of this award was $2,211,174. 26

VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 iii) 25% of these RSUs vested on February 1, 2021, with the remaining vesting in twelve equal quarterly tranches thereafter. The face value of this award was $14,909,288. iv) 50% of these RSUs or options vested on November 1, 2020, with the remainder in two equal quarterly installments. The face value of each award was $121,075. v) These options vest in four equal installments. The first vesting date was August 9, 2021, with the remaining quarterly from November 1, 2021. The face value of each award was $49,600. vi) These options vest in four equal quarterly installments. The first vesting date was August 1, 2022. The face value of the award was $173,520. vii) These options vest in four equal quarterly installments. The first vesting date was July 28, 2022. The face value of each award was $100,750. viii) 25% of these RSUs vest on November 1, 2023, with the remaining vesting in twelve equal quarterly tranches thereafter. The face value of this award was $3,883,500. ix) These options vest in four equal quarterly installments. The first vesting date was July 28, 2023. The face value of each award was $256,320. x) 33% of these options will vest on September 1, 2024, with the remaining vesting in eight equal quarterly tranches thereafter. The face value of the award was $349,740. xi) 25% of these RSUs vest on November 1, 2024, with the remaining vesting in twelve equal quarterly tranches thereafter. The face value of this award was $1,331,000. xii) 33% of these PRSUs vest upon achievement of a performance condition related to the commercialization of ensifentrine in the U.S., with the remaining vesting in eight equal quarterly tranches thereafter, subject generally to continued employment. The face value of this award was $3,993,000. xiii) 33% of these options will vest on February 1, 2025, with the remaining vesting in eight equal quarterly tranches thereafter. The face value of the award was $330,300. xiv) These options vest in four equal quarterly installments. The first vesting date was July 29, 2024. The face value of each award was $464,100. xv) 25% of these RSUs vest on November 1, 2026, with the remaining vesting in twelve equal quarterly tranches thereafter. The face value of this award was $3,367,000. xvi) This number of awards to vest is dependent on the achievement of four quarterly performance metrics in 2025 with each quarterly metric determining 25% of the number of share units to be awarded. Upon the determination of each quarterly performance metric, 33% of the quarterly determined amount will vest immediately and the remaining vesting in eight equal quarterly tranches thereafter, subject generally to continued employment. The face value of this award was $14,722,500. 27

VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 Directors’ interests (audited) The beneficial and non-beneficial interests of the Directors in the Company’s ordinary shares as at December 31, 2024, were as follows: Name Held at December 31, 2024 Held at December 31, 2023 David Zaccardelli 11,204,752 11,766,864 David Ebsworth 940,003 844,643 Vikas Sinha 74,440 74,440 Anders Ullman 334,856 334,856 Ken Cunningham 66,584 66,584 Mahendra Shah 73,080 73,080 Martin Edwards 144,800 144,800 Rishi Gupta — — Lisa Deschamps 70,320 70,320 James Brady — — Christina Ackermann 41,880 — Michael Austwick — — Between December 31, 2024 and March 8, 2025, the changes in the interests of the Directors were the vesting of Dr. Zaccardelli's 308,272 ordinary shares of RSUs and PRSUs, and the exercise of Dr. Ebsworth's 460,000 ordinary shares of share options and related sale of 64,000 ordinary shares after the exercise of share options. 28

VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 Total shareholder return The graph below shows the Company's performance, measured by total shareholder return, compared with the value if the same investment had been made in the FTSE AIM All Share and NASDAQ / Biotechnology (NBI) indices on the same date. 29

VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 CHIEF EXECUTIVE OFFICER TOTAL REMUNERATION HISTORY 2024 2023 2022 2021 2020 (1) Total CEO remuneration ($'000s) 19,467 6,610 5,196 1,140 18,390 Annual variable element award rates against maximum opportunity 110% 105% 125% 85% 110 % Long-term incentive vesting rates against maximum opportunity 100% 100% 100% 100% 100% 1) this includes one month of the remuneration of Dr. Karlsson and eleven months of Dr. Zaccardelli. All pound sterling amounts have been translated into U.S. dollars using exchange rates on December 31, 2020 (1.366312). PERCENTAGE CHANGE OF DIRECTORS' REMUNERATION The table below shows the percentage change in remuneration of the directors and the Group’s employees as a whole for the period January 01 to December 31 for the following years: Percentage increase/(decrease) for: 2024 compared to2023 2023 compared to2022 2022 compared to2021 2021 compared to2020 2020 compared to2019 Director AverageEmployee Director AverageEmployee Director AverageEmployee Director AverageEmployee Director AverageEmployee Base salary David Zaccardelli 4% 5% 5% 6% 3% 10% 3% 11% 71% 9% Short-term incentives David Zaccardelli 9% 10% (11)% (3)% 51% 53% (20)% (2)% 78% 28% Taxable benefits David Zaccardelli 6% 11% (53)% 6% 2% 16% (33)% 1% 10% 4% Base salary David Ebsworth 23% 5% —% 6% —% 10% 4% 11% 4% 9% Base salary Ken Cunningham 30% 5% —% 6% —% 10% —% 11% —% 9% Base salary Anders Ullman 33% 5% —% 6% (9)% 10% 5% 11% 4% 9% Base salary Rishi Gupta3 (89)% 5% (4)% 6% (8)% 10% 7% 11% 6% 9% Base salary Mahendra Shah 35% 5% 1% 6% 2% 10% 5% 11% 4% 9% Base salary Vikas Sinha 38% 5% 2% 6% 5% 10% —% 11% —% 9% Base salary Martin Edwards 33% 5% —% 6% —% 10% —% 11% 33% 9% Base salary Lisa Deschamps 42% 5% —% 6% 20% 10% N/A 11% N/A 9% Base salary James Brady1 43% 5% 24% 6% N/A 10% N/A 11% N/A 9% Base salary Christina Ackermann 2 376% 5% N/A 6% N/A 10% N/A 11% N/A 9% Base salary Michael Austwick4 N/A 5% N/A 6% N/A 10% N/A 11% N/A 9% 1 Appointed March 14, 2022 2 Appointed September 01, 2023 3 Resigned January 31, 2024 4 Appointed February 01, 2024 30

VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 Relative importance of spend on pay The Committee considers the Company’s research and development and selling, general and administrative expenditure relative to salary expenditure for all employees to be the most appropriate metric for assessing overall spend on pay due to the nature and stage of the Company’s business as it conducts research and development activities and there is limited historical data relating to the commercial launch of Ohtuvayre in the U.S available. Dividend distribution and share buyback comparators have not been included as the Company has no history of such transactions. The graph below illustrates the gross pay to all employees compared to research and development and selling, general and administrative expenditure and illustrates the year-on-year change. The Committee notes that research and development expenditure increased in 2024 from 2023 as we initiated two Phase 2 studies in the third quarter of 2024 related to the combination of ensifentrine and glycopyrrolate for the treatment of COPD and nebulized ensifentrine for the treatment of patients with bronchiectasis,. Selling, general and administrative expenditure also increased primarily relating to the launch of Ohtuvayre. Salary expenditure increased in 2024 due as we built out our commercial organization in the second quarter of 2024. External advice During the 2024 financial year, the Company engaged AoN Consulting, Inc. (the "Remuneration Advisors") to support the Committee and management with advice on remuneration matters and the Committee is satisfied that they provide independent and objective advice. During 2024, the Company paid fees of $43,700 to the Remuneration Advisors. No other fees were paid to them in the year. Proposed Application of the Remuneration Policy for the Year Ended December 31, 2025 i) Fixed elements of remuneration With effect from January 1, 2025, the base salary of Dr. David Zaccardelli in his role as President, CEO, and Executive Director of the Company is $907,936 per annum, all of which is paid in cash. In accordance with the Remuneration Policy, the Remuneration Committee has considered Dr. Zaccardelli's base salary in the context of a number of factors, including the market benchmarking exercise carried out by the Remuneration Advisors, the skills and experience of Dr. Zaccardelli, and the location, responsibilities and scale and complexity of the role. ii) Variable elements of remuneration Short-term incentives The target bonus for Dr. Zaccardelli for the 2025 performance period will be 50% of base salary. The performance objectives for Dr. Zaccardelli against which the Committee will determine the annual bonus were approved by the Board in 31

VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 December 2024. The detail behind the performance objectives is currently considered to be commercially sensitive as it relates to the Company's strategy for the advancement of the ensifentrine clinical development program and its financial and commercial goals. To the extent that the objectives do not comprise commercially sensitive information, the Company expects to disclose both the objectives and performance against those objectives in next year’s Directors’ Remuneration Report. Long-term incentive awards The Company anticipates awarding a long term incentive grant to the Executive Director in 2025 under the Company's 2017 Incentive Plan, subject to Board approval. iii) Chairperson and Non-Executive Director fees (audited) Chairperson fees The Chairperson is paid a basic fee and a fee for chairing and membership of Board Committees. The basic fee and the fee for chairing and membership of Board Committees were reviewed in 2024 following a benchmarking exercise undertaken by the Company’s external Remuneration Advisors. This review resulted no change in the fees paid to the Chairperson. The Chairperson is also awarded equity incentives under the 2017 Incentive Plan. Non-Executive Director cash fees Non-Executive Directors are paid a basic fee and a fee for chairing or membership of Board committees. The basic fee and the fee for chairing and membership of Board Committees were reviewed in 2024 following a benchmarking exercise undertaken by the Company’s Remuneration Advisors. This review resulted in no change in the fees paid to the Non- Executive Directors. Non-Executive Directors are also awarded equity incentives under the 2017 Incentive Plan. The table below shows the total of the annual basic fee and fees for chairing and membership of Board Committees currently payable to our Chairperson and Non-Executive Directors. Name Annual Fees (£) David Ebsworth 145,000 Ken Cunningham 52,000 Anders Ullman 40,000 Mahendra Shah 46,000 Vikas Sinha 62,000 Martin Edwards 40,000 Lisa Deschamps 48,000 James Brady 50,000 Christina Ackermann 54,000 Michael Austwick 50,000 The Remuneration Policy provides that Executive Directors may have contracts with an indefinite term provided the contracts have a notice period which does not exceed twelve months. Ms. Christina Ackermann, Mr. Michael Austwick, Mr. Jim Brady, Dr. Ken Cunningham, Ms. Lisa Deschamps, Dr. Martin Edwards, Mr. Vikas Sinha and Dr. Anders Ullman have letters of appointment which are subject to a three-month notice period. Dr. Mahendra Shah and Mr. Rishi Gupta were designated as Non-Executive Directors of our Board under relationship agreements we entered into in June 2016 with entities affiliated with each of Vivo Capital and OrbiMed, respectively. The appointment rights under these relationship agreements automatically terminated on the Company delisting from AIM in October 2020. Notwithstanding, the Board resolved that Dr. Shah and Mr. Gupta continue to be appointed to the Board pursuant to letters of appointment, which are also subject to a three-month notice period. Mr. Gupta resigned from the Board on January 31, 2024. The Non-Executive Directors' remuneration is reviewed by the Board annually. In accordance with the Company's Articles of Association, one third of Directors are subject to retirement by rotation at each AGM. Dr. Kenneth Cunningham, Mr. Vikas Sinha, and Mr. James Brady will be retiring by rotation at the 2025 AGM and, being eligible, will seek re-election. Pursuant to our Articles of Association, if no other director is elected to fill their respective positions and the directors are willing, they shall be re-elected by default. 32

VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 Details of Directors’ service contracts or letters of appointment for the year ended December 31, 2024 are as follows: Director Date of Contract Executive David Zaccardelli February 1, 2020 Non-Executive David Ebsworth December 1, 2014 Ken Cunningham September 10, 2015 Anders Ullman September 10, 2015 Rishi Gupta July 29, 2016 Mahendra Shah July 29, 2016 Andrew Sinclair July 29, 2016 Vikas Sinha September 12, 2016 Martin Edwards April 1, 2019 Lisa Deschamps March 1, 2021 James Brady March 14, 2022 Christina Ackermann September 1, 2023 Michael Austwick February 1, 2024 Directors' service contracts are available in the Company’s SEC filings at https://www.veronapharma.com/investors/newssec- filings. The information in this part of the Directors’ Remuneration Report is not subject to audit. Directors’ Remuneration Policy The current Remuneration Policy was approved by the Company’s shareholders at the 2024 Annual General Meeting and will remain in force for three years from that date until the Annual General Meeting in 2027, or until a new Remuneration Policy is approved by shareholders. Statement of voting on the Remuneration Report at the 2024 Annual General Meeting At the Annual General Meeting held on April 26, 2024, votes cast by proxy at the meeting in respect of the Directors’ Remuneration Report were as follows: In favor votes Against votes Total votes cast Votes withheld To approve the Remuneration Report 593,000,121 24,709,190 617,709,311 1,032,440 % of votes cast 96% 4% 100% — Statement of voting on the Remuneration Policy at the 2024 Annual General Meeting At the Annual General Meeting held on April 26, 2024, votes cast by proxy at the meeting in respect of the Directors’ Remuneration Policy were as follows: In favor votes Against votes Total votes cast Votes withheld To approve the Remuneration Policy 592,664,317 24,906,426 617,570,743 1,171,008 % of votes cast 95.97% 4.03% 100% — 33

VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 Directors’ Remuneration Policy The Policy was subject to a binding Shareholder vote at the 2024 AGM, and is effective from April 26, 2024 until the AGM in 2027 with no requirement to vote again on the Policy in the intervening years provided that no substantive changes are proposed. The Committee may make minor amendments to the Policy (for example for tax, regulatory, exchange control or administrative purposes) without obtaining shareholder approval. The Remuneration Committee of the Board of Directors of the Company followed a robust process when reviewing and considering amendments to the Policy, considering both the strategic objectives of the business and evolving market practices. Input was also sought from management, while ensuring that conflicts of interest were suitably mitigated. Remuneration philosophy The aim of the Policy is to enable the Group to offer remuneration packages that are designed to promote the long-term success of the Group by: ▪ being sufficiently competitive to enable the Group to attract, incentivize and retain the Executive Directors and management it needs to operate its business; ▪ supporting and rewarding the delivery of the Group's strategy and corporate objectives and ultimately creating value for shareholders;
▪ aligning Executive Directors and management with the long-term interests of shareholders and helping to retain them by delivering a significant element of remuneration in shares; ▪ effectively managing the Group’s cash resources; and ▪ being flexible enough to cope with the Group's changing needs as it grows and the strategy evolves. Currently the Group has only one Executive Director, but the Policy will apply equally to any additional Executive Directors who may be appointed in the future. The Committee annually reviews the operation of the remuneration packages to ensure they are operating within an acceptable risk profile and that they do not inadvertently encourage any economic, social or governance issues. Remuneration Policy Remuneration Policy for Executive Directors The total remuneration for the Executive Director is made up of the following elements: • Salary; • Benefits; • Annual bonus; • Long-term incentive awards; and • Pension. The Company adopted the 2017 Incentive Plan on completion of the Nasdaq IPO in April 2017, and since January 1, 2017 the Company has only granted equity incentives under the 2017 Incentive Plan. A copy of the employment agreement for the Executive Director and the letters of appointment for the non-Executive Directors are available in the Company’s SEC filings at https://www.veronapharma.com/investors/news-sec-filings. 34

VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 Element of remuneration Purpose and link to strategy Operation Maximum and minimum potential value Performance metrics Change to 2021 Policy Base salary Provides market competitive fixed remuneration that reflects the responsibilities of the role undertaken, the Reviewed annually taking into account individual responsibilities, experience, performance, inflation and market rates. The The current base salary of the Executive Director is set out in the application of policy section of the Directors' The overall performance of the individual and Group is a key determinant for salary increases. (i) Peer companies no longer limited to clinical development stage companies. experience of the individual and performance in the role over Committee will also consider the pay and employment conditions in the wider workforce Remuneration Report. There is no formal maximum level of (ii) Peer companies no longer time. when determining Executive Directors’ salaries. Salary increases are normally effective from 1 January each year. Salaries are periodically benchmarked against a relevant peer group of life sciences companies, base salary. Larger increases may be permitted to reflect a change in responsibilities or a significant increase in the scale or complexity of the role, or increases benchmarked according to net assets alone. Benchmarking considers other financial measures, such as revenues, R&D expense, and cash. many of which are listed on Nasdaq, with a similar stage of development, and similar market capitalization and financial profile. Salaries are typically aligned with the 50th percentile of peer group comparator data but the Committee may vary from this general rule where it considers that special circumstances apply or where recruitment or retention of a particular role is required. Salaries may be paid in a combination of cash and equity. in line with the remuneration of the Group’s wider workforce. 35

VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 Benefits Provides market competitive, yet cost-effective employment benefits. For Executive Directors, this includes private insurance covering medical, dental vision, as well as life and disability insurance. Directors and Officers liability insurance is also covered as well as either reimbursement of external advisor fees or external adviser assistance up to a maximum amount determined by the Remuneration Committee from time to time in connection with filing UK tax returns related to remuneration received in connection with the role. Other employment benefits may be provided from time to time on similar terms as those of other employees. If an Executive Director is based outside the UK additional benefits and assistance with relocation may be provided which reflect local market norms or legislation. There is no formal maximum level of benefits as the value of insured benefits will vary from year to year based on the cost from third-party providers. None. Executive Directors may receive either reimbursement of external adviser fees or external adviser assistance in connection up to a maximum amount determined by the Remuneration Committee with filing UK tax returns related to remuneration received in connection with the role. 36

VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 Annual bonus To incentivize and award delivery of the Company's strategy and corporate objectives on an annual basis. Annual bonus performance targets are set at the start of the year by the Board and performance against objectives is assessed by the Remuneration Committee after the end of the relevant financial year. Bonuses will be paid in cash. The maximum annual bonus payable to an Executive Director is 150% of base salary. In exceptional circumstances, the Committee may determine that the maximum bonus opportunity will be 200% of base salary. There is no formal minimum annual bonus as the bonus payable depends on performance against objectives. Research and development, business development, financial and commercial targets are set at the start of the year by the Board. Details of the performance measures for the current year are provided in the Directors' Remuneration Report, subject to any nondisclosure on the basis of commercially- sensitive N/A information. 37

VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 Equity To align the Conditional awards are The total number Vesting may be N/A incentives interests of granted annually under of awards made on a time-phased Executive the 2017 Incentive under the 2017 basis or subject Directors and Plan. The awards vest Incentive Plan is to performance management over a period of at least subject to the conditions, as with long-term shareholder interests and to attract, three years and may include a mix of share options, restricted share units, overall limits set out in the 2017 Incentive Plan. determined in the discretion of the Committee. incentivize and performance shares There is no formal retain staff. and other awards minimum level of available for issuance equity incentives To incentivize under the 2017 Incentive Plan. as the grant of equity incentives and recognize achievement of Awards may be subject to clawback under the to the Executive Director is in the longer-term terms of any policy discretion of the corporate adopted by the Board. objectives and Company or required sustained by any applicable laws. shareholder value creation. To effectively manage the Group's cash resources. Pension To provide a competitive and tax-efficient pension savings plan which complies with at least the minimum contributions requirements of the applicable jurisdiction. Executive Directors are eligible to join a defined contribution pension scheme. The maximum contribution, cash supplement (or combination thereof) payable by the Company is 4% of salary, or such statutory minimum as may be required. None. N/A The Committee operates the annual bonus and 2017 Incentive Plan, in accordance with their rules, and where relevant, the SEC Rules. To maintain an efficient administrative process, the Committee retains the following discretion relating to remuneration: • the eligibility to participate in the plans; • the timing of grant of awards and any payments; • the size of awards and payments (subject to the maximum limits set out in the Policy table above and the respective plan rules); • the determination of whether any performance conditions have been met; • determining a good or bad leaver under the terms of the plans; • adjustments required and treatment of awards in connection with certain events such as rights issues, corporate restructuring, capital events, change in control or other corporate events or special dividends; and • the annual review of performance objectives for the annual bonus plan and, if applicable, the 2017 Incentive Plan. 38

VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 In certain exceptional circumstances, such as a material acquisition/divestment of a Group business or a change in the broader business environment, which mean the original performance conditions are no longer appropriate, the Committee may adjust the objectives, alter weightings or set different measures as necessary, to ensure the conditions achieve their original purpose and are not materially less difficult to satisfy. Historical equity incentive awards Awards which were granted prior to January 1, 2017 are disclosed separately in this Remuneration Report. These awards remain eligible to vest, based on their original terms which are described separately in the Directors' Report on Remuneration. Annual bonus The annual bonus is designed to drive the achievement of the Company’s strategic and corporate objectives. These targets are agreed by the Board and selected because of their importance in value creation for shareholders. Remuneration on recruitment The remuneration package for any new Executive Director will be determined by the Remuneration Committee in accordance with the terms of the Policy at the time of appointment (including salary, benefits, annual bonus, long-term incentive awards and pension). It is recognised that in order to attract and recruit talented individuals the Policy needs to allow sufficient flexibility with respect to remuneration on recruitment. The following policies apply to the remuneration on recruitment of new Executive Directors: • Salary: Base salary will be determined based on the responsibilities of the role, experience of the individual and current market rates. It may be considered necessary to appoint a new Executive Director on or below market rates (e.g. to reflect limited board experience). In such circumstances, phased increases above those of the wider workforce may be required over an appropriate time period, to bring the salary to the desired market level, subject to the continued development in the role. • Annual bonus: The ongoing annual bonus maximum will be in line with that outlined in the Policy table for existing Executive Directors, pro-rated to reflect the period of service. Depending on the timing or nature of an appointment it may be necessary to set different initial performance measures and targets for the first year of appointment. • Long-term incentive awards: 2017 Incentive Plan awards are granted in line with the policy outlined for existing Executive Directors. An award may be made shortly following an appointment (provided the Company is not in a closed period under its Insider Trading Compliance Policy). For internal appointments, existing awards will continue on their original terms.
• Benefits: Benefits provided should be in line with those of existing Executive Directors. For external and internal appointments, where required to meet business needs, reasonable relocation support will be provided. In addition, if it becomes necessary to appoint a new Executive Director from outside the UK, additional benefits may be provided to reflect local market norms or legislation. • Pension: A company contribution or cash supplement up to the maximum as outlined for existing Executive Directors. • Sign-on payments and buy-out awards: To enable the recruitment of exceptional talent, the Committee may offer additional cash and/or share-based remuneration to attract such talent and/or to take account of and compensate for remuneration that the Director is required to relinquish when leaving a former employer. The Committee will seek to structure any such replacement awards to be no more generous overall in terms of quantum or vesting than the award to be forfeited from the previous employer and will take into account the timing, form and performance requirements of the awards forgone. Where appropriate, any long-term incentive awards will be granted under the 2017 Incentive Plan, however, the Remuneration Committee will have discretion to make use of the flexibility to make awards under any relevant exemptions in the SEC Rules. • For an internal Executive Director appointment, any variable pay element awarded in respect of the prior role will be allowed to pay out according to its terms. In addition, any other contractual remuneration obligations existing prior to appointment may continue. • The fees for any new Chairperson and non-Executive Director appointments will be set in accordance with the prevailing policy and at a level that is consistent with those of the existing Chairperson and non-Executive Directors. Policy for payments on loss of office The Company does not have a policy of fixed term employment contracts, however, in accordance with the Company’s Articles of Association, one third of Directors put themselves forward for re-election at each Annual General Meeting. The existing Executive Director’s employment contract may be terminated by either party at any time and for any reason. The existing Chairperson’s and non-Executive Directors’ letters of appointment may be terminated by either party at any time and for any reason upon three months’ notice from either party. The Committee’s approach to payments in the event that an Executive Director’s employment is terminated is to take account of the individual circumstances including the reason for termination, individual performance, contractual obligations and the terms of the equity incentive plans in which the Executive Director participates. 39

VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 Termination of the Executive Director’s employment agreement by the Company “without cause” or by the Executive Director for “good reason” (as those terms are defined in the Executive Director’s employment agreement): payment of up to 150% of base salary, maximum annual bonus and health insurance for 18 months. Long-term incentives: whether any long-term incentive awards would vest and be exercisable upon loss of office would be subject to the contractual agreement with the Executive Director and the relevant plan rules under which such award was granted, which allow vesting and exercise of awards in the event of death, retirement, ill-health, injury, redundancy and any other reason at the discretion of the Remuneration Committee. Subject to any contractual agreement, the Committee retains discretion to determine the extent to which the award will vest, taking into consideration the circumstances. Unvested awards normally lapse, although the Committee retains the power to determine, in accordance with the “good leaver” provisions of the relevant plan rules, what proportion of unvested awards will be retained and what proportion will lapse. In determining this, the Committee will give consideration to the reason for leaving, the extent of achievement of performance objectives at the date of leaving and may decide to time pro-rate awards. On a change of control, all unvested awards vest on the date of change of control. Additional payments: The Committee reserves the right to make payments it considers reasonable under a compromise or settlement agreement, including payment or reimbursement of reasonable legal and professional fees, untaken holiday and any payment in respect of statutory rights under employment law in the UK or other jurisdictions. Payment or reimbursement of reasonable outplacement fees may also be provided. Remuneration Policy for Non-Executive Directors The Remuneration Committee is responsible for evaluating and making recommendations to the Board on fees payable to the Chairperson. The Chairperson does not participate in discussions in respect of fees. The Chairperson and Chief Executive Officer are responsible for evaluating and making recommendations to the Board on the fees payable to the Company’s non-Executive Directors. Element of Remuneration Purpose and link to strategy Operation and Maximum Change to 2021 Policy Chairperson’s To attract and retain The current fee is set out in the implementation of (i) Benchmarking is fee a high calibre individual with the requisite experience and knowledge. policy section of the Directors' Remuneration Report. There is no formal maximum. Fees are periodically benchmarked against a relevant peer group of life sciences companies, many of which are listed on Nasdaq, with a similar stage of development, and similar market capitalization and financial profile to ensure they remain competitive and adequately reflect the time commitments and scope of the role. Supplemental fees may be paid for chairperson ship and membership of Committees to recognize the additional time commitments and responsibilities of these roles. Any increase in fee levels may be above that of the wider workforce in a particular year to reflect the periodic nature of any review and/or any change in responsibilities/time commitments. The Chairperson may also receive limited travel and/or hospitality related benefits and either reimbursement of external advisor fees or external adviser assistance up to a maximum amount determined by the Remuneration Committee from time to time in connection with filing UK tax returns related to fees received in connection with the role. The Chairperson may not receive any consultancy or other payments outside the Chairperson's fee. The Chairperson may be paid in a combination of cash and equity. against a peer group of life sciences companies, many of which are listed on Nasdaq, with a similar stage of development, and similar market capitalization and financial profile. (ii) The Chairperson may receive either reimbursement of external adviser fees or external adviser assistance up to a maximum amount determined by the Remuneration Committee in connection with filing UK tax returns related to fees received in connection with the role. 40

VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 Non-Executive To attract and retain The current fee levels are set out in the (i) Benchmarking is Director fee high calibre individuals with the requisite experience and knowledge. implementation of policy section of the Directors' Remuneration Report. There is no formal maximum. Fees are periodically benchmarked against a relevant peer group of life sciences companies, many of which are listed on Nasdaq, with a similar stage of development, and similar market capitalization and financial profile to ensure they remain competitive and adequately reflect the time commitments and scope of the role. A Board fee is paid to each non-Executive Director. Supplemental fees may be paid to the Senior Independent Director and for chairperson ship and membership of Committees to recognize the additional time commitments and responsibilities of these roles. Any increase in fee levels may be above that of the wider workforce in a particular year to reflect the periodic nature of any review and/or any change in responsibilities/time commitments. If business needs arise, non-Executive Directors may also be engaged to provide limited consulting services outside their director responsibilities and receive fees for those services. Non-Executive Directors may also receive limited travel and/or hospitality related benefits and either reimbursement of external advisor fees or external adviser assistance up to a maximum amount determined by the Remuneration Committee from time to time in connection with filing UK tax returns related to fees received in connection with the role. Non-Directors may be paid in a combination of cash and equity. against a peer group of life sciences companies, many of which are listed on Nasdaq, with a similar stage of development, and similar market capitalization and financial profile. (ii) The non-Executive Director may receive either reimbursement of external adviser fees or external adviser assistance up to a maximum amount determined by the Remuneration Committee in connection with filing UK tax returns related to fees received in connection with the role. 41

VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 Illustrations of Minimum, Expected, and Maximum remuneration for the Executive Director Scenarios The charts set out for illustrative purposes only, what annual remuneration the Company expects the Executive Director, Dr. David Zaccardelli, to obtain at minimum, expected and maximum achievement of performance targets with respect to the financial year ending December 31, 2025. The assumptions used in the calculations are set out below: Fixed base salary includes: • base salary of $907,936 per annum, all of which is paid in cash; and • benefits. Minimum: this illustration assumes fixed base salary, as set out above, and as the annual bonus is discretionary, no annual bonus. Expected: this illustration assumes the fixed base salary, as set out above, plus achievement of the full discretionary annual bonus of 50% of base salary, being $453,968 for the financial year ending December 31, 2025. This illustration assumes no additional grant is made under the 2017 Incentive Plan. Maximum: this illustration assumes the fixed base salary, as set out above, and as the annual bonus is discretionary, we make the assumption that the Executive Director receives the maximum bonus permitted under the Remuneration Policy of 150% of base salary, being $1,361,903 for the financial year ending December 31, 2025. This illustration assumes no additional grant is made under the 2017 Incentive Plan. 42

VERONA PHARMA PLC DIRECTORS’ REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2024 Consideration of shareholder views The views of shareholders and their advisory bodies are also important to the Company and the Committee takes its responsibility to shareholders seriously. The Committee will consider any shareholder feedback received at the AGM and throughout the year when reviewing and applying the Remuneration Policy, and the guidance from shareholder advisory bodies will be considered on an ongoing basis. The Committee will continue to seek to build and maintain an open and constructive dialogue with shareholders on our approach to remuneration. Consideration of employment conditions elsewhere in the Company The Committee generally considers pay and employment conditions elsewhere in the Company when considering the Directors’ remuneration. While the Company gave consideration to these factors there was no formal consultation with employees when developing the Remuneration Policy. The remuneration arrangements for Executive Directors outlined in this Policy are broadly consistent with those for other senior executives in the Company although award opportunities and quantum may vary by seniority and responsibility. The Committee is fully informed of, and considers wider employee remuneration and related policies including salary increases, operation of incentive plans, bonus opportunities and total remuneration levels apply across the wider workforce, when determining director remuneration. On behalf of the Board Dr. Ken Cunningham Chair of the Remuneration Committee 43

INDEPENDENT AUDITOR’S REPORT TO THE MEMBERS OF VERONA PHARMA PLC Opinion In our opinion: • Verona Pharma plc’s group financial statements and parent company financial statements (the “financial statements”) give a true and fair view of the state of the group’s and of the parent company’s affairs as at 31 December 2024 and of the group’s loss for the year then ended; • the group financial statements have been properly prepared in accordance with UK adopted international accounting standards; • the parent company financial statements have been properly prepared in accordance with United Kingdom Generally Accepted Accounting Practice; and • the financial statements have been prepared in accordance with the requirements of the Companies Act 2006. We have audited the financial statements of Verona Pharma plc (the ‘parent company’) and its subsidiaries (the ‘group’) for the year ended 31 December 2024 which comprise: Group Parent company Consolidated Statement of Comprehensive Income for the year ended 31 December 2024 Consolidated Statement of Financial Position as Company Statement of Financial Position as at at 31 December 2024 31 December 2024 Consolidated Statement of Changes in Equity for Company Statement of Changes in Equity for the year then ended the year then ended Consolidated Statement of Cash Flows for the year then ended Related Notes 1 to 26 to the Financial Related Notes 1 to 26 to the Financial Statements, including material accounting policy Statements including material accounting policy information information The financial reporting framework that has been applied in the preparation of the group financial statements is applicable law and UK adopted international accounting standards. The financial reporting framework that has been applied in the preparation of the parent company financial statements is applicable law and United Kingdom Accounting Standards, including FRS 101 “Reduced Disclosure Framework” (United Kingdom Generally Accepted Accounting Practice). Basis for opinion We conducted our audit in accordance with International Standards on Auditing (UK) (ISAs (UK)) and applicable law. Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the financial statements section of our report. We are independent of the group and parent company in accordance with the ethical requirements that are relevant to our audit of the financial statements in the UK, including the FRC’s Ethical Standard as applied to listed entities, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. 44

Conclusions relating to going concern In auditing the financial statements, we have concluded that the directors’ use of the going concern basis of accounting in the preparation of the financial statements is appropriate. Our evaluation of the directors’ assessment of the group and parent company’s ability to continue to adopt the going concern basis of accounting included: • In conjunction with the performance of our risk assessment procedures we evaluated the design and implementation of controls over management’s going concern assessment process. We confirmed our understanding of the process and also engaged with management early to determine whether key factors were considered in their assessment, including factors which we identified from our own independent risk assessment. • We obtained management’s board approved forecast cash flows covering the period of assessment to 30 June 2026. Management considers cash flow on a monthly basis and the Board monitors and reviews the forecast against actuals on a quarterly basis. We tested to determine whether the forecast was mathematically accurate. • We assessed the reasonableness of the cash flow forecast by making an assessment of the Group’s historical forecasting accuracy. We evaluated the key assumptions underpinning the Group’s assessment by testing the consistency of the key assumptions to existing market information, historical operating results and recent experience. • We considered whether management's going concern disclosures, in the financial statements, are appropriate. Our key observations The Group had $400m of cash as at 31 December 2024. There are no material commitments to underlying investments, no guarantees or other obligations that could require the use of cash resources. Based on the work we have performed, we have not identified any material uncertainties relating to events or conditions that, individually or collectively, may cast significant doubt on the group and parent company’s ability to continue as a going concern for a period of at least twelve months from when the financial statements are authorised for issue. Our responsibilities and the responsibilities of the directors with respect to going concern are described in the relevant sections of this report. However, because not all future events or conditions can be predicted, this statement is not a guarantee as to the group’s ability to continue as a going concern. Overview of our audit approach Audit scope • We performed an audit of the consolidated Group financial statements. • We also performed an audit of the complete financial information of the standalone Parent Company. Key audit matters • Valuation of Revenue Interest Purchase and Sales Agreement (group and parent). • Valuation of assumed contingent liability (group and parent). Materiality • Overall group materiality is $4m which represents 2.5% of operating expenses and company materiality is $6m which represents 1% of total assets. 45

An overview of the scope of the parent and group audits Our audit scoping reflects the new requirements of ISA (UK) 600 (Revised). We have followed a risk- based approach when developing our audit approach to obtain sufficient appropriate audit evidence on which to base our audit opinion. We performed risk assessment procedures, with input from our component auditors, to identify and assess risks of material misstatement of the Group financial statements and identified significant accounts and disclosures. When identifying components at which audit work needed to be performed to respond to the identified risks of material misstatement of the Group financial statements, we considered our understanding of the Group and its business environment, the applicable financial framework, the group’s system of internal control at the entity level and the existence of centralised processes, applications. Verona Pharma plc has one wholly-owned subsidiary, Verona Pharma, Inc. We identified both components as individually relevant to the Group due to materiality or financial size of the component relative to the group. For those individually relevant components, we identified the significant accounts where audit work needed to be performed at these components by applying professional judgement, having considered the size of the component’s account balance relative to the group significant financial statement account balance. Having identified the components for which work will be performed, we determined the scope to assign to each component. Of the components selected, we designed and performed audit procedures on the entire financial information of both components (“full scope components”). Our scoping to address the risk of material misstatement for each key audit matter is set out in the Key audit matters section of our report. Involvement with component teams In establishing our overall approach to the Group audit, we determined the type of work that needed to be undertaken at each of the components by us, as the Group audit engagement team, or by component auditors operating under our instruction. During the current year’s audit cycle, visits were undertaken by the primary audit team to the component team in Raleigh, North Carolina. These visits involved discussing the audit approach with the component team and any issues arising from their work, meeting with group management, attending planning and closing meetings and reviewing relevant audit working papers on risk areas. The Group audit team interacted regularly with the component team where appropriate during various stages of the audit, reviewed relevant working papers and were responsible for the scope and direction of the audit process. Where relevant, the section on key audit matters details the level of involvement we had with component auditors to enable us to determine that sufficient audit evidence had been obtained as a basis for our opinion on the Group as a whole. This, together with the additional procedures performed at Group level, gave us appropriate evidence for our opinion on the Group financial statements. Climate change In planning and performing our audit we assessed the potential impacts of climate change on the Group’s business and any consequential material impact on its financial statements. Based on our work we have not identified the impact of climate change on the financial statements to be a key audit matter or to impact a key audit matter. 46

Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period and include the most significant assessed risks of material misstatement (whether or not due to fraud) that we identified. These matters included those which had the greatest effect on: the overall audit strategy, the allocation of resources in the audit; and directing the efforts of the engagement team. These matters were addressed in the context of our audit of the financial statements as a whole, and in our opinion thereon, and we do not provide a separate opinion on these matters. Risk Our response to the risk Valuation of Revenue Interest Purchase and Sales Agreement (group and parent) ($113.9m) To address the areas of identified higher risk, we have completed procedures as follows: The Group entered into a Revenue Interest Purchase and Sales Agreement (“RIPSA”) with third parties. Under the terms of the RIPSA, the Company received $100 million in exchange for the right to receive royalty payments based on global net sales of the Company’s commercialized drug, Ohtuvayre, and certain proceeds from licenses outside of the US. The Company recorded the RIPSA instrument as a financial liability at fair value through profit and loss at $113.9 million as of December 31, 2024. Under this model, debt issuance costs are expensed as incurred and the instrument is marked to fair value each reporting period. The changes in fair value of the instrument will be recorded in interest expense. The process involved in the valuation of the RIPSA is complex and subject to estimation uncertainty. Obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s processes to account for the RIPSA, including controls over management’s review of the forecasted global net sales projections. We obtained management’s model calculating the estimated liability and performed the following procedures: • assessed the appropriateness of the model used in estimating the projected cashflows; • verified the mathematical accuracy of the model; • tested the completeness and accuracy of the model; • evaluated the reasonableness of management’s assumptions related to the treatable patient populations and rate of adoption. • utilised our EY Treasury experts to assess the valuation techniques used and to assist with the evaluation of key assumptions made and the source of dataused; • assessed the reliability, objectivity and competence of management’s experts used in the model. • considered the disclosures in Notes 5 and 24 of the Annual Report and Accounts, including sensitivity analysis based on reasonably possible changes. 47

Risk Our response to the risk Valuation of assumed contingent liability (group and parent) ($326.1 million, 2023: $215.4 million) On 19 September 2006, Verona Pharma plc acquired RhinoPharma Ltd which held contingent liabilities relating to future potential milestone and royalty payments now due to Ligand relating to the acquisition for ensifentrine and related compounds. Per IFRS 3, the existing contingent payments of the acquiree are an assumed liability of the buyer. Consequently, Verona Pharma plc fair valued the contingent liability on the acquisition date and recorded it on the balance sheet. At each subsequent period end, the liability is required to be re-measured when there is a change in the estimated future payments such as an improved probability of success. The drug approval received from the FDA in the current year was deemed to represent a change in the probability of success. Management have also updated their revenue forecasts, which combined with the above events have resulted in a re-measurement of the contingent liability leading to an increase in liability of $326.1 million, with a corresponding increase to the associated IP R&D intangible asset. Management assessed that there had been no further triggers to remeasure the liability in the period. The process involved in the valuation of the contingent liability is complex and subject to estimation uncertainty. To address the areas of identified higher risk, we have completed procedures as follows: We obtained management’s model calculating the estimated liability and performed the following procedures: • assessed the appropriateness of the model used in estimating the projected cashflows; • verified the mathematical accuracy of the model; • tested the completeness and accuracy of the model as well as the underlying data used, including agreeing key inputs to market research performed by management’s expert; • assessed the reliability, objectivity and competence of management’s experts used in the model. Subsequent to the remeasurement, we obtained management’s confirmation that there were no further changes to the expected cash flows at year end and verified the reasonableness of this by performing the below procedures: • reviewed the minutes of meetings of the Board of Directors for any indication of changes in the expected cashflows; • Tested the mathematical accuracy of the of the finance charge arising from the unwinding of the discount rate; and • Considered the disclosures in Notes 5 and 23 of the Annual Report and Accounts, including sensitivity analysis based on reasonably possible changes. Key observations in respect of the Key audit matters communicated to the Audit Committee Our observations included a summary of our audit procedures over the estimates, including assumptions, applied by management. We also communicated our consideration of the Group and Company’s related accounting policies and disclosures in the financial statements. How we scoped our audit to respond to the risk on the Key audit matters We performed full scope audit procedures over the risks, which covered 100% of the risk amounts. All audit work performed to address the risks was undertaken by the Group audit team. Key audit matters considered by the Group’s auditor in the prior year were broadly aligned with the matters identified above, but also included consideration of the Group’s accounting for the modification of a term loan facility which we do not consider a key audit matter based on the term loan facility being settled in 2024. Conversely, we identified the valuation of the Revenue Interest Purchase and Sales Agreement, which the Group entered into during 2024, as a separate key audit matter. 48

Our application of materiality We apply the concept of materiality in planning and performing the audit, in evaluating the effect of identified misstatements on the audit and in forming our audit opinion. Materiality The magnitude of an omission or misstatement that, individually or in the aggregate, could reasonably be expected to influence the economic decisions of the users of the financial statements. Materiality provides a basis for determining the nature and extent of our audit procedures. We determined materiality for the Group to be $4 million, which is 2.5% of operating expenses. We believe that operating expenses provides us with with an appropriate basis for materiality as investors and other stakeholders are focused on the development of the drug candidate which translates to operating expenses including research and development spending. In 2023, the predecessor auditor determined materiality at $2.8million based on 5% of loss before tax excluding the impact of discount unwind on the assumed contingent liability. We determined materiality for the Parent Company to be $6 million, which is 1% of Total assets. Performance materiality The application of materiality at the individual account or balance level. It is set at an amount to reduce to an appropriately low level the probability that the aggregate of uncorrected and undetected misstatements exceeds materiality. On the basis of our risk assessments, together with our assessment of the Group and Company’s overall control environment, our judgement was that performance materiality was 50% of our planning materiality, namely $2 million for Group and $3 million for Company. We have set performance materiality at this percentage due to this being an initial audit. Audit work was undertaken at component locations for the purpose of responding to the assessed risks of material misstatement of the group financial statements. The performance materiality set for each component is based on the relative scale and risk of the component to the Group as a whole and our assessment of the risk of misstatement at that component. In the current year, performance materiality allocated to components was $2 million. Reporting threshold An amount below which identified misstatements are considered as being clearly trivial. We agreed with the Audit Committee that we would report to them all uncorrected audit differences in excess of $200k, which is set at 5% of planning materiality, as well as differences below that threshold that, in our view, warranted reporting on qualitative grounds. We evaluate any uncorrected misstatements against both the quantitative measures of materiality discussed above and in light of other relevant qualitative considerations in forming our opinion. 49

Other information The other information comprises the information included in the annual report set out on pages 2 to 43, other than the financial statements and our auditor’s report thereon. The directors are responsible for the other information contained within the annual report. Our opinion on the financial statements does not cover the other information and, except to the extent otherwise explicitly stated in this report, we do not express any form of assurance conclusion thereon. Our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the course of the audit or otherwise appears to be materially misstated. If we identify such material inconsistencies or apparent material misstatements, we are required to determine whether this gives rise toa material misstatement in the financial statements themselves. If, based on the work we have performed, we conclude that there is a material misstatement of the other information, we are required to report that fact. We have nothing to report in this regard. Opinions on other matters prescribed by the Companies Act 2006 In our opinion, the part of the directors’ remuneration report to be audited has been properly prepared in accordance with the Companies Act 2006. In our opinion, based on the work undertaken in the course of the audit: • the information given in the strategic report and the directors’ report for the financial year for which the financial statements are prepared is consistent with the financial statements; and • the strategic report and directors’ report have been prepared in accordance with applicable legal requirements. Matters on which we are required to report by exception In the light of the knowledge and understanding of the group and the parent company and its environment obtained in the course of the audit, we have not identified material misstatements in the strategic report or the directors’ report. We have nothing to report in respect of the following matters in relation to which the Companies Act 2006 requires us to report to you if, in our opinion: • adequate accounting records have not been kept by the parent company, or returns adequate for our audit have not been received from branches not visited by us; or • the parent company financial statements and the part of the directors’ remuneration report to be audited are not in agreement with the accounting records and returns; or • certain disclosures of directors’ remuneration specified by law are not made; or • we have not received all the information and explanations we require for our audit. Responsibilities of directors As explained more fully in the directors’ responsibilities statement set out on page 6, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view, and for such internal control as the directors determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, the directors are responsible for assessing the group and parent company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the group or the parent company or to cease operations, or have no realistic alternative but to do so. 50

Auditor’s responsibilities for the audit of the financial statements Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs (UK) will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements. Explanation as to what extent the audit was considered capable of detecting irregularities, including fraud Irregularities, including fraud, are instances of non-compliance with laws and regulations. We design procedures in line with our responsibilities, outlined above, to detect irregularities, including fraud. The risk of not detecting a material misstatement due to fraud is higher than the risk of not detecting one resulting from error, as fraud may involve deliberate concealment by, for example, forgery or intentional misrepresentations, or through collusion. The extent to which our procedures are capable of detecting irregularities, including fraud is detailed below. However, the primary responsibility for the prevention and detection of fraud rests with both those charged with governance of the company and management. • We obtained an understanding of the legal and regulatory frameworks that are applicable to the group and determined that the most significant are those related to the financial reporting frameworks, both under UK law and under the Group’s US reporting obligations, and the relevant tax regulations in the US and the UK. In addition, we conclude that there are certain laws and regulation which may have an effect on the determination of the amounts and disclosures in the financial statements, being primarily the UK Bribery Act 2010 and certain other laws related to the Group’s geographic footprint. • We understood how the Group is complying with those frameworks by making inquiries of management, internal audit, those responsible for legal and compliance procedures. We corroborated our enquiries through our review of board minutes, review of internal audit reports, discussions with the Audit Committee, CFO and General Counsel and any correspondence received from regulatory bodies. • We assessed the susceptibility of the group’s financial statements to material misstatement, including how fraud might occur by meeting with management to understand where they considered there was susceptibility to fraud, we also obtained management’s fraud risk assessment for the year as it pertains to internal control over financial reporting. We considered performance targets and their influence on efforts made by management to manage earnings or influence the perceptions of analysts. Where this risk was considered to be higher, we performed audit procedures to address the identified fraud risk. The key audit matters section above addresses procedures performed in the area where we have concluded the risk of material misstatement is the highest (including due to the risk of fraud). • Based on this understanding we designed our audit procedures to identify non-compliance with such laws and regulations. Our procedures involved quarter-end enquiries to management, those charged with governance, the internal Counsel and enquiries/legal confirmations sent to the retained external legal advisors. We also review board minutes to identify any noncompliance with laws and regulations discussed. In respect of potential acts of non-compliance with laws and regulation identified, we liaised with management, the Audit Committee, and internal and external legal Counsel in considering such. A further description of our responsibilities for the audit of the financial statements is located on the Financial Reporting Council’s website at https://www.frc.org.uk/auditorsresponsibilities. This description forms part of our auditor’s report. 51

Use of our report This report is made solely to the company’s members, as a body, in accordance with Chapter 3 of Part 16 of the Companies Act 2006. Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinions we have formed. for and on behalf of Ernst & Young, Chartered Accountants Cork, Ireland 14 March 2025 Ian Venner (Senior statutory auditor) Statutory Auditor 52

VERONA PHARMA PLC CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME FOR THE YEAR ENDED DECEMBER 31, 2024 Year ended Year ended December 31, December 31, Note 2024 2023 $'000s $'000s Product sales, net 3 42,261 — Other revenue 18 — Cost of sales (855) — Gross profit 41,424 — Operating expenses Research and development costs 8 (37,107) (17,413) Selling, general and administrative costs 8 (136,616) (51,280) Operating loss (132,299) (68,693) Finance income 10 15,262 14,627 Finance expense 10 (40,216) (18,889) Other losses 10 (17,927) — Loss before taxation (175,180) (72,955) Taxation — (expense)/credit 11 (8,339) 630 Loss for the year (183,519) (72,325) Total comprehensive loss attributable to owners of the Company (183,519) (72,325) Loss per ordinary share — basic and diluted (cents) 6 (28.1) (11.4) The accompanying notes form an integral part of these consolidated financial statements. 53

VERONA PHARMA PLC CONSOLIDATED STATEMENT OF FINANCIAL POSITION AS OF DECEMBER 31, 2024 Note As of December 31, 2024 As of December 31, 2023 $'000s $'000s ASSETS Non-current assets: Goodwill Intangible assets Property, plant and equipment Right-of-use assets Equity interest Total non-current assets Current assets: Inventory Trade and other receivables Current tax receivable Cash and cash equivalents Total current assets Total assets EQUITY AND LIABILITIES Capital and reserves attributable to equity holders: Share capital Share premium Share-based payment reserve Cumulative translation adjustment Accumulated loss Treasury shares Total equity Current liabilities: Lease liability Trade and other payables Tax payable - U.S. operations Total current liabilities Non-current liabilities: Assumed contingent liability Term loan Revenue interest purchase and sale agreement Non-current lease liability Total non-current liabilities 12 13 14 15 17 18 19 2.2 14 22 23 24 24 14 545 298,972 1,105 2,048 15,000 317,670 8,144 41,803 5,762 399,757 455,466 773,136 45,021 624,264 105,582 (5,796) (600,154) (1,659) 167,258 1,121 34,325 8,889 44,335 326,053 120,341 113,908 1,241 561,543 545 191,170 24 2,847 15,000 209,586 — 6,982 10,954 271,772 289,708 499,294 42,771 522,918 81,012 (5,796) (416,085) (1,517) 223,303 1,180 9,258 — 10,438 215,404 48,374 — 1,775 265,553 Total equity and liabilities 773,136 499,294 The accompanying notes form an integral part of these consolidated financial statements. 54

VERONA PHARMA PLC COMPANY STATEMENT OF FINANCIAL POSITION AS OF DECEMBER 31, 2024 As of As of Note December 31, 2024 December 31, 2023 $'000s $'000s ASSETS Non-current assets: Goodwill 12 545 545 Intangible assets 13 298,972 191,170 Right-of-use asset 404 516 Equity interest 15 15,000 15,000 Total non-current assets 314,921 207,231 Current assets: Trade and other receivables 18 107,704 5,849 Current tax receivable 5,762 10,954 Cash and cash equivalents Total current assets 190,055 303,521 239,532 256,335 Total assets 618,442 463,566 EQUITY AND LIABILITIES Capital and reserves attributable to equity holders: Share capital 19 45,021 42,771 Share premium 624,264 522,918 Share-based payment reserve 103,932 81,012 Cumulative Translation Adjustment 2.2 (5,942) (5,942) Accumulated loss (492,514) (434,346) Treasury shares (1,659) (1,517) Total equity 273,102 204,896 Current liabilities: Lease Liability 361 506 Trade and other payables 22 18,897 42,714 Total current liabilities 19,258 43,220 Non-current liabilities: Assumed contingent liability Non-current lease liability Total non-current liabilities 23 326,053 29 326,082 215,404 46 215,450 Total equity and liabilities 618,442 463,566 The accompanying notes form an integral part of these Company financial statements. The Company has taken advantage of the exemption permitted by Section 408 of the Companies Act 2006 not to present an income statement for the year. The Company's loss for the year was $57.6 million (2023: loss of $80.6 million), which has been included in the Group’s income statement. The financial statements on pages 53 to 92 were approved by the Company's board of directors and authorized for issue on March 14, 2025, and signed on its behalf by Dr. David Zaccardelli, Chief Executive Officer of the Company. Dr. David Zaccardelli Director and Chief Executive Officer of the Company Company number: 05375156 55

VERONA PHARMA PLC CONSOLIDATED STATEMENT OF CHANGES IN EQUITY FOR THE YEAR ENDED DECEMBER 31, 2024 Note Share capital Share premium Treasury shares Share- based payment reserve Cumulative translation adjustment Total accumulated losses Total equity $'000s $'000s $'000s $'000s $'000s $'000s $'000s Balance at January 1, 2023 Total comprehensive loss Shares issued under at-the-market sales agreement Shares issued to treasury Restricted share units vested Common shares withheld for taxes on vested stock awards Equity settled share-based compensation reclassified as cash-settled Share options exercised Share-based payments Balance at December 31, 2023 19 19 40,526 — 1,227 1,018 — — — — — 42,771 465,370 — 55,682 — — — — 1,866 — 522,918 (1,549) — — (1,018) 967 — — 83 — (1,517) 63,817 — — — — (4,389) (295) — 21,879 81,012 (5,796) — — — — — — — — (5,796) (342,793) (72,325) — — (967) — — — — (416,085) 219,575 (72,325) 56,909 — — (4,389) (295) 1,949 21,879 223,303 Balance at January 1, 2024 19 42,771 522,918 (1,517) 81,012 (5,796) (416,085) 223,303 Total comprehensive loss — — — — — (183,519) (183,519) Shares issued under at-the-market sales agreement 1,289 96,207 — — — — 97,496 Shares issued to treasury 961 — (961) — — — — Restricted share units vested — — 550 — — (550) — Common shares withheld for taxes on vested stock awards — — — (14,175) — — (14,175) Equity settled share-based compensation reclassified as cash-settled — — — (1,279) — — (1,279) Share options exercised — 5,139 269 — — — 5,408 Excess tax deduction on share-based payments — — — 1,650 — — 1,650 Share-based payments Balance at December 31, 2024 19 — 45,021 — 624,264 — (1,659) 38,374 105,582 — (5,796) — (600,154) 38,374 167,258 56

VERONA PHARMA PLC COMPANY STATEMENT OF CHANGES IN EQUITY FOR THE YEAR ENDED DECEMBER 31, 2024 Note Share capital Share premium Treasuryshares Share- based payment reserve Cumulative translation adjustment Total accumulated losses Total equity $'000s $'000s $'000s $'000s $'000s $'000s $'000s Balance at January 1, 2023 Total comprehensive loss Shares issued under at-the-market sales agreement Shares issued to treasury Restricted share units vested Common shares withheld for taxes on vested stock awards Equity settled share-based compensationreclassified as cash-settled Share options exercised Share-based payments 19 40,526 — 1,227 1,018 — — — — — 465,370 — 55,682 — — — — 1,866 — (1,549) — — (1,018) 967 — — 83 — 63,817 — — — — (4,389) (295) — 21,879 (5,942) — — — — — — — — (352,824) (80,555) — — (967) — — — — 209,398 (80,555) 56,909 — — (4,389) (295) 1,949 21,879 Balance at January 1, 2024 19 42,771 522,918 (1,517) 81,012 (5,942) (434,346) 204,896 Total comprehensive loss — — — — — (57,618) (57,618) Shares issued under at-the-market sales agreement 1,289 96,207 — — — — 97,496 Shares issued to treasury 961 — (961) — — — — Restricted share units vested — — 550 — — (550) — Common shares withheld for taxes on vested stock awards — — — (14,175) — — (14,175) Equity settled share-based compensationreclassified as cash-settled — — — (1,279) — — (1,279) Share options exercised — 5,139 269 — — — 5,408 Share-based payments — — — 38,374 — — 38,374 Balance at December 31, 2024 19 45,021 624,264 (1,659) 103,932 (5,942) (492,514) 273,102 57

VERONA PHARMA PLC CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2024 Year ended Year ended December 31 December Note , 2024 31, 2023 $'000s $'000s Cash used in operating activities: Loss before taxation (175,180) (72,955) Finance income 10 (15,262) (14,627) Finance expense 10 40,216 18,889 Loss on extinguishment of debt 10 3,653 — Share-based payment charge 38,374 21,879 Amortization of debt issue costs 832 68 Accretion of redemption premium on debt 120 106 Interest paid (10,330) (2,006) Increase in prepayments and other receivables (35,311) (607) Change in trade and other payables 22,826 (12,434) Increase in RIPSA 13,908 — Increase in inventories (8,144) — Depreciation of property, plant, equipment and right of use asset 1,058 678 Loss on disposal of property, plant and equipment — 60 Unrealized foreign exchange gain/(loss) (5) 180 Amortization of intangible assets 976 252 Cash used in operating activities before taxation (122,269) (60,517) Cash inflow/(outflow) from taxation 7,988 (1,245) Net cash used in operating activities (114,281) (61,762) Cash flows from investing activities: Interest received 15,262 12,761 Payments of contingent consideration (21,478) — Purchase of plant and equipment (580) — Payment for patents (631) (509) Net cash (used in)/generated from investing activities (7,427) 12,252 Cash flow generated from financing activities: Proceeds from issue of shares 97,496 56,909 Proceeds from Term Loans 122,500 9,996 Proceeds from RIPSA 100,000 — Proceeds from 2023 Term Loan, net of repayment of Oxford Term Loan and debt issuance costs incurred — 28,712 Payment of debt issuance costs (6,915) (12) Repayment of SVB Term Loan (52,256) — Payment of finance lease liabilities (1,075) (713) Payments of withholding taxes from share-based award (15,454) (4,684) Proceeds from exercise of share options 5,408 1,949 Net cash generated from financing activities 249,704 92,157 Net increase in cash and cash equivalents 127,996 42,647 Cash and cash equivalents at the beginning of the year 271,772 227,827 Effect of exchange rates on cash and cash equivalents (11) 1,298 Cash and cash equivalents at the end of the year 399,757 271,772 58

VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 1. General information Verona Pharma plc (the "Company") and its subsidiary (together the "Group") are a biopharmaceutical company focused on developing and commercializing innovative therapeutics for the treatment of respiratory diseases with significant unmet medical needs. The Company is a public limited company, which is listed on the Nasdaq Global Market ("Nasdaq"). The Company is incorporated and domiciled in the United Kingdom. The address of the registered office is One Central Square, Cardiff, CF10 1FS, United Kingdom. The Company has one subsidiary Verona Pharma, Inc. which is wholly owned. The Company listed its American Depositary Shares ("ADS") on Nasdaq in April 2017 ("the 2017 Global Offering") and they trade on the Nasdaq symbol "VRNA". 2. Accounting policies A summary of the material accounting policies, all of which have been applied consistently throughout the year, is set out below. 2.1 Basis of preparation The consolidated financial statements of the Group have been prepared in accordance with UK-adopted international accounting standards as applicable to companies reporting under those standards. The financial statements of the Company have been prepared in accordance with the requirements of the Companies Act 2006. The Company is a qualifying entity and has undergone transition to Financial Reporting Standard 101 Reduced Disclosure Framework ("FRS 101") in the year ended 2024. The Company has assessed the impact of the transition and determined that there is no impact to the accounting for transactions of the Company. As permitted by FRS 101, the Company has taken advantage of the disclosure exemptions available under that standard as listed below: • Requirements of IFRS 2 Share based Payment (paragraph 45(b) and paragraph 46 to 52) • Requirements of IAS 1 Presentation of Financial Statements (paragraph 10(d) and 111) • All the requirements of IAS 7 Statement of Cash Flows The consolidated financial statements of the Group and the financial statements of the Company have been prepared under the historical cost convention, with the exception of the derivative financial liability, the RIPSA, the ensifentrine intangible asset and the equity interest, which have been measured at fair value and patent intangible assets have been measured on a cost accumulation basis. The preparation of financial statements in conformity with IFRS for the Group and FRS 101 for the Company requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Group's accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in note 5. Going concern The Group has incurred recurring losses since inception, including net losses of $183.5 million and $72.3 million for the years ended December 31, 2024, and 2023. In addition, as of December 31, 2024, the Group had an accumulated loss of $600.2 million. The Group may continue to generate operating losses for the foreseeable future. As of the issuance date of the annual consolidated financial statements, the Group expects that its cash and cash equivalents, together with additional funding expected to become available under the 2024 Term Loan and RIPSA, will enable us to fund our planned operating expenses and capital expenditure requirements, including the commercial launch of Ohtuvayre for at least the next 12 months from the date of approval of these finance statements. Accordingly, the consolidated financial statements have been prepared on the going concern basis. 59

VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 2.1 Basis of preparation (continued) Business combinations The Group applies the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred to the former owners of the acquiree, and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. The excess of the cost of acquisition over the fair value of the Group's share of the identifiable net assets acquired is recorded as goodwill. Goodwill arising on acquisitions is capitalized and is subject to impairment review, both annually and when there are indications that the carrying value may not be recoverable. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. Acquisition-related costs are expensed as incurred and included in administrative expenses. Basis of consolidation These consolidated financial statements include the financial statements of Verona Pharma plc and its wholly owned subsidiary Verona Pharma, Inc., as well as the Verona Employee Benefit Trust ("EBT"). The EBT is accounted for under IFRS 10 and is consolidated on the basis that the Company has control, and the assets and liabilities of the EBT are included on the Company balance sheet and shares held by the EBT in the Company are presented as a deduction from equity. Inter-company transactions, balances and unrealized gains on transactions between group companies are eliminated. Verona Pharma, Inc. adopts the same accounting policies as the Company. 2.2 Foreign currency translation Items included in the Group's consolidated financial statements are measured using the currency of the primary economic environment in which the entity operates ("the functional currency"). The consolidated financial statements are presented in the United States Dollar, which became the functional currency of the Company in the year ended December 31, 2020. Prior to July 1, 2020, the Group and Company's functional currency was pounds sterling and the financial statements were translated to U.S. dollars. The statement of comprehensive income was translated at average rates for the period, assets and liabilities at the exchange rate as of the date statement of financial position and equity balances at historical rates. Translation differences were recorded in Cumulative translation adjustment. In the six months to June 30, 2020, management changes resulted in lower people costs being paid in pounds sterling. Following the Private Placement the Company entered into contracts to commence Phase 3 trials for ensifentrine and the majority of the costs are incurred in U.S. dollars. Management reviewed budgeted activities over the next five years and identified that the majority of costs from the second half of 2020 onwards will be incurred in U.S. dollars. Furthermore, the Private Placement in July, 2020, raised funds in U.S. dollars and having delisted from AIM any future fundraises will be in U.S. dollars. Also, the commercial focus of Group was the U.S. market. As a consequence, the Group and Company's functional currency changed from pounds sterling to U.S. dollars and this was accounted for prospectively from July 1, 2020. To convert Verona Pharma plc’s books and records into U.S. dollars income and expenses were translated at average rates, assets and liabilities at the June 30, 2020, exchange rate and equity balances at historical rates. Transactions in foreign currencies are recorded using the rate of exchange ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated using the rate of exchange at the balance sheet date and the gains or losses on translation are included in the Consolidated Statement of Comprehensive Income. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the original transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. 2.3 Cash and cash equivalents Cash and cash equivalents includes deposits held at call with banks with original maturities of three months or less that are readily convertible to known amounts of cash, and money market funds. Money market funds have been classified as cash and cash equivalents as they are low risk instruments, readily convertible to a known amount of cash and are subject to an insignificant risk of change in value. Management's intention is to manage these funds as cash and to use them to meet short-term cash requirements. Under the RIPSA agreement, the Group is required to maintain 4.5% of cash received from customers in a dedicated account. This balance is included in cash and cash equivalents on the Group's Statement of Financial Position. Restricted cash totaled $0.8 million as of December 31, 2024. 60

VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 2.4 Deferred taxation Deferred tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. Deferred tax is determined using tax rates and laws that have been enacted or substantively enacted by the balance sheet date and expected to apply when the related deferred tax is realized or the deferred liability is settled. Deferred tax assets are recognized to the extent that it is probable that the future taxable profit will be available against which the temporary differences can be utilized. 2.5 Research and development costs Capitalization of expenditure on product development commences from the point at which technical feasibility and commercial viability of the product can be demonstrated and the Group is satisfied that it is probable that future economic benefits will result from the product once completed. Expenditure on research and development activities that do not meet the above criteria is charged to the Consolidated Statement of Comprehensive Income as incurred. 2.6 Property, plant and equipment Property, plant and equipment are stated at cost, net of depreciation and any provision for impairment. Depreciation is calculated to write off the cost less their estimated residual values, on a straight-line basis over the expected useful economic lives of the assets concerned. Computer hardware is depreciated over three years, office equipment over the term of the lease, and manufacturing equipment over five years. 2.7 Intangible assets and goodwill (a) Goodwill Goodwill arises on the acquisition of subsidiaries and represents the excess of the consideration transferred over the fair value of the identifiable net assets acquired. (b) Patents Patent costs associated with the preparation, filing, and obtaining of patents are capitalized and amortized on a straight-line basis over the estimated useful lives of ten years. Amortization of patents is included in research and development costs. (c) Computer software Amortization is calculated so as to write off the cost less estimated residual values, on a straight-line basis over the expected useful economic life of two years. Amortization is included in selling, general and administrative costs. (d) Intangible assets The intangible asset, acquired through a business combination was initially recognized at fair value. Subsequent movements in the assumed contingent liability (see note 2.13) that relate to changes in estimated cashflows or probabilities of success are recognized as additions to the intangible asset that it relates to. The asset is subject to impairment testing until completion or abandonment of the project. 2.8 Impairment of intangible assets, goodwill and non-financial assets The Group holds intangible assets relating to acquired intellectual property, patent costs and goodwill. Goodwill and indefinite intangible assets are tested annually for impairment or if there is an indication of impairment. The Group is a single cash generating unit ("CGU") so all intangibles are allocated to the Group as one CGU. The Group initially compares the market capitalization of the Group to the book value of its assets. If the value of the market capitalization does not support the valuation of the assets, the Group reviews estimates of the cash flows over the remaining lives of its other intangible assets, or related group of assets where applicable, in measuring whether the assets to be held and used will be realizable. In the event of impairment, the Group would discount the future cash flows using its estimated weighted average cost of capital to estimate the amount of the impairment. As at 31 December 2024 and 2023 the Company carried out impairment reviews with reference to its market capitalization. The Group also monitors for any triggering events for finite-lived intangible assets and non-financial assets and would test for impairment if a triggering event was determined to have occurred. No impairment was identified for any of the assets in the years ended December 31, 2024 and 2023. 61

VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 2.9 Equity interest As part of the Nuance Agreement, the Group received an equity interest in Nuance Biotech, the parent company of Nuance Pharma. The equity interest was recognized at fair value and is subsequently measured at fair value through profit and loss. Management applies judgement in determining the change in fair value. 2.10 Employee Benefits (a) Pension The Group operates defined contribution pension plans for its employees. Contributions payable for the year are charged to the Consolidated Statement of Comprehensive Income. The Group has no further liability once the contributions have been paid. (b) Bonus plans The Company recognizes a liability and an expense for bonus plans if contractually obligated or if there is a past practice that has created a constructive obligation. 2.11 Share-based payments The Company operates a number of equity-settled, share-based compensation schemes. The fair value of share based payments is determined using the Black-Scholes model and requires several assumptions and estimates, disclosed in note 21. The fair value of share-based payments under these schemes, other than performance restricted stock units ("PRSUs"), is expensed on a straight-line basis, using the graded-vesting method, over the share based payments' vesting periods, based on the Company's estimate of shares that will eventually vest. The fair value of PRSUs, which are subject to certain performance and service conditions, will be recognized over the remaining service period using the graded-vesting method in the amount expected to vest. 2.12 Provisions Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the liability, and the amount can be reliably estimated. Provisions are measured at the present value of the expenditures expected to be required to settle the liability using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. 2.13 Assumed contingent liability related to the business combination In 2006 the Company acquired Rhinopharma and assumed contingent liabilities owed to Vernalis Pharmaceuticals Limited, which was subsequently acquired by Ligand Pharmaceuticals, Inc. (“Ligand”). The Company refers to the assignment and license agreement as the Ligand Agreement. Ligand assigned to the Company all of its rights to certain patents and patent applications relating to ensifentrine and related compounds (the "Ligand Patents") and an exclusive, worldwide, royalty-bearing license under certain Ligand know-how to develop, manufacture and commercialize products (the "Licensed Products") developed using Ligand Patents, Ligand knowhow and the physical stock of certain compounds. The assumed contingent liability comprises a milestone payment on obtaining the first approval of any regulatory authority for the commercialization of a Licensed Product, low single digit royalties based on the future sales performance of all Licensed Products and a portion equal to a mid-twenty percent of any consideration received from any sub-licensees for the Ligand Patents and for Ligand know-how. The liability was initially recognized at fair value and subsequently measured at amortized cost using the effective interest rate method. The assumed contingent liability is estimated as the expected value of the milestone payment and royalty payments, including royalties from the Nuance Agreement. This expected value is based on estimated future royalties payable, derived from sales forecasts, and an assessment of the probability of success using standard market probabilities for respiratory drug development. The risk-weighted value of the assumed contingent arrangement is discounted back to its net present value applying an effective interest rate of 12%. Royalties payable are based on the future sales performance so the amount payable is unlimited. Sales that may be achieved are difficult to predict and subject to estimation, which is inherently uncertain. The assumed contingent liability is re-measured for changes in estimated cash flows or when the probability of success changes. Remeasurements relating to changes in estimated cash flows and probabilities of success are recognized in the intangible asset it relates to (see note 2.7). The unwind of the discount is recognized in finance expense. 62

VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 2.14 Revenue recognition The Group’s revenue arises from product sales of Ohtuvayre. The Group follows the five-step model in IFRS 15 “Revenue from Contracts with Customers”: Step 1: Identify the contract(s) with a customer. Step 2: Identify the performance obligations in the contract. Step 3: Determine the transaction price. Step 4: Allocate the transaction price to the performance obligations in the contract. Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation. All of the Group’s revenue is derived from contracts with customers. Product Sales The Group’s revenue from net product sales was generated in the United States following the FDA’s approval for marketing of Ohtuvayre for the treatment of COPD in June 2024. The Group sells Ohtuvayre principally through arrangements with specialty pharmacies (“SPs”), who are the Group’s customers. The customers subsequently resell the product to patients and health care providers. The Group provides limited right of return to the customers in cases of shipment errors or expiring or defective products. Product revenues are recognised when the customers take control of the product, which occurs upon delivery to the customers. The Group recognizes revenue from product sales at the net sales price which includes estimates of variable consideration for which reserves are established and reflects each of these as a reduction to revenue. Overall, these reserves reflect the Group’s best estimates of the amount of consideration to which the Group is entitled based on the terms of the contract. The amount of variable consideration that is included in the transaction price may be constrained. Actual amounts of consideration ultimately received may differ from the Group’s estimates. If actual results in the future vary from estimates, the Group may need to adjust its estimates, which would affect net revenue in the period of adjustment. The following are the Group’s significant categories of variable consideration: Distribution Fees: The Group pays distribution fees to SPs in connection with the sales of its product. These distributor fees are based on a contractually determined fixed percentage of sales. Government rebates and chargebacks: The Group contracts with Medicaid, Medicare, and other government agencies (“Government Payors”) so that Ohtuvayre will be eligible for purchase by, or partial or full reimbursement from, such Government Payors. The Group estimates the rebates, chargebacks and discounts it will provide to Government Payors and deducts these estimated amounts from its gross product revenue at the time the revenue is recognised. The Group estimates these reserves based upon its contracts with government agencies and other organizations, statutorily defined discounts and estimated payor mix, resulting in a reduction of product revenue and the establishment of a current liability. Commercial Chargebacks: Chargebacks are discounts and fees related to contracts with various third-party payers and programs that purchase from SPs at a discounted price. SPs charge back to the Group the difference between the price initially paid by SPs and the discounted price paid to SPs by these entities. 2.15 Inventory Inventories are stated at the lower of cost and net realizable value. Cost comprises direct materials and, where applicable, direct labor costs and those overheads that have been incurred in bringing the inventories to their present location and condition. The Company determines the cost of its inventory, which includes amounts related to materials and manufacturing overhead, on a first-in, first-out basis. Net realizable value represents the estimated selling price less all estimated costs of completion and including costs to be incurred in marketing, selling and distribution. 63

VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 2.16 Financial instruments — initial recognition and subsequent measurement The Group classifies a financial instrument, or its component parts, as a financial liability, a financial asset or an equity instrument in accordance with the substance of the contractual arrangement and the definitions of a financial liability, a financial asset and an equity instrument. A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. (a) Financial assets, initial recognition and measurement and subsequent measurement All assets are initially recognized at fair value plus transaction costs. The Group's equity interest in Nuance Biotech is subsequently measured at fair value through profit or loss ("FVTPL") and fair value gains and losses are recognized in profit or loss. All other assets are subsequently measured at amortized cost using the effective interest method. The Group's trade receivables are comprised wholly of amounts due from its four specialty pharmacy customers for Ohtuvayre. Management periodically reviews whether a reserve is required against amounts outstanding by considering the history of write-offs, the creditworthiness of its customers, the aging of outstanding receivables, and other factors as relevant. As of December 31, 2024, based on these factors the management determined that a reserve against its outstanding trade receivables was not material. (b) Financial liabilities, initial recognition and measurement and subsequent measurement Financial liabilities are classified as measured at amortized cost or FVTPL. Financial liabilities are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss. The Group's financial liabilities include debt, trade and other payables, and the assumed contingent liability. Debt may be considered extinguished when it has been modified and the terms of the new debt instruments and old debt instruments are “substantially different” (as defined in the debt modification guidance in IFRS 9). Under the applicable guidance, when determining if debt instruments are substantially different, a 10% quantitative test comparing the discounted cash flows before and after the modification is required to be performed. Additionally, there is an accounting policy choice to perform only the 10% test or the 10% test as well as an additional qualitative analysis of any modification of terms when the change in discounted cash flows is less than 10%. The Group's policy with respect to the applicable guidance is to only perform the 10% quantitative test. 2.17 Transaction costs Qualifying transaction costs might be incurred in anticipation of an issuance of equity instruments and may cross reporting periods. The entity defers these costs on the balance sheet until the equity instrument is recognized. Deferred costs are subsequently reclassified as a deduction from equity when the equity instruments are recognized, as the costs are directly attributable to the equity transaction. If the equity instruments are not subsequently issued, the transaction costs are expensed. Any costs not directly attributable to the equity transaction are expensed. Transaction costs that relate to the issue of a compound financial instrument are allocated to the liability and equity components of the instrument in proportion to the allocation of proceeds. Where the liability component is held at fair value through profit or loss, the transaction costs are expensed to the Consolidated Statement of Comprehensive Income. For liabilities held at amortized cost, transaction costs are deducted from the liability and subsequently amortized. The amount of transaction costs accounted for as a deduction from equity is disclosed separately in accordance with International Accounting Standard. 2.18 Employee benefit trust In the year ended December 31, 2020, the Group incorporated a trust to facilitate the acquisition of shares, by or for the benefit of employees and former employees. The Group issued 15.2 million and 16.0 million ordinary shares in the years ended December 31, 2024 and 2023, respectively, to cover expected share awards to employees under the 2017 Incentive Plan. Management have determined that the Group has the indirect ability to control the trust as trustees are required to act in accordance with the trust deed that the Group drew up and because the Group controls the issuance of shares to cover awards. As a consequence the trust is included within the Company’s financial statements. The shares that were issued to the trust that have not been transferred to employees to cover share awards are included in the Consolidated Statement of Financial Position as treasury shares. 64

VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 2.19 Investments in subsidiaries Investments in subsidiaries are shown at cost less any provision for impairment. 2.20 Amendments to IFRS accounting standards applicable from 1 January 2024 The Group has adopted the following amendments to IFRS accounting standards, with no material impact to the Group in the year ended 31 December 2024: – Classification of Liabilities as Current or Non-current and Non-current Liabilities with Covenants -Amendments to IAS 1. – Supplier Finance Arrangements -Amendments to IAS 7 and IFRS 7. – Lease Liability in a Sale and Leaseback -Amendments to IFRS 16. 2.21 New standards, amendments and interpretations issued but not effective for the financial year beginning January 1, 2024 and not early adopted At the date of authorisation of these financial statements, the Group has not applied the following new and revised IFRS Accounting Standards that have been issued but are not yet effective and in some cases have not yet been adopted by the UK Endorsement Board: – Amendments to IAS 21 Lack of Exchangeability (effective for periods commencing on or after 1 January 2025) – Annual Improvements to IFRS Accounting Standards — Volume 11 (effective for periods commencing on or after 1 January 2026) – IFRS 7 and IFRS 9 Amendments regarding classification of financial instruments (effective for periods commencing on or after 1 January 2026) – IFRS 18 Presentation and Disclosure in Financial Statements (effective for periods commencing on or after 1 January 2027) – IFRS 19 Subsidiaries without Public Accountability: Disclosures (effective for periods commencing on or after 1 January 2027) The directors do not expect that the adoption of the standards listed above will have a material impact on the financial statements of the Group in future periods. 3. Revenue The Group derives all its revenue from contracts with customers for the transfer of goods and services at a point in time and has only one product, Ohtuvayre sales in the U.S. The disclosure of revenue by product line is consistent with the revenue information that is disclosed for the one reportable segment under IFRS 8 Operating Segments (see note 7). External revenue by product line Year ended Year ended December 31, December 31, 2024 2023 $'000s $'000s Ohtuvayre sales -direct sales to customers -transferred at a point in time 42,261 — For the year ended, December 31, 2024 the Company relied on four specialty pharmacies to purchase and supply Ohtuvayre to patients in the U.S. These four specialty pharmacies accounted for 100% of all Ohtuvayre net product sales in the year ended December 31, 2024 and accounted for all of the Company's outstanding accounts receivable from product sales as of December 31, 2024. The Company’s four specialty pharmacy customers accounted for 41%, 33%, 14%, and 12% of product sales, net for the year ended December 31, 2024. The loss, or a significant change in the buying patterns, of any one of these specialty pharmacies could negatively impact net sales of Ohtuvayre. 65

VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 4. Financial Instruments 4.1 Financial Risk Factors The Group's activities expose it to a variety of financial risks: market risk (including currency risk), credit risk, and liquidity risk. The Group's overall risk management program is focused on preservation of capital and has sought to minimize potential adverse effects on the Group's financial performance and position. The Group's and the Company's exposure to risk are not materially different. (a) Market risk Foreign currency risk reflects the risk that the Group's net assets will be negatively impacted due to fluctuations in exchange rates. The Group has not entered into foreign exchange contracts to hedge against gains or losses from foreign exchange fluctuations. The summary data about the Group's exposure to currency risk is as follows. Figures are the U.S. Dollar values of balances in each currency: December 31, 2024 December 31, 2023 USD GBP EUR USD GBP EUR $'000s $'000s $'000s $'000s $'000s $'000s Cash and cash equivalents 385,767 13,978 10 253,302 18,456 14 Trade and other payables 28,938 5,091 296 6,753 2,090 415 Sensitivity analysis A reasonably possible strengthening or weakening of the pound sterling against U.S. dollar as of December 31, 2024 and 2023 would have affected the measurement of the financial instruments denominated in a foreign currency (excluding the assumed contingent liability as the impact of this is immaterial). The following table shows how a movement in a currency would give rise to a profit or (loss) and a corresponding entry in equity. Profit or loss and equity Strengthening Weakening December 31, 2024 $'000s $'000s GBP (10% Movement) 1,381 (1,381) Foreign currency denominated trade payables are short-term in nature (generally 30 to 45 days). The Group is also exposed to market risk on the value of the equity interest in Nuance Biotech. The fair value of the equity interest is dependent on the success of Nuance Biotech's various clinical programs, as well as valuations of similar companies in the Chinese market. The following table shows the effect of a 10% change in the fair value of the equity interest: Equity interest $'000s Fair value increase of 10% 16,500 Base case, reported fair value 15,000 Fair value decrease of 10% 13,500 66

VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 4.1 Financial Risk Factors (continued) (b) Credit risk Financial instruments that potentially subject the Group to concentration of credit risk consist of principally cash and cash equivalents, bank deposits and certain receivables. The Group holds cash and cash equivalents with highly rated financial institutions and in highly rated money market funds and the Group has not experienced any significant credit losses in these financial statements and does not believe the Group is exposed to any significant credit risk on these instruments. As of December 31, 2024, the Group held funds at bank and in money market funds backed by U.K. or U.S. government debt. As of December 31, 2024, and December 31, 2023, cash and cash equivalents were placed at the following banks and money market funds: As of As of Cash and cash equivalents December 31, 2024 December 31, 2023 $'000 $'000 Government debt money market funds 379,451 269,114 Silicon Valley Bank 2,273 1,441 Lloyds Bank 569 401 HSBC Bank — 592 JPMorgan Chase & Co 17,464 224 Total 399,757 271,772 (c) Management of capital The Group considers capital to be its equity reserves. At the current stage of the Group's life cycle, the Group's objective in managing its capital is to continue to support the commercial launch of Ohtuvayre and ensure funds meet the research and operating requirements until the next development stage of the Group's suite of projects. The Group ensures it is meeting its objectives by reviewing its Key Performance Indicators to ensure commercial and research activities are progressing in line with expectations, costs are controlled and unused funds are placed in low risk money market funds to conserve resources. Additionally, the Group has term loans outstanding which contains customary representations and warranties, covenants and events of default including two financial covenants as noted in note 24. As of December 31, 2024, the Group was in compliance with all of these covenants. The Group tracks and regularly monitors its compliance with covenants as a default of the covenants could result in any amounts outstanding at the date of default becoming due and payable ahead of the maturity date of the 2024 Term Loan. 67

VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 4.1 Financial Risk Factors (continued) (d) Liquidity risk The Group periodically prepares working capital forecasts for the foreseeable future, allowing an assessment of the cash requirements of the Group, to manage liquidity risk. The following table provides an analysis of the Group's financial liabilities. The carrying value of all balances approximates to their fair value, with the exception of the assumed contingent liability (see note 23). Less than 1 year $'000s Between 1 and 2 years $'000s Between 2 and 5 years $'000s Over 5 years $'000s At December 31, 2024 Trade payables 11,267 — — — Other payables 479 — — — Accruals 22,579 — — — Lease liability 1,121 420 821 — Term loan(1) 13,750 13,750 160,552 — Total 49,196 14,170 161,373 — (1) This is the undiscounted value of the loan plus undiscounted interest payments As of December 31, 2024, the Company's assumed contingent liability, estimated to have undiscounted cash flows of approximately $620 million, comprises low single-digit royalties based on the future sales performance of the Licensed Products, and is calculated as the expected value of royalty payments derived from sales forecasts. Less than 1 Between 1 Between 2 Over 5 year and 2 years and 5 years years $'000s $'000s $'000s $'000s At December 31, 2023 Trade payables 3,492 — — — Other payables 435 — — — Accruals 5,331 — — — Lease liability 1,180 555 1,220 — Term loan(1) 5,207 5,673 67,364 — Total 15,645 6,228 68,584 — (1) This is the undiscounted value of the loan plus undiscounted interest payments As of December 31, 2023, the Company's assumed contingent liability, estimated to have undiscounted cash flows of approximately $440 million, comprises low single-digit royalties based on the future sales performance of the Licensed Products, and is calculated as the expected value of royalty payments derived from sales forecasts and an assessment of the probability of success using standard market probabilities for respiratory drug development. 68

VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 4.2 Fair value estimation Group and Company The carrying amounts of cash and cash equivalents, receivables, accounts payable and accrued liabilities approximate to fair value due to their short-term nature. The carrying amount of the assumed contingent liability is $326.1 million compared to the approximate fair value $310.9 million. The underlying assumptions are similar, the primary driver of the difference relates to the discount rate. For financial instruments that are measured in the Consolidated Statement of Financial Position at fair value, IFRS 7 requires disclosure of fair value measurements by level of the following fair value measurement hierarchy: • Quoted prices (unadjusted) in active markets for identical assets or liabilities (level 1); • inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly (level 2); and • inputs for the asset or liability that are not based on observable market data (level 3). For the years ended December 31, 2024, and 2023, fair value adjustments to financial instruments measured at fair value through profit and loss resulted in the recognition of $14.3 million loss in 2024 and no gain or loss in 2023. The fair value of financial instruments that are not traded in an active market is determined by using valuation techniques. These valuation techniques maximize the use of observable market data where it is available and rely as little as possible on entity specific estimates. If all significant inputs required to ascertain the fair value of an instrument are observable, the instrument is included in level 2. If one or more of the significant inputs are not based on observable market data, the instrument is included in level 3. The derivative financial instrument is classified at level 3 in the fair value hierarchy. Additionally, the fair value of the RIPSA is classified within Level 3 of the fair value hierarchy because the fair value was estimated using a Monte Carlo simulation. The Monte Carlo simulation was used to take into account several embedded features and factors, including the probability of when the Company would pay back the outstanding RIPSA balance. Movements in Level 3 items during the years ended December 31, 2024, and 2023 are as follows: EquityInterest $'000s At January 1, 2024 At December 31, 2024 15,000 15,000 At January 1, 2023 At December 31, 2023 EquityInterest $'000s 15,000 15,000 At January 1, 2024 At December 31, 2024 RIPSA $'000s — 113,908 69

VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 4.3 Change in liabilities arising from financing activities Group The Group has provided a reconciliation so that changes in liabilities arising from financing activities, including both changes arising from cash flows and non-cash changes can be evaluated. Lease liability 2024 2023 $'000s $'000s At January 1 2,955 880 Capitalization of rental leases -non-cash 205 2,807 Payment of lease liability -cash (1,074) (713) Interest -non-cash 281 30 Foreign exchange differences -non-cash (5) (49) At December 31 2,362 2,955 Term Loan 2024 2023 $'000s $'000s At January 1 48,374 9,768 Repayment of 2023 Term Loan (48,374) 30,000 Issue of 2024 Term Loans 125,000 9,996 Debt issuance costs (5,382) (1,559) Amortization of debt issuance costs (non-cash) 457 47 Accretion of final payment (non-cash) 266 122 At December 31 120,341 48,374 RIPSA 2024 2023 $'000s $'000s At January 1 — — Issue of RIPSA 100,000 — Fair value movement 14,274 — RIPSA payments (366) — At December 31 113,908 — See note 24 for information relating to the Term Loan and RIPSA. 5. Critical accounting estimates and judgments The preparation of financial statements in conformity with IFRS requires the use of accounting estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Although these estimates are based on management's best knowledge of current events and actions, actual results ultimately may differ from those estimates. FRS 101 also requires management to exercise its judgment in the process of applying the Company's accounting policies. The areas involving significant estimates and judgements are as follows: (a) Revenue recognition We generate revenue from the sale of Ohtuvayre. Revenue is recognized when we transfer control of Ohtuvayre to the specialty pharmacies, our customers, as our contracts have a single performance obligation which is the delivery of Ohtuvayre. These product sales are subject to various gross-to-net adjustments, which are deducted from our product sales to determine net product sales. For a description of our related accounting policies, see note 2.14. Gross-to-net adjustments Product sales are recorded at the estimated net sales price, which includes estimates of variable consideration for which reserves are established. Components of variable consideration include rebates and chargebacks, product returns and other allowances that are offered within contracts with our customer, payors, and other indirect customers relating to the sale of our product. These reserves are based on the amounts earned, or to be claimed on the related sales, and are classified as reductions of accounts receivable (if the amount is payable to the customer) or a current liability (if the amount is payable to 70

VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 a party other than a customer). These estimates take into consideration a range of possible outcomes based on relevant factors such as current contractual and statutory requirements, specific known market events and trends as well as industry data and other third party information. Overall, these reserves reflect our best estimates of the amount of consideration to which we are entitled based on the terms of the respective underlying contracts. Estimates associated with our gross-to-net adjustments are particularly susceptible to adjustment given the extensive time lag that may occur between our recording of an accrual and its ultimate invoicing by the government or commercial entity, which can occur up to several years after the sale of our product. Because of the time lag for these rebates and chargebacks, in any particular quarter, our adjustments may incorporate revisions of accruals related to prior periods. (b) Revenue interest purchase and sale agreement and related interest expense The Group has elected the fair value option to account for the RIPSA. The Group believes the fair value option best reflects the economics of the underlying transaction. Under the fair value option, changes in the fair value of the instrument are recognized through earnings each reporting period in other income, net in the consolidated statements of income, except for changes in fair value attributable to changes in the instrument’s credit risk, which would be recognized in other comprehensive income. The RIPSA is included within Level 3 of the fair value hierarchy due to the use of significant unobservable inputs to determine fair value. Specifically, management estimated the value of the RIPSA using a Monte Carlo simulation. The Monte Carlo simulation was used to take into account several embedded features and factors, including the probability of when Verona Pharma Inc. would pay back the outstanding RIPSA balance. Significant assumptions considered by management in the valuation include the Group's revenue forecast as well as the discount rate, of approximately 14%, used in valuing the RIPSA based on the Monte Carlo simulation. With respect to the sensitivity of the revenue forecast, the Group notes that due simulations noted through the Monte Carlo methodology based on the revenue forecast, a change in the forecast would not be expected to materially impact the value of the RIPSA. With respect to the sensitivity of the discount rate, given the results of the Monte Carlo simulation specifically around the repayment options available to the Group and the estimated timing of repayment, a 10% change in the discount rate used would not materially impact the value of the RIPSA. (c) Assumed contingent liability The Group has a material liability for the future payment of royalties and milestones associated with contractual liabilities on ensifentrine, acquired as part of the acquisition of Rhinopharma. The estimation of the amounts and timing of future cash flows requires the forecast of royalties payable and the estimation of the likelihood that the regulatory approval milestone will be achieved (see notes 2.13 and 23). The estimates for the assumed contingent liability are based on a discounted cash flow model. Key estimates included the calculation of deferred consideration include: • revenue; and ▪ probabilities of success. The revenue assumption includes, but is not limited to, revenue growth rates and net selling price, which includes estimated reductions for gross-to-net sales adjustments. When there is a change in the expected cash flows or probabilities of success, the assumed contingent liability is remeasured with the change in value recognized in the intangible asset it relates to. The assumed contingent liability is measured at amortized cost with the discount unwinding in finance expense throughout the year. Actual outcomes could differ significantly from the estimates made. A sensitivity analysis is provided in note 23. On June 26, 2024, the U.S. Food and Drug Administration ("FDA") approved Ohtuvayre (ensifentrine) for the maintenance treatment of chronic obstructive pulmonary disease (“COPD”) in adult patients. As a consequence, the probability of success factor was no longer required for the U.S calculation. Additionally, in 2024 the Group carried out further market research and updated its forecasts for ensifentrine's revenue for the maintenance treatment of chronic obstructive pulmonary disorder using a nebulized formulation in the U.S. (d) Research and development costs Research and development (“R&D”) costs are expensed as incurred. Research and development expenses include salaries, share-based compensation and benefits of employees, and other costs related to the Group’s R&D activities, including contracts with clinical research organizations and contract manufacturers. As part of the process of preparing financial statements the Group is required to estimate its expenses resulting from its obligations under contracts with vendors and consultants and clinical site agreements in connection with its R&D efforts. The financial terms of these contracts are subject to negotiations which vary contract to contract and may result in payment flows that do not match the periods over which materials or services are provided to the Group under such contracts. The Group’s objective is to reflect the appropriate clinical trial expenses in its financial statements by matching those expenses with the period in which services and efforts are expended. The Group accounts for these expenses according to the progress of the trials and other development activities measured by patient progression and the timing of various aspects of the trial. The Group determines prepaid and accrual estimates through discussions with applicable personnel and outside service providers as to the progress 71

VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 of clinical trials, or other services completed. During the course of a clinical trial, the Group adjusts its rate of clinical trial expense recognition if actual results differ from its estimates. The Group makes estimates of its prepaid and accrued expenses as of each balance sheet date in its financial statements based on facts and circumstances known at that time. Although the Group does not expect its estimates to be materially different from amounts actually incurred, its understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in the Group reporting amounts that are too high or too low for any particular period. The Group’s clinical trial prepaid and accrual expense is dependent upon the timely and accurate reporting of study recruitment from contract research organizations and activities carried out by other third-party vendors as well as the timely processing of any change orders from the contract research organizations. As of December 31, 2024 and 2023, accrued expenses related to clinical trial and other development costs was $4.0 million and $0.7 million. 6. Loss per ordinary share -basic and diluted (cents) Basic loss per ordinary share of 28.1 cents (2023: 11.4 cents) for the Group is calculated by dividing the loss for the year ended December 31, 2024 by the weighted average number of ordinary shares in issue of 652,310,582 as of December 31, 2024 (2023: 634,142,660). During the years ended December 31, 2024 and 2023, outstanding share options, RSUs and PRSUs of 78,265,478 and 54,922,392 respectively, were not included in the computation of diluted earnings per ordinary share, because to do so would be antidilutive. 7. Segmental reporting The Group’s activities are covered by one operating and reporting segment: the development and commercialization of pharmaceutical products. The Group has determined that the Chief Executive Officer (“CEO”) is the Company’s CODM as the CEO makes decisions as it relates to allocation of resources and key market strategies. There have been no changes to management’s assessment of the operating and reporting segment of the Group during the year. All non-current assets are based in the United Kingdom apart from right-of-use assets relating to a property leases, and associated fixtures and fittings, in the United States. Total assets held by Verona Pharma, Inc. approximate $256.3 million. 72

VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 8. Operating costs Group Year ended Year ended December 31, 2024 December 31, 2023 $'000s $'000s Operating costs: Research and development costs: Employee benefits (note 9) 9,102 6,502 Share-based payment 6,525 4,994 Legal, professional, consulting and listing fees 1,151 2,555 Amortization of patents (note 13) 294 252 Other research and development expenses 20,035 3,110 Total research and development costs 37,107 17,413 Selling, general and administrative costs: Employee benefits (note 9) 44,138 13,910 Share-based payment 31,519 16,885 Legal, professional consulting and listing fees 8,082 5,040 Commercial costs 29,199 6,016 Amortization of intangible asset (note 13) 682 — Depreciation of property, plant and equipment 18 5 Depreciation of right of use assets 1,040 673 Operating lease charge — land and buildings — (52) Loss on variations in foreign exchange rate (27) (226) Other selling, general and administrative expenses 21,965 9,029 Total selling, general and administrative costs 136,616 51,280 The Group obtained the services from and paid the fees of the Group's auditors and their associates as detailed below: Year ended Year ended December 31, December 31, 2024 2023 $'000s $'000s Audits of Verona Pharma plc and consolidated financial statements 1,013 659 Audit related services — 557 Tax fees 190 — Other services 273 97 Total 1,476 1,313 Audit of Verona Pharma plc and consolidated financial statements For the year ended December 31, 2024, audit of Verona Pharma plc and consolidated financial statements includes $0.2 million related to the audit of these financial statements as well as $0.8 million related to the integrated audit of Verona Pharma plc for purposes of it's U.S. publicly listed company requirements, inclusive of quarterly interim reviews. Audit-Related Services For the year ended December 31, 2023, audit related services include fees for quarterly interim reviews and fees for the audit of internal control over financial reporting. Tax fees For the year ended December 31, 2024, Tax Fees consisted of transfer pricing services performed by EY prior to their engagement as the Company’s audit firm. Other Services For the years ended December 31, 2024 and December 31, 2023, “All Other Fees” consisted of fees related to U.S. capital markets related services and, specific to December 31, 2023, technology fees provided by PwC UK. 73

VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 9. Directors' emoluments and staff costs Group and Company Year ended Year ended December 31, December 31, 2024 2023 The monthly average number of employees (excluding directors) of the Group during the year: Research and development Selling, general and administrative 30 133 21 37 Total 163 58 Year ended Year ended December 31, December 31, 2024 2023 $'000s $'000s Employee benefits expenses Wages and salaries 38,229 15,067 Social security costs 5,603 515 Share-based payment expense Other pension costs 20,072 3,516 11,094 494 Total employee benefits expense 67,420 27,170 Directors' emoluments Year ended Year ended December 31, December 31, 2024 2023 $'000s $'000s Aggregate emoluments of directors: Wages and salaries 2,100 1,784 Social security costs 1,222 4 Share-based payment expense 8,126 5,268 Other pension costs 44 13 Directors' emoluments 11,492 7,069 Directors aggregate amounts receivable under long-term incentive schemes, made up of long-term RSU and PRSU grants was $18.1 million at December 31, 2024 (2023: $5.3 million). No share options were exercised by directors in the year ended December 31, 2024 and 2023. 74

VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 Executive officers compensation Year ended Year ended December 31, December 31, 2024 2023 $'000s $'000s Aggregate executive officers costs: Wages and salaries 2,283 2,034 Social security costs 164 366 Share-based payment expense 10,175 5,517 Other pension costs 30 135 Total executive officers costs 12,652 8,052 Executive officers' aggregate amounts receivable under long-term incentive schemes, made up of long-term RSU and PRSU grants was $31.7 million at December 31, 2024 (2023: $8.0 million). No share options were exercised by executive officers in the year ended December 31, 2024 and 2023. The Group considers key management personnel to be the aggregate of directors and executive officers. The executive officers are the chief financial officer, chief medical officer and general counsel. The Group operates defined contribution pension schemes for its employees and executive director. There were $401 thousand of accrued pension contributions to the scheme at December 31, 2024 (2023: $321 thousand). 75

VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 10. Finance income and expense and other losses Group Year ended Year ended December 31, December 31, 2024 2023 $'000s $'000s Finance income: Interest received on cash balances Foreign exchange gain on translating foreign currency denominated balances Total finance income Finance expense: 15,262 — 15,262 Year ended December 31, 2024 $'000s 12,761 1,866 14,627 Year ended December 31, 2023 $'000s Interest on term loan 10,917 2,057 RIPSA debt issuance costs 3,770 — Interest on discounted lease liability 281 30 Foreign exchange loss on translating foreign currency denominated balances 169 — Unwinding of discount factor related to the assumed contingent arrangement (note 23) 25,079 16,802 Total finance expense 40,216 18,889 Year ended December 31, 2024 $'000s Year ended December 31, 2023 $'000s Other losses: Extinguishment of debt (3,653) — Fair value movement on RIPSA (14,274) — Total other losses (17,927) — 76

VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 11. Taxation Year ended Year ended December 31, December 31, 2024 2023 $'000s $'000s Analysis of tax expense/(credit) for the year: Current tax: U.K. tax credit (3,791) (2,191) U.S. tax charge 11,914 666 Adjustment in respect of prior periods 216 895 Total tax expense/(credit) 8,339 (630) The difference between the total tax shown above and the amount calculated by applying the standard rate of tax to theloss before tax is as follows: Factors affecting the tax expense/(credit) for the year: Loss on ordinary activities before taxation (175,180) (72,955) Multiplied by standard rate of corporation tax of 25% (2023: 23.5%) (43,795) (17,144) Effects of: Non-deductible expenses 6,998 5,256 Research and development incentive 1,305 36 Temporary differences not recognized 42,275 (339) Difference in overseas tax rates 345 (13) Share options exercised (4,851) (2,926) Tax losses carried forward not recognized 5,846 13,605 Adjustment in respect of prior periods 216 895 Total tax expense/(credit) 8,339 (630) U.K. corporation tax is charged at 25% (2023: 23.5%) and U.S. federal and state tax at 25.5% (2023: 23.5%). Factors that may affect future tax charges The Group has U.K. tax losses available for offset against future profits in the United Kingdom. However an additional deferred tax asset has not been recognized in respect of such items due to uncertainty of future profit streams. As of December 31, 2024, the unrecognized deferred tax asset at 25% is estimated to be $65.3 million (2023: $54.0 million at 25%). Unrecognized deferred tax assets related to tax losses and potential tax deductions on potential issuance of shares under employee share programs. These losses and deductions have an indefinite life. 77

VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 12. Goodwill Group and Company The goodwill balance of December 31, 2024 and 2023 was $0.5 million. Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in connection with the acquisition of Rhinopharma in September 2006. Goodwill is not amortized, but is tested annually for impairment. The Group has one CGU so goodwill is tested for impairment together with its intangible assets. It was tested with reference to the Group's market capitalization as of December 31, 2024, the date of testing of intangible and goodwill impairment. The market capitalization of the Group was approximately $3.9 billion as of December 31, 2024, (2023: $1.6 billion) compared to the Group's net assets of $167.3 million (2023: $223.3 million). Consequently, no impairment was required. 13. Intangible assets Group and Company Ensifentrine intangible asset Computersoftware Patents Total $'000s $'000s $'000s $'000s Cost At January 1, 2023 129,360 9 2,432 131,801 Additions — — 509 509 Disposal — (9) — (9) Re-measurement 60,115 — — 60,115 At December 31, 2023 189,475 — 2,941 192,416 Accumulated amortization At January 1, 2023 — 9 994 1,003 Charge for year — — 252 252 Disposals — (9) — (9) At December 31, 2023 — — 1,246 1,246 Net book value At December 31, 2023 189,475 — 1,695 191,170 78

VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 13. Intangible assets (continued) Ensifentrine intangible asset Patents Total $'000s $'000s $'000s Cost At January 1, 2024 189,475 2,941 192,416 Additions — 631 631 Re-measurement 108,147 — 108,147 At December 31, 2024 297,622 3,572 301,194 Accumulated amortization At January 1, 2024 — 1,246 1,246 Charge for year 682 294 976 At December 31, 2024 682 1,540 2,222 Net book value At December 31, 2024 296,940 2,032 298,972 Intangible assets comprise patents, computer software and the ensifentrine intangible asset that arose on the acquisition of Rhinopharma and investment in patents to protect ensifentrine. The ensifentrine intangible asset acquired through the business combination was initially recognized at fair value. Subsequent movements in the assumed contingent liability that relate to changes in estimated cash flows or probabilities of success are recognized as additions to the intangible asset that it relates to. The asset has a remaining useful life of approximately 10 years and is tested annually for impairment. Patents are amortized over a period of ten years and are tested annually for impairment. Intangible assets are tested for impairment with goodwill, as the Group has only one cash generating unit. See note 12 for information about the impairment review. 79

VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 14. Right-of-use assets -property leases Group The right-of-use asset relates to rented office space in London, North Carolina and Georgia. The Consolidated Statement of Financial Position shows the following amounts relating to leases: Year ended Year ended December 31, December 31, 2024 2023 $'000s $'000s Right-of-use assets Right-of-use assets 2,048 2,847 2,048 2,847 Lease liabilities Current (1,121) (1,180) Non-current (1,241) (1,775) (2,362) (2,955) In the year ended December 31, 2024, the Group extended its lease on office space in London. $0.4 million was added to the lease liability and the associated right of use asset. In the year ended December 31, 2023, the Group extended its leases on office space in London and entered into an additional lease in North Carolina. $2.8 million was added to the lease liability and the associated right of use asset. To calculate lease liabilities the Group used a weighted average discount rate of 11% for the years ended December 31, 2024 and December 31, 2023, respectively. The current leases end in 2026, 2025, and 2027 for the office space in London, Georgia and North Carolina respectively and include options to extend. The Group has determined it is not yet reasonably certain to operate the option to extend the leases and so has recognized lease payments only to these points in its calculation of the lease liabilities. The right-of-use lease assets are depreciated over the term of the leases. The Consolidated Statement of Comprehensive Income includes the following amounts relating to leases: Year ended Year ended December 31, 2024 December 31, 2023 $'000s $'000s Depreciation charge of right-of-use assets Right-of-use assets (1,040) (673) (1,040) (673) Interest expense (including finance cost) 281 30 The total cash outflow for leases in 2024 was $1.1 million (2023: $0.7 million). 15. Equity interest Group and Company As part of the Nuance Agreement, the Company received an equity interest in Nuance Biotech, the parent company of Nuance Pharma. The equity interest is held at fair value through profit and loss. In the year ended December 31, 2024 Nuance Biotech were not involved in any new transactions involving issuance of shares. As of December 31, 2024, there had been no transactions to indicate any change in the value of Nuance Biotech's stock, nor had there been any other indications of change in value. The equity interest is therefore recorded at a value of $15.0 million as of December 31, 2024. 80

VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 16. Investment in subsidiaries Company The Company has one wholly-owned subsidiary, Verona Pharma, Inc. The Company’s investments comprise interests in Group undertakings, details of which are shown below: Verona Pharma, Inc. Country of incorporation Delaware USA Description of shares held $0.001 Common stock Proportion of shares held by the Company 100% Verona Pharma, Inc. was incorporated on the 12 December 2014 under the laws of the State of Delaware, USA and has its registered office at 1521 Concord Pike, Suite 201, City of Wilmington 19803, County of New Castle, Delaware, United States of America. 17. Inventory Group December 31, 2024 December 31, 2023 $'000s $'000s Raw material 228 — Finished goods 7,916 — Total inventory 8,144 — The cost of inventories recognized as an expense during the year was $1.1 million (2023: $0.0 million). No inventory was written down as a result of excess, obsolescence, scrap, or other reasons during the year ended December 31, 2024. Inventories of $1.9 million (2023: $0.0 million) are expected to be recovered after more than 12 months. 81

VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 18. Trade and other receivables Group December December 31, 2024 31, 2023 $'000s $'000s Trade receivables 31,496 — Prepayments and accrued interest 8,969 4,617 Other receivables 1,338 2,365 Total prepayments and other receivables 41,803 6,982 The prepayments balance includes prepayments for insurance and clinical activities as well as accrued interest from financial institutions. Company December 31, 2024 $'000s December 31, 2023 $'000s Trade receivables 18 — Prepayments and accrued interest 5,167 4,277 Other receivables 906 1,572 Amounts due from Group undertakings 101,613 — Total prepayments and other receivables 107,704 5,849 The prepayments balance includes prepayments for insurance and clinical activities as well as accrued interest from financial institutions. 82

VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 19. Share Capital The movements in the Company's share capital are summarized below: Date Description Number of shares Share Capitalamounts in $'000s As at January 1, 2023 631,338,246 40,526 January Issuance of shares 5,644,296 342 February Issuance of shares 10,888,752 658 March Issuance of shares 3,788,336 227 December Issuance of shares 16,000,000 1,018 As at December 31, 2023 667,659,630 42,771 November Issuance of shares 11,708,312 741 December Issuance of shares 23,821,520 1,509 As at December 31, 2024 703,189,462 45,021 All 703,189,462 issued ordinary shares at December 31, 2024 are allotted, unrestricted, called up and fully paid. All issued shares rank pari passu except for 48,088,896 non-voting ordinary shares. All shares have a par value of £0.05. At the Annual General Meeting held on April 26, 2024, shareholders approved the resolution to authorize the directors to allot shares in the Company, or grant rights to subscribe for, or to convert any security into shares in the Company, up to an aggregate nominal amount of £8,345,745, or 166,914,908 ordinary shares. As at December 31, 2024, £1,776,492 of this nominal amount, or 35,529,832 ordinary shares, had been issued. Treasury shares The Group and Company holds shares in an employee benefit trust, to satisfy share based compensation awards and these share are accounted for as treasury shares. As at December 31, 2024, 26,181,208 shares were held in treasure, at a nominal value of $1.7 million (2023: 24,123,536 shares, nominal value $1.5 million). 20. Equity issuances During the year ended December 31, 2024, Verona Pharma sold 20,329,832 ordinary shares (2023: 20,321,384 ordinary shares) represented by 2,541,229 ADSs (2023: 2,540,173 ADSs) under the 2021 ATM Program, at an average price of approximately $4.92 per share (2023: $2.88 per share) equivalent to $39.35 per ADS (2023: $23.08 per ADS), raising aggregate net proceeds of $97.5 million (2023: $56.9 million) after deducting issuance costs of $2.5 million. 83

VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 21. Share-based payments charge Group and Company The Company operates various share based payment incentive schemes for its staff. In accordance with IFRS 2 "Share Based Payments," the cost of equity-settled transactions is measured by reference to their fair value at the date at which they are granted. For transactions with employees fair value is determined using the Black- Scholes model. The cost of equity-settled transactions is recognized over the period until the award vests. No expense is recognized for awards that do not ultimately vest. At each reporting date, the cumulative expense recognized for equity- based transactions reflects the extent to which the vesting period has expired and the number of awards that, in the opinion of the Directors at that date, will ultimately vest. The costs of equity-settled share-based payments to employees are recognized in the Statement of Comprehensive Income, together with a corresponding increase in equity during the vesting period. During the twelve months ended December 31, 2024, the group recognized a share-based payment expense of $38.4 million (2023: $21.9 million). The charge is included in selling, general and administrative costs as well as in research and development costs and represents the current year's allocation of the share based payment expense. The Company operates an Unapproved Share Option Scheme under which options were issued before 31 December 2016. The Company also operates a tax efficient EMI Option Scheme under which options were issued before 31 December 2016. In 2017 the Company commenced the 2017 Incentive Award Plan under which the Company grants share options, restricted stock units ("RSUs") and performance restricted stock units ("PRSUs") to employees and directors. All options and RSUs vest over terms of between one and four years. In the year ended December 31, 2019, the Company modified the terms of all the RSUs issued prior to January 1, 2019, to include a market condition that the Company's share price must be maintained above of £2 per ordinary share for thirty days, in addition to the service condition. As at December 31, 2022, this approximated to $21.90 per ADS. The RSUs vest after a five year term irrespective of whether the £2 market condition was met. This modification did not result in an increase in the fair value of the RSUs. The RSUs issued in the year ended December 31, 2019, also include the same market condition and five year term. In the year ended December 31, 2023, the market condition was met and all of the RSUs vested. In the year ended December 31, 2024, under the 2017 Incentive Award Plan, the Company granted 13,416,000 (2023: 7,376,000) share options, 6,709,896 RSUs (2023: 3,596,872) and 25,162,130 PRSUs (2023: 10,790,144). The total fair values of all outstanding options, RSUs and PRSUs were estimated using the Black-Scholes option-pricing model for equity-settled transactions and amounted to $141.9 million (2023: $66.3 million). The cost is amortized over the vesting period of the options, RSUs and PRSUs on a straight-line basis, using the graded-vesting method. Volatility is calculated using historical daily averages of the Company's share price over a period that is in line with the expected life of the options. The following assumptions were used for the Black-Scholes valuation of share options and RSUs granted in 2023 and 2024: Issued in 2023 Options RSUs PRSUs Number granted Risk-free interest rate Expected life of options Annualized volatility Dividend rate Vesting period 7,376,000 3.40% -4.69% 5 -7 years 80.64% -87.26% 0.00% 0 -4 years 3,596,872 0 -4 years 10,790,144 0 -3 years Issued in 2024 Number granted Risk-free interest rate Expected life of options Annualized volatility Dividend rate Vesting period Options 13,416,000 3.50% -4.60% 5 -7 years 79.31% -84.68% 0.00% 0 -4 years RSUs 6,709,896 0 -4 years PRSUs 25,162,130 0 -3 years The Company had the following share options movements in the year ended December 31, 2024: 84

VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 Year of issue Exercise price ($) At January1, 2024 Optionsgranted Optionsexercised Optionsforfeited Optionsexpired At December 31, 2024 Expiry date 2014 2.94 160,000 — — — (160,000) — May 15, 2024 2015 1.88 42,000 — (42,000) — — — January 29, 2025 2016 2.90 122,000 — (20,000) — — 102,000 February 9, 2026 2016 2.40 610,000 — (100,000) — — 510,000 August 3, 2026 2016 2.49 200,000 — — — — 200,000 September 13, 2026 2016 2.65 300,000 — — — — 300,000 September 26, 2026 2017 1.70 2,647,496 — (1,032,040) — — 1,615,456 April 26, 2027 2018 2.02 912,136 — (82,536) — — 829,600 March 8, 2028 2019 0.75 1,433,800 — (443,920) — — 989,880 March 29, 2029 2019 0.76 226,000 — (150,000) — — 76,000 June 11, 2029 2019 0.56 100,000 — — — — 100,000 August 22, 2029 2020 0.71 1,066,592 — (381,888) — — 684,704 March 3, 2030 2020 0.79 305,600 — (305,600) — — — September 24, 2030 2021 0.62 120,000 — (120,000) — — — October 4, 2031 2021 0.78 512,000 — (64,000) — — 448,000 August 8, 2031 2022 0.60 288,000 — — — — 288,000 March 13, 2032 2022 0.50 1,600,000 — (200,000) — — 1,400,000 April 27, 2032 2022 0.57 160,000 — — — — 160,000 May 31, 2032 2022 0.54 2,712,000 — (64,000) — — 2,648,000 July 4, 2032 2022 1.30 1,000,000 — (437,512) — — 562,488 September 7, 2032 2022 1.27 600,000 — (300,016) — — 299,984 September 19, 2032 2022 1.19 120,000 — — — — 120,000 September 28, 2032 2022 1.28 856,000 — — — — 856,000 October 2, 2032 2022 1.45 600,000 — — — — 600,000 October 26, 2032 2022 1.61 40,000 — — — — 40,000 October 30, 2032 2022 1.74 400,000 — (175,000) (225,000) — — December 4, 2032 2022 1.64 240,000 — (105,000) — — 135,000 December 18, 2032 2023 3.27 320,000 — — — — 320,000 January 2, 2033 2023 2.76 680,000 — (28,368) (51,632) — 600,000 January 31, 2033 2023 2.68 320,000 — — — — 320,000 February 28, 2033 2023 2.51 880,000 — (40,000) — — 840,000 April 2, 2033 2023 2.67 864,000 — — (96,000) — 768,000 April 27, 2033 2023 2.62 780,000 — — — — 780,000 April 30, 2033 2023 2.69 240,000 — — (40,000) — 200,000 May 31, 2033 2023 2.64 616,000 — (35,016) — — 580,984 June 30, 2033 2023 2.76 480,000 — — — — 480,000 July 31, 2033 2023 2.43 304,000 — (46,680) — — 257,320 August 31, 2033 2023 2.04 416,000 — — — — 416,000 September 30, 2033 2023 1.74 840,000 — (30,016) — — 809,984 October 31, 2033 2023 1.69 576,000 — (20,008) — — 555,992 November 30, 2033 2024 2.49 — 80,000 — — — 80,000 January 1, 2034 2024 2.29 — 792,000 — — — 792,000 January 31, 2034 2024 2.15 — 1,560,000 — — — 1,560,000 February 28, 2034 2024 2.01 — 2,400,000 — — — 2,400,000 March 31, 2034 2024 1.93 — 2,160,000 — — — 2,160,000 April 28, 2034 2024 1.93 — 436,000 — — — 436,000 April 30, 2034 2024 1.51 — 416,000 — — — 416,000 June 2, 2034 2024 1.89 — 2,512,000 — (140,000) — 2,372,000 June 16, 2034 2024 2.83 — 1,656,000 — (176,000) — 1,480,000 July 31, 2034 2024 3.44 — 400,000 — — — 400,000 September 1, 2034 2024 3.60 — 180,000 — — — 180,000 September 30, 2034 2024 4.24 — 344,000 — (120,000) — 224,000 October 31, 2034 2024 4.95 — 480,000 — — — 480,000 December 1, 2034 Total 24,689,624 13,416,000 (4,223,600) (848,632) (160,000) 32,873,392 85

VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 21. Share-based payments charge (continued) The Company had the following RSU movements in the year ended December 31, 2024: Units Units Units At December 31, Year of issue At January 1, 2024 granted vested forfeited 2024 2020 460,792 — (460,792) — — 2020 5,318,568 — (5,318,568) — — 2021 1,040,000 — (520,000) — 520,000 2021 22,488 — (7,512) (14,976) — 2022 ————— 2022 9,083,904 — (2,984,872) (819,200) 5,279,832 2023 3,576,872 — (829,616) (416,872) 2,330,384 2024 — 6,709,896 — (10,000) 6,699,896 Total 19,502,624 6,709,896 (10,121,360) (1,261,048) 14,830,112 Outstanding and exercisable share options by scheme as of December 31, 2024: Weighted average Weighted average exercise price Share options Share options exercise price in $ in $ for Plan outstanding exercisable for Outstanding Exercisable 2017 Incentive Award Plan 31,761,392 12,924,712 1.85 1.44 EMI 2,000 2,000 2.90 2.90 Unapproved 1,110,000 1,110,000 2.53 2.53 Total 32,873,392 14,036,712 1.88 1.53 The options outstanding at December 31, 2024, had a weighted average remaining contractual life of 7.7 years (2023: 7.4 years). For 2023 and 2024, the number of options granted and expired and the weighted average exercise price of options were as follows: Weighted average Number of exercise price options ($) At January 1, 2023 19,276,496 1.22 Options granted in 2023: Employees 6,368,000 2.43 Directors 1,008,000 2.64 Options exercised in the year (1,258,192) 1.55 Options forfeited (464,680) 0.89 Options expired (240,000) 3.07 At December 31, 2023 24,689,624 1.56 Exercisable at December 31, 2023 12,904,640 1.30 86

VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 21. Share-based payments charge (continued) Weighted averageNumber of exercise priceoptions ($) At January 1, 2024 24,689,624 1.56 Options granted in 2024: Employees 11,112,000 4.96 Directors 2,304,000 4.88 Options exercised (4,223,600) 1.28 Options forfeited (848,632) 2.56 Options expired (160,000) 2.94 At December 31, 2024 32,873,392 1.88 Exercisable at December 31, 2024 14,036,712 1.53 The weighted average share price at the date of exercise of options exercised during the year ended 31 December 2024 was $2.83 (2023: $3.03). The following table shows the number of RSUs issued, vested and forfeited in 2023. Number of RSUs At January 1, 2023 Granted: Employees Directors RSUs vested in the year RSUs forfeited in the year At December 31, 2023 The following table shows the number of RSUs issued, vested At January 1, 2024 Granted: Employees Directors RSUs vested in the year RSUs forfeited in the year At December 31, 2024 The following table shows the number of PRSUs issued, vested and forfeited in 2023. At January 1, 2023 Granted: Employees Directors PRSUs forfeited in the year At December 31, 2023 and 34,542,344 2,796,872 800,000 (18,332,944) (303,648) 19,502,624 forfeited in 2024. Number of RSUs 19,502,624 5,909,896 800,000 (10,121,360) (1,261,048) 14,830,112 Number of PRSUs — 8,390,144 2,400,000 (60,000) 10,730,144 87

VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 The following table shows At January 1, 2024 Granted: Employees Directors PRSUs vested in the year PRSUs forfeited in the year At December 31, 2024 the number of PRSUs issued, vested and forfeited in 2024. Number of PRSUs 10,730,144 22,162,130 3,000,000 (4,399,216) (931,084) 30,561,974 22. Trade and other payables Group Trade payables Other payables Accruals Total trade and other payables As of December 31, 2024 $'000s 11,267 479 22,579 34,325 As of December 31, 2023 $'000s 3,492 435 5,331 9,258 Company Trade payables Other payables Amount due to Group undertakings Accruals Total trade and other payables As of December 31, 2024 $'000s 4,587 2 5,427 8,881 18,897 As of December 31, 2023 $'000s 1,560 133 37,507 3,514 42,714 Amounts due to Group undertakings are unsecured, interest free and repayable on demand. 88

VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 23. Assumed contingent liability related to the business combination The value of the assumed contingent liability as of December 31, 2024 is $326.1 million (2023: $215.4 million). The increase in value of the assumed contingent liability during 2024 amounted to $110.6 million (2023: $77.1 million). On June 26, 2024, the U.S. Food and Drug Administration ("FDA") approved Ohtuvayre (ensifentrine) for the maintenance treatment of chronic obstructive pulmonary disease (“COPD”) in adult patients. As a consequence, the probability of success factor was no longer required for the calculation. Additionally, in 2024 the Group carried out further market research and updated its forecasts for ensifentrine's revenue for the maintenance treatment of chronic obstructive pulmonary disorder using a nebulized formulation in the U.S. On June 9, 2021 Verona signed an agreement granting Nuance Pharma the exclusive rights to develop and commercialize products containing ensifentrine in Greater China (the "Nuance Agreement"). The assumed contingent liability was calculated using the same methodology as stated above. As at December 31, 2024 Nuance are still conducting their phase 3 trial, resulting to no change in the probability of success from the previous year. The expected cash flows are based on estimated future royalties payable, derived from sales forecasts, including expected timings of these sales, and an assessment of the probability of success using standard market probabilities for respiratory drug development. The risk-weighted value of the assumed contingent arrangement is discounted back to its net present value applying an effective interest rate of 12%. 2024 2023 $'000s $'000s January 1 215,404 138,258 Re-measurement of contingent obligation 108,147 60,115 Foreign exchange differences recognised in loss for the period — 229 Expensed in the period (22,577) — Unwinding of discount factor 25,079 16,802 December 31 326,053 215,404 The fair value of the contingent obligation is approximately $310.9 million. This is calculated using a discount rate of 13%. Because of the unobservable inputs in the model, the fair value is classified under Level 3 of the fair value hierarchy. For the amount recognized as at December 31, 2024, of $326.1 million, the effect if underlying assumptions were to deviate up or down is presented in the following table: Revenue (up / down 10 % pts) $'000s Variable up 358,390 Base case 326,053 Variable down 293,716 89

0 VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 24. Debt On October 14, 2022 (the “2022 Effective Date”), the Company entered into a loan and security agreement with Oxford Finance Luxembourg S.À R.L. for an aggregate amount of up to $150.0 million (the “Oxford Term Loan”). The Oxford Term Loan provided for an initial term loan advance in an aggregate amount of $10.0 million funded on the 2022 Effective Date (the “Oxford Term A Loan”), and up to four additional term loan advances in an aggregate amount of $140.0 million, contingent upon the achievement of certain clinical and regulatory development milestones as well as other specified conditions. The proceeds from the Oxford Term Loan were used for general corporate and working capital purposes, and a portion of the proceeds of the Oxford Term A Loan were used to repay in full the existing outstanding indebtedness owed under the SVB Term Loan. On March 24, 2023, the Company received $10.0 million under the second term loan advance (the “Oxford Term B Loan”) which was repaid in full on December 27, 2023. 2023 Term Loan On December 27, 2023 (the “2023 Effective Date”), the Company entered into a term loan facility of up to $400.0 million (the “2023 Term Loan” or “Loan Agreement”), consisting of a term loan advance in an aggregate amount of $50.0 million funded on the 2023 Effective Date (the “Term A Loan”) and four additional term loan advances subject to certain terms and conditions. The 2023 Term Loan was repaid in full as of May 9, 2024. Verona Pharma, Inc. and the Company did not incur any penalties, but did incur a prepayment fee and final payment fee in the aggregate amount of $2.3 million. 2024 Term Loans On May 9, 2024 (the “2024 Effective Date”), Verona Pharma, Inc. (the “Borrower”) entered into 2024 Term Loans of up to $400.0 million, consisting of a term loan advance in an aggregate amount of $55.0 million funded on the 2024 Effective Date (the “Tranche A Term Loan”) and four additional term loan advances subject to certain terms and conditions, as discussed below, in the amounts of $70.0 million (the “Tranche B Term Loan”), $75.0 million (the “Tranche C Term Loan”), $100.0 million (the “Tranche D Term Loan”) and $100.0 million (the “Tranche E Term Loan”) with each tranche issued subject to an original issue discount of 2.0%. The 2024 Loan Agreement was entered into with Oaktree Fund Administration, LLC, a Delaware limited liability company, as administrative agent (in such capacity, the “Agent”), and certain funds managed by each of Oaktree Capital Management, L.P. (“Oaktree”) and OCM Life Sciences Portfolio LP (“OMERS”) party thereto (collectively, the “2024 Lenders”). The net proceeds of the 2024 Term Loans will be used for general corporate and working capital purposes and a portion of the proceeds from the Tranche A Term Loan was used by the Borrower on the 2024 Effective Date to repay, in full, the existing outstanding indebtedness owed under the 2023 Term Loan. The Tranche B Term Loan was available, subject to customary terms and conditions, during the period commencing on the date the Company received approval from the FDA for its new drug application for ensifentrine through and including the earliest of (i) the date that is 30 days immediately following the date the Company receives such approval and (ii) September 30, 2024. The Tranche C Term Loan will be available, subject to customary terms and conditions (including the prior borrowing of the Tranche B Term Loan), during the period commencing on the first business day following the achievement of a specified net sales milestone for ensifentrine and ending on December 31, 2025. The Tranche D Term Loan will be available, subject to customary terms and conditions (including the prior borrowing of the Tranche C Term Loan), during the period commencing on the first business day following the achievement of a specified net sales milestone for ensifentrine and ending on June 30, 2026. The Tranche E Term Loan will be available, subject to customary terms and conditions (including the prior borrowing of the Tranche D Term Loan) at the 2024 Lenders sole discretion and upon the Company’s request. The Company received $52.8 million in net proceeds at closing of the 2024 Loan Agreement and draw of the Tranche A Term Loan, which consisted of the Tranche A Term Loan face value of $55.0 million less the original issue discount of $1.1 million and lender and third-party fees related to the 2024 Loan Agreement and RIPSA, as defined and discussed below, of $1.1 million. $52.4 million of the net cash proceeds from the Tranche A Term Loan were used for the repayment in full of the existing outstanding indebtedness owed by the Company under the 2023 Term Loan of $52.3 million and interest amounts related to the 2023 Term Loan of $0.1 million. On June 28, 2024, the Company received $68.6 million in net proceeds related to the Tranche B Term Loan, which was available upon FDA approval for Ohtuvayre. The amount received consisted of the Tranche B Term Loan face value of $70.0 million less the original issue discount of $1.4 million. The 2024 Term Loans will mature on May 9, 2029 and each advance under the 2024 Loan Agreement accrues interest at a fixed per annum rate of 11.00%. The 2024 Loan Agreement provides for interest-only payments on a quarterly basis until maturity. Upon repayment (whether at maturity, upon acceleration or by prepayment or otherwise), the Borrower shall pay an exit fee to the 2024 Lenders in the amount of 2.50% of the aggregate principal amount of the 2024 Term Loans to be paid (the “Exit Fee”). The Borrower may prepay the 2024 Term Loans in full or in part provided that the Borrower (i) provides at least two (2) business days’ prior written notice to the Agent, (ii) pays on the date of such prepayment (A) all outstanding principal to be prepaid plus accrued and unpaid interest, (B) a prepayment fee of 7.00% of the 2024 Term Loans so prepaid if paid on or before the first anniversary of the 2024 Effective Date; 5.00% of the 2024 Term Loans so prepaid if paid after the first anniversary of the 2024 Effective Date and on or before the second anniversary of the 2024 Effective 90

1 VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 Date; 2.00% of the 2024 Term Loans so prepaid if paid after the second anniversary of the 2024 Effective Date and on or before the third anniversary of the 2024 Effective Date or 1.00% of the 2024 Term Loans so prepaid if paid after the third anniversary of the 2024 Effective Date and on or before the fourth anniversary of the 2024 Effective Date, (C) the Exit Fee and (D) all other sums, if any, that shall become due and payable under the 2024 Loan Agreement, including interest at the default rate with respect to any past due amounts. Amounts outstanding during an event of default are due upon the Majority Lenders’ (as defined in the 2024 Loan Agreement) demand (except during a payment or bankruptcy event of default, whereupon such default interest is automatically imposed) and shall accrue interest at an additional rate of 2.00% per annum, which interest shall be payable on demand in cash and (iii) any partial prepayment of the 2024 Term Loans shall be an aggregate amount at least equal to $5.0 million in a denomination that is a whole number multiple of $1.0 million in excess thereof. The 2024 Term Loans are secured by a lien on substantially all of the assets of the Borrower and the Company, including intellectual property, subject to customary exclusions and exceptions. The 2024 Loan Agreement contains customary representations and warranties, covenants and events of default, including two financial covenants: (i) commencing on the 2024 Effective Date, the Borrower is required to maintain certain levels of cash, and, after the Account Control Agreement Completion Date (as defined in the Loan Agreement) subject to control agreements in favor of the Agent, and (ii) commencing on the fiscal quarter of Company ending on September 30, 2025, the Borrower and the Company are required to maintain quarterly trailing twelve-month net sales from the sale of ensifentrine in the United States; provided that such revenue covenant will be waived at any time (x) the Borrower and the Company’s unrestricted cash balance subject to control agreements in favor of the Agent on the last business day of the applicable fiscal quarter is equal to or greater than the product of 1.25 multiplied by the aggregate principal amount of outstanding 2024 Term Loans on such date or (y) the average daily closing price of the Company’s American Depositary Shares for each of the thirty (30) trading days preceding the last trading day of such fiscal quarter multiplied by the total number of issued and outstanding American Depositary Shares of the Company is at least $1.0 billion. The 2024 Loan Agreement also contains other customary provisions, such as expense reimbursement, as well as indemnification rights for the benefit of the Agent and the 2024 Lenders. As of December 31, 2024 the interest rate was approximately 13% per annum and there was no material difference between the carrying value and the estimated fair value of the 2024 Term Loan. The $125.0 million outstanding under the 2024 Term Loan is due in 2029. Revenue Interest Purchase and Sale Agreement On May 9, 2024, the Company and Verona Pharma, Inc. (collectively the “Sellers”) entered into a revenue interest purchase and sale agreement (the “RIPSA”) with Oaktree Fund Administration, LLC, a Delaware limited liability company, as administrative agent and certain funds managed by each of Oaktree and OMERS (collectively, the “Purchasers”). Under the terms of the RIPSA, in exchange for each of the Purchaser’s payment to the Sellers of a purchase price of $100 million, in the aggregate, upon approval of ensifentrine by the FDA on June 26, 2024 (the “Tranche A Purchase Price”), the Sellers agreed to a true sale of assigned interests to the Purchasers, including a right for the Purchasers to receive 6.50% on the global net sales of ensifentrine by the Sellers (the “Royalty Interest Payments”) and 5% on certain proceeds the Sellers receive from licensees engaged during the term of the RIPSA outside of the U.S. (the “Ex-U.S. Payments”). The Sellers will also have a right to receive an additional funding tranche equal to $150 million (the “Tranche B Purchase Price”) upon achievement of a specified net sales milestone in any trailing six-month period after receipt of the Tranche A Purchase Price and subject to certain terms and conditions. The Royalty Interest Payments and Ex-U.S. Payments will cease upon reaching a multiple of 1.75 times the amounts actually funded by the Purchasers. The RIPSA includes a buy-out option, which provides us with the right to settle all outstanding liabilities at any time by paying a buy-out amount under various terms and conditions. The Purchasers have the right to terminate the RIPSA under certain conditions, including the Company’s insolvency, and the Company’s divestment of ensifentrine, in which case we must pay the Purchasers up to 1.75 times the amounts actually funded by the Purchasers as of such default determination date. The Company has elected the fair value option to account for the RIPSA. The Company believes the fair value option best reflects the economics of the underlying transaction. Under the fair value option, changes in the fair value of the instrument are recognized through earnings each reporting period in other income, net in the consolidated statements of income, except for changes in fair value attributable to changes in the instrument’s credit risk, which are recognized in other comprehensive income. There were no material changes in fair value related to the instrument's credit risk in the year ended December 31, 2024. The RIPSA is included within Level 3 of the fair value hierarchy due to the use of significant unobservable inputs to determine fair value. The Company recorded the RIPSA at fair value upon the date of funding on June 28, 2024, which was determined to be $100.0 million. The fair value as of December 31, 2024 was $113.9 million. 91

2 VERONA PHARMA PLC NOTES TO THE CONSOLIDATED AND COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2024 25. Related parties transactions and other shareholder matters (i) Related party transactions The Directors have authority and responsibility for planning, directing and controlling the activities of the Company and they therefore comprise key management personnel as defined by IAS 24, ("Related Party Disclosures"). Directors and key management personnel remuneration is disclosed in note 9. (ii) Other shareholder matters Year ended December 31, 2024 During the year ended December 31, 2024, Dr. Zaccardelli and Mr. Hahn were granted 100,000 ADS RSUs and 375,000 ADS PRSUs each. During the year ended December 31, 2024, each member of the board of directors was awarded share options. Mr. Austwick was awarded 18,000 ADS share options. Dr. Ebsworth, Dr. Cunningham, Dr. Edwards, Dr. Shah, Mr. Sinha, Dr. Ullman, Mr. Gupta, Ms. Deschamps, Mr. Brady and Ms. Ackermann were each awarded 30,000 ADS share options. Year ended December 31, 2023 During the year ended December 31, 2023, Dr. Zaccardelli and Mr. Hahn were granted 100,000 ADS RSUs and 300,000 ADS PRSUs each. During the year ended December 31, 2023, each member of the board of directors was awarded share options. Ms. Ackermann was awarded 18,000 ADS share options. Dr. Ebsworth, Dr. Cunningham, Dr. Edwards, Dr. Shah, Mr. Sinha, Dr. Ullman, Mr. Gupta, Ms. Deschamps and Mr. Brady were each awarded 12,000 ADS share options. 26. Events after the reporting date None.

VERONA PHARMA PLC
FORM OF PROXY
I/We
of
being a member of the Company, hereby appoint
or failing him/her, the Chairperson of the Meeting, as my/our proxy to attend, speak and vote for me/us on my/our behalf at the 2025 Annual General Meeting (the “AGM”) of the Company to be held at 10:30 a.m. (British Summer Time) on April 24, 2025 and at any adjournment thereof.
I/We direct my/our vote as indicated below in respect of the resolutions which are referred to in the Notice convening the AGM (see note 1 below).
	Ordinary Resolutions	FOR	AGAINST	WITHHELD	DISCRETION
Resolution 1	To re-elect Kenneth Cunningham, M.D. as a director of the Company.
Resolution 2	To re-elect Vikas Sinha as a director of the Company.
Resolution 3	To re-elect James Brady as a director of the Company.
Resolution 4	To receive and adopt the U.K. statutory annual accounts and Directors’ report for the year ended December 31, 2024.
Resolution 5	To receive and approve, as a non-binding advisory resolution, the U.K. statutory Directors’ Remuneration Report for the year ended December 31, 2024.
Resolution 6	To re-appoint Ernst & Young LLP as the Company’s auditors, to hold office until the conclusion of the next annual general meeting of shareholders.
Resolution 7	To authorize the Audit and Risk Committee to determine the auditors’ remuneration for the year ending December 31, 2025.
Resolution 8	To approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers.

	Ordinary Resolutions	FOR	AGAINST	WITHHELD	DISCRETION
Resolution 9	To authorize the Board of Directors to exercise all the powers of the Company to allot shares in the Company or grant rights to subscribe for or to convert any security into shares in the Company up to an aggregate nominal amount of £7,031,895 (being up to a maximum of 140,637,892 shares representing 20% of the Company’s existing ordinary share capital as at the close of business on March 11, 2025 (being the latest practicable date prior to publication of this document)).
	Special Resolutions	FOR	AGAINST	WITHHELD	DISCRETION
Resolution 10	To authorize the Board of Directors to allot equity securities for cash and/or to sell ordinary shares held by the Company as treasury shares for cash as if section 561(1) of the Companies Act does not apply to any such allotment.
Date  , 2025
Signature
☐
Please tick here if you are appointing more than one proxy.

Notes:
(1) Resolutions and voting
The proposed resolutions will be put to vote on a poll. This results in a more accurate reflection of the views of Shareholders ensuring that votes by proxy will be fully-counted. On a poll, each Shareholder has one vote for every share held. The Board of Directors recommends you vote FOR each the above proposed resolutions.
Resolutions 1 to 9 are proposed as ordinary resolutions. On a poll, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution. Resolution 10 is proposed as a special resolution. On a poll, a special resolution is passed if it is approved by holders representing not less than 75% of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution.
If you select “Discretion” or if no voting indication is given, this proxy will be voted in accordance with the Board of Directors’ recommendations. The vote “Withheld” option is to enable you to abstain on any particular resolution. A vote withheld is not a vote in law, which means that the vote will not be counted in the calculation of votes for or against the resolution. The proxy may vote or abstain from voting as he/she thinks fit with respect to any other resolution that is put to the meeting.
The results of the voting and any other information required by the U.K. Companies Act 2006 will be made available on our website (https://www.veronapharma.com) as soon as reasonably practicable following the AGM and for the required period thereafter.
(2) Appointment of proxies
Generally, members are entitled to appoint a proxy to exercise all or any of their rights to attend and to speak and vote on their behalf at the AGM. A proxy need not be a Shareholder of the Company. A Shareholder may appoint more than one proxy in relation to the AGM provided that each proxy is appointed to exercise the rights attached to a different share or shares held by that Shareholder. To be valid, the form of proxy and the power of attorney or other authority (if any) under which it is signed or a certified copy of such power or authority must be lodged at the office of the Company Secretary, Verona Pharma plc, c/o Shakespeare Martineau LLP, 6th Floor, 60 Gracechurch Street, London EC3V 0HR BY HAND or BY POST, or BY EMAIL to ben.harber@shma.co.uk, so as to be received not less than 48 hours before the time fixed for the holding of the AGM or any adjournment thereof (as the case may be), excluding any part of a day which is not a working day. The attached proxy statement explains proxy voting and the matters to be voted on in more detail. Please read the proxy statement carefully. For specific information regarding the voting of your ordinary shares, please refer to the proxy statement under the section entitled “Questions and Answers About the Annual General Meeting.”
In the case of a member that is a corporation, the form of proxy must be executed under its common seal or executed on its behalf by a duly authorized officer or attorney for the company. Any corporation that is a member may also appoint one or more representatives who may exercise on its behalf all of its powers as a member provided they do not do so in relation to the same shares.
To change your proxy instructions, simply submit a new form of proxy as set out above. Note that the cut-off times for receipt of proxy appointments (see above) also apply in relation to amended instructions; any amended proxy instructions received after the relevant cut-off time will be disregarded. Please contact the Company Secretary (as noted above) to obtain a new form of proxy. If you submit more than one valid proxy appointment, the appointment validly received last before the latest time for receipt of forms of proxy will take precedence. If the Company is unable to determine which form of proxy was last validly received, none of them shall be treated as valid in respect of that Ordinary Share.
Further, the appointment under the form of proxy may be terminated by the member prior to the commencement of the AGM (or any adjournment of the AGM). To be valid, the notice of termination of the authority of the person appointed to act as proxy must be deposited at the offices of the Company Secretary, Verona Pharma plc, 6th Floor, 60 Gracechurch Street, London EC3V 0HR, no less than 48 hours (excluding non-working days) before the time fixed for the holding of the AGM or any adjournment thereof (as the case may be).
(3) Appointment of proxy by joint members
In the case of joint holders, where more than one of the joint holders purports to appoint a proxy, only the appointment submitted by the most senior holder will be accepted. Seniority is determined by the order in which the names of the joint holders appear in the Company’s register of members in respect of the joint holding (the first-named being the most senior).
(4) Issued shares and total voting rights
As at the close of business on March 11, 2025 (being the latest practicable date prior to publication of this document), the Company’s issued ordinary share capital comprised 632,885,126 voting ordinary shares. Each voting ordinary share carries the right to one vote at the AGM and therefore the total number of voting rights at the close of business on March 11, 2025 is 632,885,126.
This proxy is solicited on behalf of the Board of Directors. The shares represented by this proxy, when properly executed, will be voted in accordance with the specifications indicated herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
In accordance with the terms of the deposit agreement by and among the Company, Citibank, N.A. as depositary and holders and beneficial owners of American Depositary Shares (“ADSs”) issued thereunder dated as of May 2, 2017, holders of ADSs who do not provide the depositary bank with voting instructions on or before the record date for ADS holders will be deemed to have instructed the depositary bank to give a discretionary proxy to a person designated by the Company to vote the underlying ordinary shares at the AGM.